FILE NO. 1-9120

                                 FORM U-3A-2

                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C.

                        Statement by Holding Company
                    Claiming Exemption Under Rule U-3A-2
                         from the Provisions of the
                 Public Utility Holding Company Act of 1935

                    To Be Filed Annually Prior to March 1

                PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

--------------------------------------------------------------------------------

                              (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:


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      1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG has two direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and PSEG Energy Holdings Inc. (Energy Holdings), formerly known as Enterprise Diversified Holdings Incorporated. PSEG also has 274 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. As of December 31, 1998, PSE&G comprised 82% of PSEG's assets. PSE&G's 1998 revenues were 94% of PSEG's revenues and PSE&G's earnings available to PSEG were 92% of PSEG's net income.

PSE&G has 7 direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation) and one indirect wholly-owned subsidiary, as follows:

1.1.A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $125 million aggregate principal amount at any one time outstanding with respect to its 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3.

1.1.B. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. NJP acquires certain real estate from time to time.


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1.1.C. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

1.1.D. Soil Extraction Technologies, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive and is in the process of dissolution.

1.1.E. The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. TFC acquires certain real estate from time to time.

1.1.F. Enterprise Ventures & Services Corporation, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive and is in the process of dissolution.

1.1.G. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium), a New Jersey limited liability company formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. New Millennium is a direct 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey.

1.1.G.1. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tradelink is a direct subsidiary of Public Service New Millennium Economic Development Fund L.L.C. and operates a full service turn-key office suite facility designed to attract foreign firms to establish a business presence in New Jersey.

1.1.H. Public Service Energy Trading Company (PS Trading), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey, 07102 and is currently inactive.

1.1.I. Gridco International L.L.C. (Gridco International), a Delaware corporation, has its principal executive offices at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. Gridco International, a direct 50%-owned subsidiary of PSE&G with the remaining 50% owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation, is currently inactive.

1.2. PSEG Energy Holdings Inc., formerly known as Enterprise Diversified Holdings Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's nonutility businesses. On June 12, 1998, PSEG renamed certain of its principal non-utility subsidiaries. Enterprise Diversified Holdings Incorporated was renamed PSEG Energy Holdings Inc.; Community Energy Alternatives Incorporated was renamed PSEG Global Inc.; Energis Resources Incorporated was renamed PSEG Energy Technologies Inc. and Public Service Resources Corporation was renamed PSEG Resources Inc.

As of December 31, 1998, Energy Holdings comprised 17% of PSEG's assets. Energy Holdings' 1998 revenues were 6% of PSEG's revenues and Energy Holdings' 1998 net income was 8% of PSEG's net


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income. Energy Holdings' 6 direct wholly-owned subsidiaries and 258 indirect subsidiaries are as follows:

1.2.A. PSEG Resources Inc. (PSEG Resources), formerly known as Public Service Resources Corporation, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources makes primarily passive investments in assets that can provide funds for future growth as well as provide incremental earnings for Energy Holdings, including leveraged leases, project financings, venture capital funds, leveraged buyout funds and securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 1998, PSEG Resources comprised 10% of PSEG's assets. PSEG Resources' 1998 revenues were 2% of PSEG's revenues and PSEG Resources' 1998 net income was 9% of PSEG's net income. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has 12 direct and 6 indirect wholly-owned subsidiaries as follows:

1.2.A.1. Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC has as its sole investment an undivided interest in the Beaver Valley 2 Nuclear Generating Station, Shippingport, Pennsylvania by virtue of a leveraged lease transaction.

1.2.A.2. Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several leveraged lease transactions.

1.2.A.3. The Water Source, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive and is in the process of dissolution.

1.2.A.4. Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSEG Resources to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.2.A.5. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 1998, RCMC comprised 4% of PSEG's assets. RCMC's 1998 revenues were 1% of PSEG's revenues and RCMC's 1998 net income was 3% of PSEG's net income. RCMC has investments in a project financing and several leveraged leases. RCMC has six direct wholly-owned subsidiaries as follows:

1.2.A.5.(a) Franklin Street Real Estate, Inc. (Franklin), a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801. Franklin acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.


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1.2.A.5.(b) Renaissance Tower Associates, Inc. (Tower), a Connecticut
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tower is the lender under a loan agreement and issuer of lender notes under a leveraged lease transaction.

1.2.A.5.(c) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC.

1.2.A.5.(d) RCMC One, Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.A.5.(e) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 407, Wilmington, Delaware 19801. RCMCI has investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility and a limited partnership investment in an ethylene facility in Sweeny, Texas.

1.2.A.5.(f) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 407, Wilmington, Delaware 19801. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

1.2.A.6. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.2.A.7. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.2.A.8. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.2.A.9. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.2.A.10. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 407, Wilmington, Delaware 19801. PSRCI has investments in several leveraged lease transactions and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.


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1.2.A.11. PSRC I, Inc. (PSRC I), formerly PSRC Del. Inc., a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 407, Wilmington, Delaware 19801. PSRC I has investments in leveraged buyout funds, limited partnerships and securities.

1.2.A.12. Enterprise Energy Technology Group, Inc., a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B. PSEG Global Inc. (PSEG Global), formerly known as Community Energy Alternatives Incorporated, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG Global invests and participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power production facilities (IPP), and electric distribution companies. The majority of such IPPs are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), 8 of which are designated as "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and 7 of which are designated as "exempt wholesale generators"
(EWGs) under PUHCA. PSEG Global is a wholly-owned subsidiary of PSEG Energy Holdings Inc. PSEG Global has 3 direct wholly-owned subsidiaries, PSEG Global New Jersey Inc. (PSEG NJ), PSEG Global USA Inc. (PSEG Global USA), and PSEG India Company, as well as 220 indirect subsidiaries including limited and general partnership interests. PSEG NJ and its subsidiaries invest in projects in New Jersey which sell power to PSE&G. PSEG Global USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as transmission and distribution projects. PSEG India Company and its subsidiaries invest in projects in India. In addition to its investment in PSEG NJ, PSEG Global USA, and PSEG India Company, PSEG Global is a limited partner in 2 QFs: (i) UAH-Hydro Kennebec Limited Partnership (15.6% partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% partnership interest) which owns a solar facility in Kramer Junction, California. PSEG Global also is a limited partner in (i) Indeck North American Power Fund, L.P. (Indeck) (6.8% partnership interest) which invests in QFs and EWGs, and (ii) Indeck North American Power Partners, L.P. (13.3% partnership interest), which is the general partner of Indeck. In addition, Indeck owns a 99% interest in Indeck Harbor, LLC (Indeck Harbor) and, in turn, Indeck Harbor owns a 70% general partnership interest in Harbor Cogeneration Company. As of December 31, 1998, PSEG Global comprised 6% of PSEG's assets. PSEG Global's 1998 revenues were 2% of PSEG's revenues and PSEG Global's 1998 net income was 1% of PSEG's net income.

1.2.B.1. PSEG Global New Jersey Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG NJ has 3 direct subsidiaries and 4 indirect subsidiaries as described below:

1.2.B.1.(a) PSEG Eagle Point Inc. (PSEG EPI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG EPI is a 50% general partner in Eagle Point Cogeneration Partnership
(EPCP).

1.2.B.1.(a)(i) EPCP, a New Jersey limited partnership, has its principal executive offices at U.S. Route 130 and Interstate 295, West Deptford, New Jersey 08096, and owns a natural gas-fired cogeneration QF in West Deptford, New Jersey.


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1.2.B.1.(b) PSEG Newark Bay Inc. (PSEG NBI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG NBI is a 1% general partner in Newark Bay Cogeneration Partnership, L.P. (NBCPLP). PSEG NJ is a 49% limited partner in NBCPLP.

1.2.B.1.(b)(i) NBCPLP, a New Jersey limited partnership, has its principal executive offices at 414-462 Avenue P, Newark, New Jersey 07105. NBCPLP owns a natural gas-fired cogeneration QF in Newark, New Jersey. NBCPLP also owns 100% of NBCP Urban Renewal Corporation (NBCPURC) and a 99% limited partnership interest in NBCP Urban Renewal Partnership (NBCPURP).

1.2.B.1.(b)(i)(A) NBCPURC, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. NBCPURC is a 1% general partner in NBCPURP.

1.2.B.1.(b)(i)(A)(i) NBCPURP, a New Jersey limited partnership, has its principal executive offices at 414-462 Avenue P, Newark, New Jersey 07105. NBCPURP leases the site of a natural gas-fired cogeneration QF in Newark, New Jersey.

1.2.B.1.(c) PSEG Newark Bay Services Inc. (PSEG NBS), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG NBS provides operation and maintenance services to a natural gas-fired cogeneration facility in Newark, New Jersey, which is a QF. (See PSEG NBI above.)

1.2.B.2. PSEG Global USA Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG Global USA has a total of 206 direct and indirect subsidiaries including limited and general partnership interests as described below:

1.2.B.2.(a) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns 18.63% of Inversora de San Nicolas, S.A. (ISN), 33.33% of Empresa Argentina Electrica I, Inc. (EAEI), and 4.95% of AES San Nicolas, Inc. (ASNI).

1.2.B.2.(a)(i) ASNI, a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN.

1.2.B.2.(a)(i)(A) ISN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. ISN owns an 88% controlling stockholder interest in Central Termica San Nicolas, S.A. (CTSN).

1.2.B.2.(a)(i)(A)(i) CTSN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns a coal-fired electric generating station in San Nicolas, Argentina, and is an EWG.

1.2.B.2.(a)(i)(B) EAEI, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has a 1% general partnership interest in Empresa Argentina Electrica LP (EAELP). PSEG Americas, Inc. owns a 33% limited partnership interest in EAELP.


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1.2.B.2.(a)(i)(B)(i) EAELP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has 1 direct and 1 indirect wholly-owned subsidiary as described below:

1.2.B.2.(a)(i)(B)(i)(a) Empresa Argentina Electrica II, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has 1 direct wholly-owned subsidiary as described below:

1.2.B.2.(a)(i)(B)(i)(a)(i) Empresa Argentina Electrica, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(b) Deblois Investments, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is presently inactive.

1.2.B.2.(c) National Energy Partners, a Delaware limited partnership, has its principal executive offices at 11645 Wilshire Blvd., Suite 750, Los Angeles, California 90024, and owns 100% of GWF Power Systems Company, Inc. (GWF PSC). PSEG Global USA is a 50% general partner in National Energy Partners.

1.2.B.2.(c)(i) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC and GWF Power Systems, L.P. (GWFLP), together hold a 50% indirect interest in the revenues (but do not share in operating or other costs) derived from the (1) capacity payments related to 11.3 MW of incremental capacity and (2) net dispatch payment received by the owner of a natural gas-fired cogeneration QF in Newhall, California. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(c)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is a 2% managing general partner of GWFLP. GWF Bay is an indirect 50% owned subsidiary of PSEG Global USA.

1.2.B.2.(c)(i)(A)(i) GWFLP, a California limited partnership, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and owns and operates five petroleum coke-fired small power production QFs in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition PSEG Bay Area Inc. (PSEG Bay), owns a 0.5% general partnership interest in GWFLP.

1.2.B.2.(c)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is a 2% managing general partner of Hanford L.P. (HLP). GWF HI is an indirect 50% owned subsidiary of PSEG Global USA.

1.2.B.2.(c)(i)(B)(i) HLP, a California Limited Partnership, has its registered office at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP. PSEG Hanford Inc. (PSEG HI) owns a 0.5% general partnership interest in HLP.


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1.2.B.2.(d) PSEG Asia Inc. (PSEG Asia), a Delaware corporation, has its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region, People's Republic of China (China) and is a developer of power production facilities in Asia which are each expected to qualify upon completion as an EWG or a FUCO. PSEG Asia has the following direct and indirect wholly-owned subsidiaries.

1.2.B.2.(d)(i) PSEG Asia Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. has one wholly-owned subsidiary.

1.2.B.2.(d)(i)(A) Shanghai Yaneng Trading Company Limited, a Chinese company, has its principal executive offices at No. 1 Ji Long Road, Room 2104, Wai Gao Qiao Bonded Zone, Shanghai, People's Republic of China, and provides personnel and other services for the development of PSEG Asia Ltd.'s projects in China.

1.2.B.2.(e) PSEG Baja Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(f) PSEG Conemaugh Management Inc. (PSEG CMI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG CMI is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.2.B.2.(f)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc. (described below) is a 49.5% limited partner in PRRA.

1.2.B.2.(g) PSEG GWF Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and has 2 direct wholly-owned subsidiaries as described below:

1.2.B.2.(g)(i) PSEG Bay, a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG Bay is a 0.5% general partner in GWFLP (described above), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. All five facilities are QFs.

1.2.B.2.(g)(ii) PSEG HI, a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG HI is a 0.5% general partner in Hanford L.P. (HLP) (described above), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP.

1.2.B.2.(h) PSEG Hawaiian Investment Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.


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1.2.B.2.(i) PSEG Hawaiian Management Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is a 1% general partner in KIPLP.

1.2.B.2.(i)(i) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.2.B.2.(i)(i)(a) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.2.B.2.(j) PSEG India Inc., a Delaware corporation, has its principal executive offices at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034 and is a developer of power production facilities in India, each of which is expected to qualify upon completion as an EWG.

1.2.B.2.(k) PSEG International Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(k)(i) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(k)(ii) PSEG Americas Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.2.B.2.(k)(ii)(A) La Plata I Inc., a Delaware Company, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. La Plata I Inc. is a direct and wholly owned subsidiary of PSEG Americas Inc.

1.2.B.2.(k)(ii)(A)(i) La Plata Partners L.P., a Delaware Limited Partnership, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of holding shares or other equity interests and to invest in other entities which are directly or indirectly engaged in the electric energy business. La Plata I, Inc. holds a direct 33.33% interest in La Plata Partners L.P. La Plata II, Inc. (described below) holds a direct 1% interest in La Plata Partners, L.P.

1.2.B.2.(k)(ii)(A)(i)(a) La Plata Holdings, Inc., a Delaware Corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in Camille, Ltd. La Plata Holdings Inc. is a direct wholly owned subsidiary of La Plata Partners, L.P.

1.2.B.2.(k)(ii)(A)(i)(a)(i) Camille Ltd., a Cayman Islands company, has its registered offices at Leeward One Building, Safe Haven Corporate Centre, West Bay Road, P.O. Box 31106SMB, George Town,


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Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of executing, delivering and performing its obligations under and consummating the transaction contemplated by the Stock Purchase Agreement. 100% of Class A Preferred stock is directly owned by La Plata Holdings Inc. 33.33% of the Class B Common stock is directly owned by Wildwood I Ltd. (described below).

1.2.B.2.(k)(ii)(A)(i)(a)(i)(A) Luz de la Plata S.A., an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of investing in generation, transformation, transmission, distribution, commercialization, purchase and sale of electricity. Luz de la Plata S.A. is a direct wholly owned subsidiary of Camille Ltd.

1.2.B.2.(k)(ii)(A)(i)(a)(i)(B) Compania de Inversiones en Electricidad S.A. (COINELEC), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of making investments, including participation in joint ventures, buying and selling stocks, bonds, debentures or other assets, public or private, and any related activities. A 40% interest in COINELEC is directly owned by Camille Ltd. (described above), the remaining 60% interest is directly owned by Luz de la Plata S.A. (described above).

1.2.B.2.(k)(ii)(A)(i)(a)(i)(B)(i) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, is a FUCO, and was formed for the purpose of offering services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. (described above) and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

1.2.B.2.(k)(ii)(A)(i)(a)(i)(B)(ii) Central Dique Sociedad Anonima (Central Dique), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose producing electricity and selling it in bulk. COINELEC (described above) holds a 51% interest in Central Dique.

1.2.B.2.(k)(ii)(B) La Plata II, Inc., a Delaware Corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. A 33.33% interest in La Plata II, Inc. is directly held by PSEG Americas Inc. (described above).

1.2.B.2.(k)(ii)(C) PSEG Americas Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEG Americas Ltd. has the following direct and indirect wholly and partially owned subsidiaries as described below. Termo Santander Management Company Ltd., C.A. was sold in August 1998.

1.2.B.2.(k)(ii)(C)(i) Andina Mendoza I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies and is presently inactive. Andina Mendoza I Company is a direct wholly owned subsidiary of PSEG Americas Ltd.

1.2.B.2.(k)(ii)(C)(ii) PSEGAOC, a Cayman Island company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in CEA Operating Argentina S.A.(CEA OA). (The remaining 0.01% interest is owned by CEMAS Corporation (described above)). PSEGAOC is a directly 90% owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.2.B.2.(k)(ii)(C)(ii)(a) CEA OA, an Argentina company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.2.B.2.(k)(ii)(C)(ii)(a)(i) Empresa Distribuidora de Energia Norte S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.2.B.2.(k)(ii)(C)(ii)(a)(ii) Empresa Distribuidora de Energia Sur S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.2.B.2.(k)(ii)(C)(iii) PSEG Brasil Ltda., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degrees) Andar Conjunto 81, Sao Paulo, CEP04575-020, Brazil, and provides management and business development services. PSEG Brasil Ltda. is 99.9% directly owned by PSEG Americas Ltd. (described above) and 0.1% directly owned by IPE Energia S.A. (IPE) (described below).

1.2.B.2.(k)(ii)(C)(iv) PSEG Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary.

1.2.B.2.(k)(ii)(C)(iv)(a) Terra Roxa Participacoes S.A. (TRPSA), a Brazilian company has its registered office at Rua Luigi Galvani 200, 8(degrees) Andar, Conjunto 81, Sala A Sao Paulo, CEP04575-020, Brazil and is currently inactive. PSEG Brazil III Company owns the remaining 50% interest in TRPSA.

1.2.B.2.(k)(ii)(C)(v) PSEG Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary, TRPSA (described above) which is also 50% owned by PSEG Brazil II Company (described above).

1.2.B.2.(k)(ii)(C)(vi) PSEG Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(k)(ii)(C)(vi)(a) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(k)(ii)(C)(vi)(a)(i) PSEG Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia, S.A., formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian electrical distribution company located in the State of Rio Grande do Sul ("RGE") and currently owns a 50% interest in CEA Rio Grande S.A. and IPE (the other 50% interest in each company is owned by PSEG Brazil I Company).

1.2.B.2.(k)(ii)(C)(vi)(a)(i)(A) CEA Rio Grande S.A., a Brazilian company has its registered office at Rua Luigi Galvani 200, 8(degrees) Andar, Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil and is presently inactive.

1.2.B.2.(k)(ii)(C)(vi)(a)(i)(B) IPE, a Brazilian company has its registered office at Rua Luigi Galvani 200, 8(degrees) Andar Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil, and owns a 99.9% interest in CEA Brasil Operacoes Ltda., a Brazilian company (the remaining 0.1% ownership interest is held by PSEG Brazil Company), and owns a 31.41% interest in RGE. IPE also owns 0.01% of PSEG Brasil Ltda as described below:

1.2.B.2.(k)(ii)(C)(vi)(a)(i)(B)(i) RGE, a Brazilian company, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903, is 31.41% owned by IPE, and is a FUCO.

1.2.B.2.(k)(ii)(C)(vi)(a)(i)(B)(ii) CEA Brasil Operacoes Ltda., a Brazilian company has its registered office at Rua Luigi Galvani 200, 8(degrees) Andar Conjunto 81, Sala C Sao Paulo, CEP04575-020, Brazil and is presently inactive. IPE owns a direct 99.9% interest in CEA Brasil Operacoes Ltda. and PSEG Brazil Company directly owns the remaining 0.1%.

1.2.B.2.(k)(ii)(C)(vi)(a)(ii) PSEG Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in CEA Rio Grande S.A. and IPE (the remaining 50% interest in each company is owned by PSEG Brazil Company) (described above).

1.2.B.2.(k)(ii)(C)(vii) PSEG Brazil Operating Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(k)(ii)(C)(viii) PSEG Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following wholly-owned and partially-owned direct and indirect subsidiaries as described below:

1.2.B.2.(k)(ii)(C)(viii)(a) PSEG Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(k)(ii)(C)(viii)(b) PSEG Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(k)(ii)(C)(viii)(c) PSEG Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one 33% directly-owned subsidiaries as described below:

1.2.B.2.(k)(ii)(C)(viii)(c)(i) AES Parana Operations SRL, an Argentine company has its registered office in Buenos Aires, Argentina and was formed for the purpose of making a future investment in Argentina. AES Parana Operation SRL owns 1% of AES Parana SCA (described below). PSEG Cayman Americas V Company owns an additional 33% of AES Parana SCA.

1.2.B.2.(k)(ii)(C)(viii)(c)(ii) AES Parana SCA, an Argentine company, has its registered office in Buenos Aires, Argentina and was formed for the purpose of providing maintenance and operation services for a future investment in Argentina.

1.2.B.2.(k)(ii)(C)(viii)(d) PSEG Inversora S.A., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and was formed for the purpose of making future investments in Latin America. PSEG Cayman Americas Company (described above) owns 99.99% of PSEG Invesora S.A. PSEG Americas Ltd. owns the remaining 0.01% of PSEG Inversora S.A.

1.2.B.2.(k)(ii)(C)(ix) PSEG Electrica, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Venezuela.

1.2.B.2.(k)(ii)(C)(x) PSEG Peru LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management and operational support services to projects in Latin America.

1.2.B.2.(k)(ii)(C)(xi) Peru Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(k)(ii)(C)(xii) Terra Roxa I Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(k)(ii)(C)(xiii) Transamerica Energy Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Panama.

1.2.B.2.(k)(ii)(C)(xiv) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect partially owned subsidiaries.

1.2.B.2.(k)(ii)(C)(xiv)(a) Turboven Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies and was has four direct wholly owned subsidiaries described below. Turboven Company is a direct 50% owned subsidiary of Venergy Holdings Company.

1.2.B.2.(k)(ii)(C)(xiv)(a)(i) Turboven Cagua Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.2.B.2.(k)(ii)(C)(xiv)(a)(ii) Turboven Maracay Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.2.B.2.(k)(ii)(C)(xiv)(a)(iii) Turboven Valencia Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.2.B.2.(k)(ii)(C)(xiv)(a)(iv) Turboven Victoria Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America.

1.2.B.2.(k)(ii)(C)(xv)Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 0.014% owned subsidiary described below. A 92.843% interest is owned by Rayo-Andino Inversora Company also described below.

1.2.B.2.(k)(ii)(C)(xv)(a) Promotora Termica del Cafe SCA, a Colombian company has its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia and was formed for the purpose of making future investments in Colombia.

1.2.B.2.(k)(ii)(C)(xvi)Rayo-Andino Inversora Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 92.843% owned subsidiary described above. A 0.014% interest is owned by Rayo-Andino Gestora Company, also described above.

1.2.B.2.(k)(ii)(C)(xvii) Venergy Distribudora Uno, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(k)(ii)(C)(xviii) Venergy Distribudora Dos, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(k)(ii)(C)(xvix) Wildwood I Ltd, a Cayman Islands company has its registered offices at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is a direct wholly owned subsidiary of PSEG Americas Ltd.

1.2.B.2.(k)(ii)(D) PSEG Americas II Ltd. (PSEGAII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEGAII has one direct wholly-owned subsidiary, one direct 50% owned subsidiary, and one indirect 17.13% owned subsidiary as described below:

1.2.B.2.(k)(ii)(D)(i) Bahia Participacoes Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. Bahia Participacoes Ltda., is a directly wholly owned subsidiary of PSEGAII and is presently inactive.

1.2.B.2.(k)(ii)(D)(ii) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuela company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV is 50% directly owned by PSEGAII. TGV owns 17.13% of Turbogeneradores Maracay, C.A. (TGM).

1.2.B.2.(k)(ii)(D)(ii)(a) TGM, a Venezuela company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.2.B.2.(k)(ii)(E) Andina Electrica, Inc. (AEI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 51% limited partnership interest in Andina Mendoza Partner L.P. (AMPLP) as described below:

1.2.B.2.(k)(ii)(E)(i) AMPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly wholly owns Andina Mendoza Corporation (AMC) as described below:

1.2.B.2.(k)(ii)(E)(i)(a) AMC, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly owns 51% of Andina Mendoza Company (AMCO) as described below. The remaining 49% is directly owned by PSEG Cayman Americas Company (described above).

1.2.B.2.(k)(ii)(E)(i)(a)(i) AMCO, a Cayman Islands company, has its registered office Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has four wholly-owned subsidiaries as described below:

1.2.B.2.(k)(ii)(E)(i)(a)(i)(A) PSEG Cayman Americas I Company, a Cayman Islands company, has its registered office Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands,

British West Indies, and has one 99.9916% subsidiary and one indirect partially owned subsidiary as described below. (PSEG Cayman Americas II Company (Cayman
II) owns the remaining 0.0083%.)

1.2.B.2.(k)(ii)(E)(i)(a)(i)(A)(i) CEA Operatora S.R.L., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina and has one 40% direct subsidiary as described below:

1.2.B.2.(k)(ii)(E)(i)(a)(i)(A)(i)(a) Inversora Electrica Cuyana S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and is presently inactive.

1.2.B.2.(k)(ii)(E)(i)(a)(i)(B) PSEG Cayman II, a Cayman Islands company, has its registered office Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns 0.0083% of CEA Operadora S.R.L. (described above).

1.2.B.2.(k)(ii)(E)(i)(a)(i)(C) Cuyana, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 1% general partnership interest in AMPLP (described above).

1.2.B.2.(k)(ii)(E)(i)(a)(i)(D) Mendoza Energia, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48% limited partnership interest in AMPLP (described above).

1.2.B.2.(k)(ii)(F) PSEG Peru Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(k)(ii)(G) PSEG Power Inc., a Delaware limited liability company, has its registered office at 1200 East Ridgewood Avenue, Ridgewood, NJ 07450, and was formed for the purpose of making investments in Latin America.

1.2.B.2.(k)(iii) PSEG Americas Services Inc. (PSEG-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.2.B.2.(k)(iv) PSEG Barka Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

1.2.B.2.(k)(iv)(A) Barka Power Holdings Ltd. (BPH), a Bermuda corporation, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX, Bermuda. BPH was formed for the purpose of investing in power facilities in Muscat, Oman, which are expected to qualify upon completion as an EWG.

1.2.B.2.(k)(v) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(k)(v)(A) PSEG India Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following 20 direct wholly-owned and one indirect partially-owned subsidiaries:

1.2.B.2.(k)(v)(A)(i) PSEG Ambalamugal Energy Company Ltd. (Ambalamugal), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India, each of which upon completion is expected to qualify as an EWG.

1.2.B.2.(k)(v)(A)(ii) PSEG Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.2.B.2.(k)(v)(A)(ii)(a) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Vijaya Building (7th Floor), 17 Barakhamba Road, New Delhi 110001, India, and will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India.

1.2.B.2.(k)(v)(A)(iii) PSEG Cochin Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(iv) PSEG Cuddalore Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(v) PSEG Hospet Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(vi) PSEG Kakinada Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(vii) PSEG Kolhapur Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(viii) PSEG Kollumangudi Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(ix) PSEG Krishnapatnam Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(x) PSEG Manali Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xi) PSEG Narela Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xii) PSEG North Chennai Ltd. (formerly PSEG North Madras Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xiii) PSEG Parbati Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xiv) PSEG SAIL Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xv) PSEG SEPC Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xvi) PSEG Surat Garh Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xvii) PSEG Teesta Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xviii) PSEG Tuticorin Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xix) PSEG Vembar Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(v)(A)(xx) PSEG Yamunanagar Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(vi) PSEG China Inc. (PSEG China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(k)(vi)(A) C.T. Meiya Power Company, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and is in the process of dissolution.

1.2.B.2.(k)(vi)(B) Meiya Power Company Limited, a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(k)(vi)(B)(i) PSEG Shanghai BFG Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has two direct 50% owned subsidiaries as described below:

1.2.B.2.(k)(vi)(B)(i)(a) CanAm Energy China Holdings, LLC (CanAm), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which are expected to qualify upon completion as an EWG. PSEG China indirectly owns 25% of CanAm. Can Am has a 65% interest in Shanghai Wei-Gang Energy Company Ltd., described below.

1.2.B.2.(k)(vi)(B)(i)(a)(i) Shanghai Wei-Gang Energy Company Ltd.. (SWGEC), a Chinese joint venture company, has its registered office at Room 1001, Commercial Tower, 800 Quyang Road, Shanghai, China 200437 and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which is expected to qualify upon completion as a FUCO.

1.2.B.2.(k)(vi)(B)(i)(b) WEI/CEA China Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is in the process of dissolution.

1.2.B.2.(k)(vi)(B)(ii) PSEG Tongzhou Cogen Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct 80% owned subsidiary as described below:

1.2.B.2.(k)(vi)(B)(ii)(a) PSEG Tongzhou Meiya Cogeneration Company Limited
(TMCC), a Chinese joint venture company, has its offices at Tinsha Toun, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China, which is expected to qualify upon completion as an EWG. PSEG China indirectly owns 40% of TMCC.

1.2.B.2.(k)(vi)(B)(iii) PSEG (Bermuda) Holdings Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd.
(SMJE), as described below:

1.2.B.2.(k)(vi)(B)(iii)(a) SMJE, a Chinese joint venture company, has its registered office at Lot #21, Jinqiao EPZ, Shanghai, China, and owns and operates an oil-fired steam plant in Shanghai, China. PSEG China indirectly owns 30% of SMJE.

1.2.B.2.(k)(vi)(B)(iv) China U.S. Power Partners I, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), as described below:

1.2.B.2.(k)(vi)(B)(iv)(a) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China which is an EWG. PSEG China indirectly owns 15% of Jingyuan.

1.2.B.2.(k)(vi)(C) PSEG Anqing Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is in the process of dissolution.

1.2.B.2.(k)(vi)(D) PSEG Asia Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is in the process of dissolution.

1.2.B.2.(k)(vi)(E) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., (China Holdings), a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has 11 wholly-owned subsidiaries and one indirect partially owned subsidiary as detailed below:

1.2.B.2.(k)(vi)(E)(i) Pinyi Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(ii) PSEG Asia I Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(iii) PSEG Asia II Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(iv) PSEG Wuxue Cogeneration Ltd. (formerly PSEG Asia III Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(v) PSEG Doulinzi Hydropower Ltd. (formerly PSEG Asia IV Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(vi) PSEG Haian Power Co. Ltd.(formerly PSEG Asia V Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(vii) PSEG Philippines Power LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(k)(vi)(E)(viii) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(ix) PSEG Xuzhou Cogeneration Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(x) PSEG Zhuzhou Cogen Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(E)(xi) PSEG Zuojiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China which are expected to qualify upon completion as an EWG. PSEG Zuojiang Hydropower Ltd. has a direct 60% interest in Guangxi Zuojiang Meiya Power Co. Ltd. described below.

1.2.B.2.(k)(vi)(E)(xi)(a) Guangxi Zuojiang Meiya Power Co. Ltd., a Chinese joint venture company, has its registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China and owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China which is expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vi)(F) PSEG Huangshi Power Ltd., a Bermuda limited liability company, has its principal offices at Clarenden House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in China.

1.2.B.2.(k)(vi)(G) PSEG Meiya Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG and is in the process of dissolution.

1.2.B.2.(k)(vi)(H) PSEG Philippines Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is an EWG, and has one direct 27.8% owned subsidiary and five indirect partially owned subsidiaries as described below:

1.2.B.2.(k)(vi)(H)(i) Magellan Capital Holdings Corporation (MCHC), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has four direct 56% owned subsidiaries and one indirect subsidiary as described below:

1.2.B.2.(k)(vi)(H)(i)(a) Magellan Cogeneration Inc., a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and owns and operates a diesel-fired power generation facility in Cavite, Philippines which is an EWG and is 56% owned by MCHC.

1.2.B.2.(k)(vi)(H)(i)(b) Magellan Utilities Development Corporation (MUDC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and was formed for the purpose of investing in a power facility in the Philippines which is expected upon completion to qualify as an EWG. MUDC is 60% owned by MCHC.

1.2.B.2.(k)(vi)(H)(i)(b)(1) Pinamucan Power Corporation (PPC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and is presently inactive. PPC is 99.8% owned by MUDC.

1.2.B.2.(k)(vi)(H)(i)(c) Batangas Agro-Industrial Development Corporation
(BAID), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and owns certain real property that is the site of the EWG to be constructed by MUDC. BAID is 100% owned by MCHC.

1.2.B.2.(k)(vi)(H)(i)(d) Pinamucan Industrial Estates, Inc. (PIE), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and is presently inactive. PIE is 99.9% owned by MCHC.

1.2.B.2.(k)(vi)(I) PSEG Thailand Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries as described below:

1.2.B.2.(k)(vi)(I)(i) Power Advisors Company Limited (PACL), a Thailand company, has its principal executive offices at No. 55, 4th Floor, Sinkaehakam Building, Ratchadapisek Road, Kwaeng Dindaeng, Khet Dindaeng, Bangkok Metropolis, Thailand, and was formed for the purpose of investing in power facilities in Thailand. PSEG Thailand Power Ltd. directly owns 48.9977% of PACL. PACL has one partially owned direct subsidiary and four partially owned indirect subsidiaries as described below:

1.2.B.2.(k)(vi)(I)(i)(a) Energy and Infrastructure Development Co., Ltd. (EID), a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand and is a developer of power production facilities in Southeast Asia which are each expected to qualify upon completion as an EWG or FUCO. PSEG Thailand Power Ltd. has a direct 45% ownership interest in EID as well as an indirect 2.7% ownership interest in EID through its subsidiary PACL (described above). EID owns 75% of A & R Consultant Co., Ltd. (A&R), 75% of The Environmental and Energy Management Co., Ltd. (EEM), 95% of Sri U-Thong Co. Ltd.
(SUT), and 95% of Yala Power Producer Co., Ltd. (Yala), all of which are described below:

1.2.B.2.(k)(vi)(I)(i)(a)(i) A&R, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and provides environmental and water management consulting services in Thailand.

1.2.B.2.(k)(vi)(I)(i)(a)(ii) EEM, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and is a developer of alternative-fueled energy production facilities in Thailand.

1.2.B.2.(k)(vi)(I)(i)(a)(iii) SUT, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and provides engineering, procurement and construction services for electric power transmission lines and substations in Southeast Asia.

1.2.B.2.(k)(vi)(I)(i)(a)(iv) Yala, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and is developing a wood-waste-fired power production facility in Thailand which is expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vi)(I)(ii) PSEG Full Moon Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.2.B.2.(k)(vi)(I)(iii) PSEG Full Moon (L) Ltd., a Malaysian company, has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and is in the process of dissolution.

1.2.B.2.(k)(vi)(I)(iv) PSEG Pontianak Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.2.B.2.(k)(vi)(I)(v) PSEG Pontianak (L) Ltd., a Malaysian company, has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and has one direct 93.75% owned subsidiary as described below:

1.2.B.2.(k)(vi)(I)(v)(a) PT Pontianak Power, an Indonesian company, has its principal executive offices at Ximenzi Road, #9, Jinqiao EPZ, Shanghai, People's Republic of China and was formed for the purpose of investing in power facilities in Pontianak, Indonesia, which is expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vi)(J) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct wholly-owned subsidiary as described below:

1.2.B.2.(k)(vi)(J)(i) PSEG Zhou Kou Power Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhou Kou, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vii) PSEG Elcho (Delaware) Inc. (PSEG Elcho), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(k)(vii)(A) PSEG Europe B.V. (PSEG Europe), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, PSEG Europe is a direct wholly owned subsidiary of PSEG Elcho and has one direct wholly-owned subsidiary, Carlo Gavazzi Power B.V., three direct 99% owned subsidiaries, (the remaining 1% interest in each of the three subsidiaries is owned by PSEG Elcho) and one indirect partially owned subsidiary.

1.2.B.2.(k)(vii)(A)(i) PSEG Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vii)(A)(ii) PSEG Poland B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and directly owns a 17% equity interest in Elektrocieplownia Chorzow Elcho, S.z.o.o. ("Chorzow").

1.2.B.2.(k)(vii)(A)(ii)(a) Chorzow, a Polish company, has its principal executive offices at W. Sklodowskiez 3, 41-503 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vii)(A)(iii) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.2.B.2.(k)(vii)(A)(iv) Carlo Gavazzi Power, B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Italy.

1.2.B.2.(k)(viii) PSEG Global Ltd., a United Kingdom company, has its principal executive offices at 8 Bourdon Street, London E1X 9HX, England, and was formed for the purpose of managing development activities in Europe, India and the Middle East. PSEG Global Ltd. has one wholly-owned subsidiary described below:

1.2.B.2.(k)(viii)(A) PSEG Plan Ltd. (formerly Opalshore Limited), a United Kingdom company, has its principal executive offices at 8 Bourdon Street, London E1X 9HX, England, and was formed for the purpose of serving PSEG Global Ltd. as Trustee for its benefits plan.

1.2.B.2.(k)(ix) PSEG Punjab Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.2.B.2.(k)(x) PSEG Salalah Inc. (PSEG SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG SI has the following direct and indirect wholly and partially owned subsidiaries including one 50% directly-owned subsidiary, Salalah Power Holdings, Ltd.:

1.2.B.2.(k)(x)(A) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct wholly-owned and indirect partially-owned subsidiaries:

1.2.B.2.(k)(x)(A)(i) PSEG Global LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in Tunisia which are expected to qualify as an EWG.

1.2.B.2.(k)(x)(A)(ii) PSEG Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, and was formed for the purpose of investing in power facilities in Israel. PSEG Holdings Pte Ltd. has one 50% directly-owned subsidiary as described below:

1.2.B.2.(k)(x)(A)(ii)(a) O.P.C. Ramat Hovav Ltd., an Israeli company, has its registered office at 2 Hanamal Street, Haifa, Israel, and was formed for the purpose of investing in power facilities in Israel.

1.2.B.2.(k)(x)(B) Salalah Power Holdings, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG SI and has two direct wholly-owned subsidiaries.

1.2.B.2.(k)(x)(B)(i) Salalah Power Holdings I Ltd. (SPHI), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs. PSEG SI indirectly owns 50% of SPHI.

1.2.B.2.(k)(x)(B)(ii) Salalah Power Holdings II, Ltd. (SPHII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as an EWG. PSEG SI indirectly owns 50% of SPHII.

1.2.B.2.(l) PSEG International Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.2.B.2.(m) PSEG Kalaeloa Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership. (The remaining 99% limited partnership interest is owned by KIPLP, which is also described above.)

1.2.B.2.(n) PSEG Leasing Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.2.B.2.(n)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of HLP (described above) and the five Contra Costa County, California small power production facilities of GWFLP (described above).

1.2.B.2.(o) PSEG Mexico Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(p) PSEG Mount Carmel Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 49.5% limited partner in PRRA

(described above). PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by PSEG Global USA.

1.2.B.2.(q) PSEG New Hampshire Incorporated (PSEG NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. PSEG NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.2.B.2.(q)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.2.B.2.(r) PSEG Project Services Inc. (PSEG PRO), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. PSEG PRO provides engineering, procurement, construction and management services and owns a 50% general partnership interest in each of the two following limited partnerships:

1.2.B.2.(r)(i) National Energy Constructors, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, under which PSEG PRO constructed five petroleum coke-fired small power production facilities owned and operated by GWFLP (described above) and a petroleum coke and natural gas-fired cogeneration QF owned by HLP (described above).

1.2.B.2.(r)(ii) Tracy Operators, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production facility in Tracy, California in which PSEG Tracy Inc. (described below) has an ownership interest.

1.2.B.2.(s) PSEG Tracy Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.2.B.2.(s)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at New York Life Building, 501 W. Weber Avenue, Suite 104A, Stockton, California 95203. TEDPLP owns a small biomass-fired power production QF in Tracy, California.

1.2.B.3.PSEG India Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies. PSEG India Company has one direct wholly owned subsidiary, two indirect wholly owned subsidiaries, and two indirect, partially owned subsidiaries, all of which are described below:

1.2.B.3.(a) PSEG EAMS Ltd. (PSEG EAMS), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is a wholly owned subsidiary of PSEG India Company and has two direct, wholly owned subsidiaries and two indirect, partially owned subsidiaries which are described below:

1.2.B.3.(a)(i) PSEG Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and has one direct nearly wholly owned subsidiary as described below.

1.2.B.3.(a)(i)(A) PSEG PPN Operations Private Ltd., an Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, was formed for the purpose of operation and maintenance of power facilities in India and is an EWG. PSEG Ambalamugal Energy Company Ltd. (described above) owns one share of PSEG PPN Operations Private Ltd.

1.2.B.3.(a)(ii) PSEG PPN Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in India. As of March 1, 1999, status as an EWG was pending and anticipated to be granted. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC) as described below:

1.2.B.3.(a)(ii)(A) PPN PGC, an Indian company, has its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of owning and operating power facilities in India.

1.2.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate development and investment business. EGDC has investments in 8 commercial real estate properties (one of which is developed) in several states. EGDC is an 80% joint venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPIII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). As of December 31, 1998, EGDC comprised 0.4% of PSEG's assets and EGDC's 1998 net loss comprised 0% of PSEG's net income. EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has 9 direct and 2 indirect subsidiaries as described below:

1.2.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse.

1.2.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and is presently inactive.

1.2.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.2.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.2.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.5. SSSPIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.2.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.2.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.D. PSEG Energy Technologies Inc. (PSEG Energy Technologies), formerly Energis Resources Incorporated, a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSEG Energy Technologies, an energy services business, is a wholly-owned subsidiary of Energy Holdings. PSEG Energy Technologies provides a variety of energy related services to industrial and commercial customers. As of December 31, 1998, PSEG Energy Technologies comprised 0.7% of PSEG's assets and 1% of PSEG's revenues and PSEG Energy Technologies' 1998 net loss comprised (2)% of PSEG's net income. PSEG Energy Technologies has the following direct and indirect wholly-owned subsidiaries:

1.2.D.1. The Dowling Group Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 1117 Club House Road, Gladwynne, Pennsylvania 19035. Dowling Group is a wholly-owned subsidiary of PSEG Energy Technologies. Dowling Group has one direct subsidiary and two indirect subsidiaries, as follows:

1.2.D.2. Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19124. Fluidics is a 14% directly owned subsidiary of PSEG Energy Technologies and an 86% directly owned subsidiary of Dowling Group. Fluidics provides mechanical, construction and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.2.D.2.(a) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. is a wholly-owned subsidiary of Fluidics and provides mechanical, construction and building services.

1.2.D.2.(b) Wredna, Inc. (Wredna), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wredna is a wholly-owned subsidiary of Fluidics and owns various Fluidics trade and service marks which it licenses to Fluidics.

1.2.D.3. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory. On January 1, 1999, the outstanding stock of PSCRC was dividended by PSE&G to PSEG, which contributed such stock indirectly to Energy Technologies as an additional equity investment.

1.2.D.4. Arden Engineering Constructors Inc. (Arden), a Rhode Island corporation, has its principal executive offices at 435 Narragansett Park Drive, Pawtucket, Rhode Island 02861. Arden, which was purchased in January 1999, is a wholly-owned subsidiary of PSEG Energy Technologies. Arden provides mechanical, construction and building services.

1.2.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Capital is a wholly-owned financing subsidiary of Energy Holdings, which serves as a capital financing vehicle for Energy Holdings' businesses (excluding PSEG Energy Technologies), borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with PSEG.

1.2.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Funding, a wholly-owned subsidiary of Energy Holdings, serves as a capital financing vehicle for Energy Holdings' businesses (excluding EGDC and PSEG Energy Technologies), borrowing on their behalf on the basis of an unconditional guaranty from Energy Holdings, but without direct support from PSEG, as well as investing their short-term funds.

      2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

      PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

      PSEG's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. A description of the properties of PSE&G used for the generation, transmission, and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey, follows:

      ELECTRIC PROPERTIES

      As of December 31, 1998, PSE&G's share of installed generating capacity was 10,272 MW, as shown in the following table:

                                             INSTALLED       PRINCIPAL
NAME AND LOCATION                          CAPACITY (MW)     FUELS USED
----------------------------------------   ---------------  --------------
Steam:
   Hudson, Jersey City, NJ............         1,006          Coal/Gas
   Mercer, Hamilton, NJ...............           648          Coal/Gas
   Sewaren, Woodbridge Twp., NJ.......           453          Gas/Oil
   Linden, Linden, NJ.................           415            Oil
   Keystone, Shelocta, PA--22.84%(B)..           388            Coal
   Conemaugh, New Florence,
   PA--22.50%(B)......................           382            Coal
   Kearny, Kearny, NJ.................           280            Oil
                                              --------
      Total Steam.....................         3,572
                                              --------
Nuclear: (Capacity factor calculated
         in accordance with industry
         maximum dependable capability
         standards)
   Hope Creek, Lower Alloways Creek,
   NJ 95%(B)..........................           979          Nuclear
   Salem 1, Lower Alloways Creek, NJ
   42.59%(B)..........................           471          Nuclear
   Salem 2, Lower Alloways Creek, NJ
   42.59%(B)..........................           471          Nuclear
   Peach Bottom 2, Peach Bottom, PA
   42.49%(B)..........................           465          Nuclear
   Peach Bottom 3, Peach Bottom, PA
   42.49%(B)..........................           465          Nuclear
                                              --------
      Total Nuclear...................         2,851
                                              --------
Combined Cycle:
   Bergen, Ridgefield, NJ.............           675            Gas
   Burlington, Burlington, NJ.........           245            Gas
                                              --------
      Total Combined Cycle............           920
                                              --------
Combustion Turbine:
   Essex, Newark, NJ..................           617          Gas/Oil
   Edison, Edison Township, NJ........           504          Gas/Oil
   Kearny, Kearny, NJ.................           504          Gas/Oil
   Burlington, Burlington, NJ.........           389            Oil
   Linden, Linden, NJ.................           223          Gas/Oil
   Hudson, Jersey City, NJ............           129            Oil
   Mercer, Hamilton, NJ...............           129            Oil
   Sewaren, Woodbridge Township, NJ...           129            Oil
   Bayonne, Bayonne, NJ...............            42            Oil
   Bergen, Ridgefield, NJ.............            21            Gas
   National Park, National Park, NJ...            21            Oil
   Salem, Lower Alloways Creek, NJ
   42.59%(B)..........................            16            Oil
                                              --------
      Total Combustion Turbine........         2,724
                                              --------
Internal Combustion:
   Conemaugh, New Florence,
   PA--22.50%(B)......................             3            Oil
   Keystone, Shelocta, PA--22.84%(B)..             2            Oil
                                              --------
      Total Internal Combustion.......             5
                                              --------
Pumped Storage:
   Yards Creek, Blairstown,
   NJ--50%(B)(C)......................           200
                                              --------
      Total PSE&G.....................        10,272 (A)
                                              ========

(A) Excludes 695 MW of non-utility capacity and 505 MW of capacity sales.

(B) PSE&G's share of jointly owned facility.

(C) Excludes energy for pumping and synchronous condensers.

      In addition to the generating facilities in New Jersey and Pennsylvania as indicated in the table above, as of December 31, 1998, PSE&G owned 41 switching and/or generating stations with an aggregate installed capacity of 30,417,670 kilovolt-amperes and 222 substations with an aggregate installed capacity of 7,497,000 kilovolt-amperes. In addition, seven substations having an aggregate installed capacity of 103,250 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey.

      As of December 31, 1998, PSE&G's transmission and distribution system included approximately 154,634 circuit miles, of which approximately 38,538 miles were underground, and approximately 808,164 poles, of which approximately 538,759 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

      In addition, as of December 31, 1998, PSE&G owned four electric distribution headquarters and five subheadquarters in four operating divisions all located in New Jersey.

      GAS PROPERTIES

      As of December 31, 1998, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

                                                           DAILY CAPACITY
   PLANT                                  LOCATION           (THERMS)
   -----                                  --------           --------
   Burlington LNG...................      Burlington, NJ      773,000
   Camden LPG.......................      Camden, NJ          280,000
   Central LPG......................      Edison Twp., NJ     960,000
   Harrison LPG.....................      Harrison, NJ        960,000
                                                             --------
     Total..........................                        2,973,000
                                                            =========

      As of December 31, 1998, PSE&G owned and operated approximately 16,240 miles of gas mains, owned 11 gas distribution headquarters and two subheadquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, portions of the metering and regulating facilities were owned by the pipeline companies.

      3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

      (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

      PSEG    -   None

      PSE&G   -   40,739,000 Mwh. (retail and wholesale) sold primarily
                  in the state of New Jersey providing revenue of approximately $4,006 million in 1998

      PSE&G   -   355,919,153 Mcf. (1998 basis of 1,039 BTU/cubic foot)
                  sold in the state of New Jersey providing revenue of approximately $1,513 million in 1998

      (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

      PSEG    -   None

      PSE&G   -   None

      (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

      PSEG    -   None

      PSE&G   -   5,631,799 Mwh. Interchanged of physical sales in
                  multiple states, including primarily those states in the following power pools: New York, Pennsylvania, Virginia,
                  Florida, Ohio and Tennessee, providing revenue of approximately $160 million in 1998

      PSE&G   -   74,023,985 Mcf. total off-system sales sold in the
                  states of New Jersey (at N.J. City-Gate), New York,
                  Pennsylvania, Maryland, South Carolina, Ohio,
                  Washington, D.C., Virginia, North Carolina, Georgia,
                  Texas, Mississippi and Louisiana providing revenue of approximately $170 million in 1998

      (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

      PSEG    -   None

      PSE&G   -   9,621,209 Mwh. of physical purchases made in multiple
                  states, including primarily those states in the following power pools: New York, Pennsylvania, Virginia,
                  Florida, Ohio and Tennessee, at a cost of approximately
                  $207 million in 1998

      PSE&G   -   331,644,112 Mcf. received through sales and
                  transportation agreements with interstate pipelines having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio, Texas,
                  Louisiana and Mississippi at a cost of approximately
                  $1,096 million in 1998

      4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

      (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

            (i) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of PSEG India Limited.

            (ii) PSEG Meiya Power, Ltd. (PMP), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PMP was formed for the purpose of acquiring a controlling interest (51%) in the voting securities of Meiya Jingling (Nanjing) Cogen Power Co. Ltd. (MJCP), a Sino-Foreign Cooperative Joint Venture to be formed under the laws of the People's Republic of China. MJCP, after formation, will acquire an existing 100 MW coal-fired generation facility, consisting of three pulverized coal-fired boilers and two

                  50 MW extracting/condensing steam turbine generating sets located in Nanjing, Jiangsu Province, People's Republic of China. PMP is a direct wholly-owned subsidiary of PSEG China.

            (iii) PSEG Philippines Holdings LLC (PPHLLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PPHLLC has a 27.8% interest in Magellan Capital Holdings Corporation, a Philippine company, which in turn has a 56% interest in Magellan Cogeneration Inc., a Philippine company, which owns and operates a diesel-fired power generation facility in Cavite, Philippines. PPHLLC is a direct wholly-owned subsidiary of PSEG China.

            (iv) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirectly owned subsidiary of CEMAS Corporation.

            (v) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

            (vi) Rio Grande Energia, S.A.,("RGE"), formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 91.80% owned by Doc 3 Participacoes S.A., a Brazilian company, which in PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

            (vii) Empresa Distribuidora de Energia Norte S.A. (EDEN), an
                  Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Americas, Inc.

            (viii) Empresa Distribuidora de Energia Sur S.A. (EDES), an
                  Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Americas, Inc.

            (ix) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A., (TGV). TGV is a direct 50% owned subsidiary of PSEG Americas II, Ltd.

            (x) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, with its executive offices in Buenos Aires, Argentina. The principal purpose of EDELAP is to offer services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

            (xi) Turboven Cagua (CAGUA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

            (xii) Turboven Maracay (MARACAY), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

            (xiii) Turboven Valencia (VALENCIA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

            (xiv) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius
                  company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in Kerala, India. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited.

            (xv) PSEG PPN Operations Private Ltd. (PPN Operations), an Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, is an EWG and was formed for the purpose of investing in power facilities in India.

      (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

            See Exhibit C attached hereto and Items 1 and 4(a) above.

      (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

            (i)   BHILAI
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in BHILAI of U.S. $0.

            (ii)  PMP
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in PMP of U.S. $0.

            (iii) PPHLLC
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in PPHLLC of U.S. $8,514,259 all of which is equity.

            (iv)  CTSN
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in CTSN of U.S. $18,930,802 all of which is equity.

            (v)   CUPPI
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in CUPPI of U.S. $45,857,131 all of which is equity. PSEG Global has committed to fund up to a total of $130 million in Jingyuan, (system company of CUPPI) pursuant to the joint venture contract governing Jingyuan.

            (vi)  RGE
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in RGE of U.S. $479,755,505 of which U.S. $354,889,872 is equity and U.S. $0 is debt (including interest).

            (vii) EDEN
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in EDEN of U.S. $159,131,307 of which U.S. $88,138,919 is equity and U.S. $0 is debt (including interest).

           (viii) EDES
                  As of December 31, 1998, PSEG has an indirect aggregate capital investment in EDES of U.S. $64,635,682 of which U.S. $35,793,465 is equity and U.S. $0 is debt (including interest).

            (ix)  TGM
                  As of December 31, 1998, PSEG has an indirect capital investment in TGM of U.S. $1,982,855 all of which is equity. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

            (x)   EDELAP
                  As of December 31, 1998, PSEG has an indirect capital investment in EDELAP of U.S. $61,210,066 all of which is equity.

            (xi)  CAGUA
                  As of December 31, 1998, PSEG has an indirect capital investment in CAGUA of U.S. $0.

            (xii) MARACAY
                  As of December 31, 1998, PSEG has an indirect capital investment in MARACAY of U.S. $0.

           (xiii) VALENCIA
                  As of December 31, 1998, PSEG has an indirect capital investment in VALENCIA of U.S. $0.

            (xiv) PPN Energy
                  As of December 31, 1998, PSEG has an indirect capital investment in PPN Energy of U.S. $14,038,090 all of which is equity.

            (xv)  PPN Operations
                  As of December 31, 1998, PSEG has an indirect capital investment in PPN Operations of U.S. $0.

      (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                                  (I) BHILAI
                                  ----------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            Capitalization                                 $0
                                                ==============

            Net Income                                     $0
                                                ==============

                                   (II) PMP
                                   --------
                                   12/31/98
                                                    $ U.S.
                                                    ------
            ASSETS
            Current Assets                         $14,874,813
            Non-current Assets                      90,470,604
                                                ---------------
            Total Assets                          $105,345,417
                                                ===============

            LIABILITIES
            Current Liabilities                     $3,301,046
            Non-current Liabilities                          0
                                                ---------------
            Total Liabilities                        3,301,046

            EQUITY                                 102,044,371
                                                ---------------
            Total Liabilities and Equity          $105,345,417
                                                ===============

            Net Income for Year-Ended
            12/31/98                                  $662,749

                                (III) PPHLLC
                                ------------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                         $5,165,890
            Non-current Assets                     17,582,706
                                                --------------
            Total Assets                          $22,748,597
                                                ==============

            LIABILITIES
            Current Liabilities                      $231,071
            Non-current Liabilities                   377,115
                                                --------------
            Total Liabilities                         608,186

            EQUITY                                 22,140,411
                                                --------------
            Total Liabilities and Equity          $22,748,597
                                                ==============

            Net Income for Year-Ended
            12/31/98                                  $98,837

                                  (IV) CTSN
                                  ---------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                        $46,970,308
            Non-current Assets                    140,412,842
                                                --------------
            Total Assets                         $187,383,150
                                                ==============

            LIABILITIES
            Current Liabilities                   $69,558,109
            Non-current Liabilities                22,000,000
                                                --------------
            Total Liabilities                      91,558,109

            EQUITY                                 95,825,041
                                                --------------
            Total Liabilities and Equity         $187,383,150
                                                ==============

            Net Income for Year-Ended
            12/31/98                              $12,411,125

                                  (V) CUPPI
                                  ---------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                         $5,424,065
            Non-current Assets                     97,471,130
                                                --------------
            Total Assets                         $102,895,195
                                                ==============

            LIABILITIES
            Current Liabilities                   $27,337,844
            Non-current Liabilities                40,625,000
                                                --------------
            Total Liabilities                      67,962,844

            EQUITY                                 34,932,351
                                                --------------
            Total Liabilities and Equity         $102,895,195
                                                ==============

            Net Income for Year-Ended
            12/31/98                               $4,303,299

                                   (VI) RGE
                                   --------
                                   12/31/98
                                                    $ U.S.
                                                    ------
            ASSETS
            Current Assets                        $101,515,000
            Non-current Assets                   1,747,214,000
                                                ---------------
            Total Assets                        $1,848,729,000
                                                ===============

            LIABILITIES
            Current Liabilities                   $103,114,000
            Non-current Liabilities                569,229,000
                                                ---------------
            Total Liabilities                      672,343,000

            EQUITY                               1,176,387,000
                                                ---------------
            Total Liabilities and Equity        $1,848,729,000
                                                ===============

            Net Income for Year-Ended
            12/31/98                               $76,483,000

                                  (VII) EDEN
                                  ----------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                        $97,885,584
            Non-current Assets                    465,632,152
                                                --------------
            Total Assets                         $563,517,736
                                                ==============

            LIABILITIES
            Current Liabilities                   $55,381,880
            Non-current Liabilities                72,879,180
                                                --------------
            Total Liabilities                     128,261,060

            EQUITY                                435,256,676
                                                --------------
            Total Liabilities and Equity         $563,517,736
                                                ==============

            Net Income for Year-Ended
            12/31/98                              $23,751,550

                                 (VIII) EDES
                                 -----------
                                   12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                        $40,502,697
            Non-current Assets                    171,560,604
                                                --------------
            Total Assets                         $212,063,301
                                                ==============

            LIABILITIES
            Current Liabilities                   $21,181,876
            Non-current Liabilities                24,935,902
                                                --------------
            Total Liabilities                      46,117,778

            EQUITY                                165,945,523
                                                --------------
            Total Liabilities and Equity         $212,063,301
                                                ==============

            Net Income for Year-Ended
            12/31/98                              $13,063,280

                                    (IX) TGM
                                    --------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                         $3,240,668
            Non-current Assets                      4,139,397
                                                --------------
            Total Assets                           $7,380,065
                                                ==============

            LIABILITIES
            Current Liabilities                    $1,536,635
            Non-current Liabilities                   728,108
                                                --------------
            Total Liabilities                       2,264,743

            EQUITY                                  5,115,322
                                                --------------
            Total Liabilities and Equity           $7,380,065
                                                ==============

            Net Income for Year-Ended
            12/31/98                                 $813,191

                                   (X) EDELAP
                                   ----------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                        $31,450,239
            Non-current Assets                    325,436,498
                                                --------------
            Total Assets                         $356,886,737
                                                ==============

            LIABILITIES
            Current Liabilities                   $62,560,129
            Non-current Liabilities                20,000,000
                                                --------------
            Total Liabilities                      82,560,129

            EQUITY                                274,326,608
                                                --------------
            Total Liabilities and Equity         $356,886,737
                                                ==============

            Net Income for Year-Ended
            12/31/98                              $10,925,245

                                   (XI) CAGUA
                                   ----------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                            $25,133
            Non-current Assets                        664,908
                                                --------------
            Total Assets                             $690,041
                                                ==============

            LIABILITIES
            Current Liabilities                      $401,528
            Non-current Liabilities                         0
                                                --------------
            Total Liabilities                         401,528

            EQUITY                                    288,513
                                                --------------
            Total Liabilities and Equity             $690,041
                                                ==============

            Net Income for Year-Ended
            12/31/98                                       $0

                                 (XII) MARACAY
                                 -------------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                            $99,102
            Non-current Assets                        179,710
                                                --------------
            Total Assets                             $278,812
                                                ==============

            LIABILITIES
            Current Liabilities                      $104,085
            Non-current Liabilities                         0
                                                --------------
            Total Liabilities                         104,085

            EQUITY                                    174,727
                                                --------------
            Total Liabilities and Equity             $278,812
                                                ==============

            Net Income for Year-Ended
            12/31/98                                       $0

                                (XIII) VALENCIA
                                ---------------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                            $31,220
            Non-current Assets                        197,397
                                                --------------
            Total Assets                             $228,617
                                                ==============

            LIABILITIES
            Current Liabilities                       $73,627
            Non-current Liabilities                         0
                                                --------------
            Total Liabilities                          73,627

            EQUITY                                    154,990
                                                --------------
            Total Liabilities and Equity             $228,617
                                                ==============

            Net Income for Year-Ended
            12/31/98                                       $0

                                (XIV) PPN ENERGY
                                ----------------
                                    12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                                 $0
            Non-current Assets                     13,960,528
                                                --------------
            Total Assets                          $13,960,528
                                                ==============

            LIABILITIES
            Current Liabilities                    $2,528,741
            Non-current Liabilities                  (218,582)
                                                --------------
            Total Liabilities                       2,310,159

            EQUITY                                 11,650,369
                                                --------------
            Total Liabilities and Equity          $13,960,528
                                                ==============

            Net Income for Year-Ended
            12/31/98                                $(56,888)

                               (XV) PPN OPERATIONS
                               -------------------
                                     12/31/98
                                                   $ U.S.
                                                   ------
            ASSETS
            Current Assets                            $11,891
            Non-current Assets                              0
                                                --------------
            Total Assets                              $11,891
                                                ==============

            LIABILITIES
            Current Liabilities                       $11,891
            Non-current Liabilities                         0
                                                --------------
            Total Liabilities                          11,891

            EQUITY                                          0
                                                --------------
            Total Liabilities and Equity              $11,891
                                                ==============

            Net Income for Year-Ended
            12/31/98                                       $0

      (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

            (i)   BHILAI
                  None.

            (ii)  PMP
                  None.

            (iii) PPHLLC
                  None.

            (iv)  CTSN
                  None.

            (v)   CUPPI
                  None.

            (vi)  RGE
                  RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

            (vii) EDEN
                  PSEGAOC has an Operators Agreement with EDEN under which PSEGAOC provides certain support services to EDEN in connection with electricity distribution.

           (viii) EDES
                  PSEGAOC has an Operators Agreement with EDES under which PSEGAOC provides certain support services to EDES in connection with electricity distribution.

            (ix)  TGM
                  None.

            (x)   EDELAP
                  None.

            (xi)  CAGUA
                  None.

            (xii) MARACAY
                  None.

           (xiii) VALENCIA
                  None.

            (xiv) PPN Energy
                  None.

            (xv)  PPN Operations
                  PPN Operations has an Operation and Maintenance Agreement with PPN PGC to provide certain services in connection with mobilization, operation and maintenance of 330 MW combined cycle electric power generating facility of PPN PGC located in Pillaiperumalnallur in the state of Tamilnadu, India. Under said agreement, PPN Operations will receive a fee equal to fifteen percent (15%) of the non fuel and insurance related operating expenses of the said facility.

                                     EXHIBIT A
                                     ---------

      A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

      Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Energy Holdings, PSEG Resources, RCMC, PSEG Global, PSEG Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., PSEG Brazil, and PSEG Pampa Energia Ltda. and are included in Exhibit A and cross-referenced for additional information to Item I.


                                     EXHIBIT B
                                     ---------

                              Financial Data Schedule

      If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

      Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                     EXHIBIT C
                                     ---------

      An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

      See attached Exhibit C.

      The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 1st day of March, 1999.


                           Public Service Enterprise Group Incorporated
                           --------------------------------------------

                                        (Name of Claimant)


                                 By            PATRICIA A. RADO
                                             --------------------
                                               Patricia A. Rado
                                         Vice President and Controller
                                        (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


          E. J. BIGGINS, JR.
        ----------------------
          E. J. Biggins, Jr.
          Corporate Secretary

      Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


            James T. Foran                  Associate General Counsel
          ------------------              -----------------------------
                (Name)                               (Title)

       80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
     ---------------------------------------------------------------------
                                    (Address)

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                INTERCOMPANY                       ENERGY
                                                    PSEG        ELIMINATIONS       PSE&G &       HOLDINGS &
                                                   CONSOL.       & RECLASS.       SUBS. (A)       SUBS. (A)      PSEG
                                                  ---------    --------------    -----------    ------------    -------
OPERATING REVENUES
------------------
Electric                                          $   4,031    $           --    $     4,031    $         --    $    --
Gas                                                   1,559                --          1,559              --         --
Nonutility Activities                                   341                --             --    $        340    $     1
                                                  ---------    --------------    -----------    ------------    -------
     TOTAL OPERATING REVENUES                         5,931                --          5,590             340          1
                                                  ---------    --------------    -----------    ------------    -------

OPERATING EXPENSES
------------------
Net Interchanged Power and Fuel for
      Electric Generation                               945                --            945              --         --
Gas Purchased                                           970                --            970              --         --
Operation and Maintenance                             1,501                --          1,357             149         (5)
Depreciation and Amortization                           669                --            658               5          6
Taxes:
    Income Taxes                                        420                --            398              31         (9)
    Transitional Energy Facility Assessment/
          New Jersey Gross Receipts Taxes               171                --            171              --         --
    Other                                                69                --             72              (3)        --
                                                  ---------    --------------    -----------    ------------    -------
     TOTAL OPERATING EXPENSES                         4,745                --          4,571             182         (8)
                                                  ---------    --------------    -----------    ------------    -------

OPERATING INCOME                                      1,186                --          1,019             158          9
                                                  ---------    --------------    -----------    ------------    -------

OTHER INCOME AND DEDUCTIONS
---------------------------
Settlement of Salem
Litigation - Net of
   Taxes of $29                                          --                --             --              --         --
Equity in Earnings of
Subsidiary Companies                                     --              (671)            --              --        671
Other - net                                               6                (1)             8              (1)        --
                                                  ---------    --------------    -----------    ------------    -------
        TOTAL OTHER INCOME AND DEDUCTIONS                 6              (672)             8              (1)       671
                                                  ---------    --------------    -----------    ------------    -------

INCOME BEFORE INTEREST CHARGES
 AND DIVIDENDS ON PREFERRED SECURITIES                1,192              (672)         1,027             157        680
                                                  ---------    --------------    -----------    ------------    -------

INTEREST CHARGES AND PREFERRED DIVIDENDS
----------------------------------------
Interest Expense                                        481               (27)           390              91         27
Allowance for Funds Used During
   Construction - Debt and Capitalized Interest         (13)               --            (12)             (1)        --
Preferred Securities Dividend Requirements               80                26             45              --          9
                                                  ---------    --------------    -----------    ------------    -------
TOTAL INTEREST CHARGES AND PREFERRED
          DIVIDENDS                                     548                (1)           423              90         36
                                                  ---------    --------------    -----------    ------------    -------

         NET INCOME                               $     644    $         (671)   $       604    $         67    $   644
                                                  =========    ==============    ===========    ============    =======

WEIGHTED AVERAGE COMMON SHARES AND
   POTENTIAL DILUTIVE EFFECT OF STOCK
      OPTIONS OUTSTANDING (000's)                   230,974

TOTAL EARNINGS PER SHARE (Basic and Diluted)      $    2.79
                                                  =========

DIVIDENDS PAID PER SHARE OF COMMON STOCK          $    2.16
                                                  =========

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
Energy Holdings - PSEG Energy Holdings Inc.

                         PUBLIC SERVICE ENTERPRISE GROUP
                                  INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                      Intercompany                     Energy
                                           PSEG       Eliminations       PSE&G &     Holdings &
                                          Consol.      & Reclass.         Subs.         Subs.        PSEG
                                         ---------   --------------    -----------   ------------   -------
BALANCE JANUARY 1, 1998                  $   1,623   $       (1,503)   $     1,352   $        151   $ 1,623

ADD:
     Net Income                                644             (671)           604             67       644
                                         ---------   --------------    -----------   ------------   -------
                 Total                       2,267           (2,174)         1,956            218     2,267

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates              --              (28)            10             18        --
Common Stock                                   499             (503)           503             --       499
                                         ---------   --------------    -----------   ------------   -------
     Total Cash Dividends                      499             (531)           513             18       499

Restricted Stock Award                           5               --             --             --         5
Preferred Securities Issuance Expenses          15               --             --             --        15
                                         ---------   --------------    -----------   ------------   -------
                 Total Deductions              519             (531)           513             18       519
                                         ---------   --------------    -----------   ------------   -------

BALANCE DECEMBER 31, 1998                $   1,748   $       (1,643)   $     1,443   $        200   $ 1,748
                                         =========   ==============    ===========   ============   =======

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                 Intercompany                      Energy
                                                      PSEG       Eliminations       PSE&G &      Holdings &
                                                     Consol.      & Reclass.         Subs.          Subs.       PSEG
                                                    ---------   --------------    -----------   ------------   -------
ASSETS

UTILITY PLANT - ORIGINAL COST
-----------------------------
  Electric                                          $  14,069   $           --    $    14,069   $         --   $    --
  Gas                                                   2,847               --          2,847             --        --
  Common                                                  578               --            578             --        --
                                                    ---------   --------------    -----------   ------------   -------
    Total                                              17,494               --         17,494             --        --
  Less: Accumulated Depreciation and Amortization       7,048               --          7,048             --        --
                                                    ---------   --------------    -----------   ------------   -------

        Net                                            10,446               --         10,446             --        --
  Nuclear Fuel in Service, net of
    accumulated amortization                              187               --            187             --        --
                                                    ---------   --------------    -----------   ------------   -------
        Net Utility Plant in Service                   10,633               --         10,633             --        --
                                                    ---------   --------------    -----------   ------------   -------
  Construction Work in Progress including
      Nuclear Fuel in Process                             219               --            219             --        --
  Plant Held for Future Use                                24               --             24             --        --
                                                    ---------   --------------    -----------   ------------   -------
      NET UTILITY PLANT                                10,876               --         10,876             --        --
                                                    ---------   --------------    -----------   ------------   -------

INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
  Long-Term Investments, net of
     amortization and net of
     valuation allowances                               3,034           (6,344)           138          2,896     6,344
  Nuclear Decommissioning and Other
     Special Funds                                        649               --            649             --        --
  Other Noncurrent Assets                                 150               --             46             59        45
                                                    ---------   --------------    -----------   ------------   -------
     TOTAL INVESTMENTS AND
       OTHER NONCURRENT ASSETS                          3,833           (6,344)           833          2,955     6,389
                                                    ---------   --------------    -----------   ------------   -------

CURRENT ASSETS
--------------
  Cash and Cash Equivalents                               140               --             43              8        89
  Accounts Receivable:
    Customer Accounts Receivable                          506               --            460             46        --
    Other Accounts Receivable                             219               --            178             21        20
    Less: Allowance for Doubtful Accounts                  38               --             38             --        --
  Accounts Receivable - Associated Companies               --              (68)            --             23        45
  Unbilled Revenues                                       255               --            255             --        --
  Fuel, at average cost                                   331               --            331             --        --
  Materials and Supplies, at
    average cost, net of inventory valuation
    reserves                                              148               --            146              2        --
  Miscellaneous Current
  Assets                                                   93               --             84              9        --
                                                    ---------   --------------    -----------   ------------   -------
     TOTAL CURRENT ASSETS                               1,654              (68)         1,459            109       154
                                                    ---------   --------------    -----------   ------------   -------

DEFERRED DEBITS
---------------
  Unamortized Loss on Reacquired
  Debt and Debt Expense                                   135               --            135             --        --
  OPEB Costs                                              270               --            270             --        --
  Environmental Costs                                     139               --            139             --        --
  Electric Energy and Gas Costs                            35               --             35             --        --
  SFAS 109 Income Taxes                                   704               --            704             --        --
  Demand Side Management Costs                            150               --            150             --        --
  Other                                                   201               --            147             47         7
                                                    ---------   --------------    -----------   ------------   -------
     TOTAL DEFERRED DEBITS                              1,634               --          1,580             47         7
                                                    ---------   --------------    -----------   ------------   -------

TOTAL ASSETS                                        $  17,997   $       (6,412)   $    14,748   $      3,111   $ 6,550
                                                    =========   ==============    ===========   ============   =======

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                         Intercompany                      Energy
                                             PSEG        Eliminations      PSE&G &       Holdings &
                                            Consol.        & Reclass.        Subs.          Subs.          PSEG
                                           ---------    --------------    -----------    ------------    --------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
--------------
 Common Stockholders'
  Equity:
    Common Stock                           $   3,603    $       (2,563)   $     2,563    $         --    $  3,603
    Treasury Stock                              (207)               --             --              --        (207)
    Contributed Capital                           --            (1,113)           594    $        519          --
    Retained Earnings                          1,748            (1,643)         1,443             200       1,748
    Accumulated Other
      Comprehensive Income                       (46)               43             (3)            (43)        (43)
                                           ---------    --------------    -----------    ------------    --------
      Total Common Stockholders' Equity:       5,098            (5,276)         4,597             676       5,101
 Subsidiaries' Preferred
  Securities:
 Preferred Stock Without
  Mandatory Redemption                            95              (509)            95             509          --
 Preferred Stock With
  Mandatory Redemption                            75                --             75              --          --
 Guaranteed Preferred
 Beneficial Interest in
    Subordinated Debentures                    1,038               (17)           513              --         542
 Long-Term Debt                                4,763              (542)         4,045             444         816
                                           ---------    --------------    -----------    ------------    --------
 TOTAL CAPITALIZATION                         11,069            (6,344)         9,325           1,629       6,459
                                           ---------    --------------    -----------    ------------    --------

OTHER LONG-TERM LIABILITIES
---------------------------
  Accrued OPEB                                   344                --            344              --          --
  Decontamination and
  Decommissioning Costs                           39                --             39              --          --
  Environmental Costs                             84                --             84              --          --
  Capital Lease Obligations                       50                --             50              --          --
                                           ---------    --------------    -----------    ------------    --------
  TOTAL OTHER LONG - TERM LIABILITIES            517                --            517              --          --
                                           ---------    --------------    -----------    ------------    --------

CURRENT LIABILITIES
-------------------
  Long-Term Debt due within one year             418                --            100             318          --
  Commercial Paper and Loans                   1,056                --            850             206          --
  Accounts Payable                               655               (10)           581              31          53
  Accounts Payable -
  Associated Companies                            --               (58)            46              --          12
  Other                                          329                --            255              48          26
                                           ---------    --------------    -----------    ------------    --------
  TOTAL CURRENT LIABILITIES                    2,458               (68)         1,832             603          91
                                           ---------    --------------    -----------    ------------    --------

DEFERRED CREDITS
----------------
  Income Taxes                                 3,384                --          2,527             857          --
  Investment Tax Credits                         322                --            313               9          --
  Other                                          247                --            234              13          --
                                           ---------    --------------    -----------    ------------    --------
  TOTAL DEFERRED CREDITS                       3,953                --          3,074             879          --
                                           ---------    --------------    -----------    ------------    --------

TOTAL CAPITALIZATION AND LIABILITIES       $  17,997    $       (6,412)   $    14,748    $      3,111    $  6,550
                                           =========    ==============    ===========    ============    ========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                                INTERCOMPANY
                                                                  PSE&G         ELIMINATIONS
                                                                 CONSOL.        & RECLASS.      PSE&G (A)       PSCRC
                                                               -------------    ------------   ------------   -----------
OPERATING REVENUES
------------------
      Electric                                                      $ 4,031           $ (33)       $ 4,009          $ 22
      Gas                                                             1,559              --          1,559            --
                                                               -------------    ------------   ------------   -----------
           TOTAL OPERATING REVENUES                                   5,590             (33)         5,568            22
                                                               -------------    ------------   ------------   -----------

OPERATING EXPENSES
------------------
      Net Interchanged Power and Fuel for
           Electric Generation                                          945              --            945            --
      Gas Purchased                                                     970              --            970            --
      Operation and Maintenance                                       1,357              --          1,350             7
      Depreciation and Amortization                                     658             (33)           649             9
      Taxes:
          Income Taxes                                                  398              --            396             2
          Transitional Energy Facility Assessment/New Jersey
              Gross Receipts Taxes                                      171              --            171            --
          Other                                                          72              --             72            --
                                                               -------------    ------------   ------------   -----------
           TOTAL OPERATING EXPENSES                                   4,571             (33)         4,553            18
                                                               -------------    ------------   ------------   -----------

      OPERATING INCOME                                                1,019              --          1,015             4
                                                               -------------    ------------   ------------   -----------

OTHER INCOME AND DEDUCTIONS
---------------------------
      Settlement of Salem Litigation - Net of Applicable
         Taxes of  $29                                                   --              --             --            --
      Other - net                                                         8             (48)            13            (2)
                                                               -------------    ------------   ------------   -----------
              TOTAL OTHER INCOME AND DEDUCTIONS                           8             (48)            13            (2)
                                                               -------------    ------------   ------------   -----------

      INCOME BEFORE INTEREST CHARGES
       AND DIVIDENDS ON PREFERRED SECURITIES                          1,027             (48)         1,028             2
                                                               -------------    ------------   ------------   -----------

INTEREST CHARGES AND PREFERRED SECURITIES DIVIDENDS
---------------------------------------------------
      Interest Expense                                                  390             (46)           436            --
      Allowance for Funds Used During Construction - Debt               (12)             --            (12)           --
      Preferred Securities Dividend Requirements of
         Subsidiaries                                                    45              --             --            --
                                                               -------------    ------------   ------------   -----------
               TOTAL INTEREST CHARGES AND PREFERRED
                    SECURITIES DIVIDEND                                 423             (46)           424            --
                                                               -------------    ------------   ------------   -----------

               NET INCOME                                               604              (2)           604             2
                                                               -------------    ------------   ------------   -----------

      Preferred Stock Dividend Requirements                               9              --              9            --
                                                               -------------    ------------   ------------   -----------

      EARNINGS AVAILABLE TO PUBLIC SERVICE
      ENTERPRISE GROUP INCORPORATED                                   $ 595            $ (2)         $ 595           $ 2
                                                               =============    ============   ============   ===========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)


                                                                                  CAPITAL         E & G
                                                                   FUELCO          TRUST         CAPITAL
                                                                -------------   ------------   ------------
OPERATING REVENUES
------------------
      Electric                                                  $         33             --             --
      Gas                                                                 --             --             --
                                                                -------------   ------------   ------------
           TOTAL OPERATING REVENUES                                       33             --             --
                                                                -------------   ------------   ------------

OPERATING EXPENSES
------------------
      Net Interchanged Power and Fuel for
           Electric Generation                                            --             --             --
      Gas Purchased                                                       --             --             --
      Operation and Maintenance                                           --             --             --
      Depreciation and Amortization                                       33             --             --
      Taxes:
          Income Taxes                                                    --             --             --
          Transitional Energy Facility Assessment/New Jersey
              Gross Receipts Taxes                                        --             --             --
          Other                                                           --             --             --
                                                                -------------   ------------   ------------
           TOTAL OPERATING EXPENSES                                       33             --             --
                                                                -------------   ------------   ------------

      OPERATING INCOME                                                    --             --             --
                                                                -------------   ------------   ------------

OTHER INCOME AND DEDUCTIONS
---------------------------
      Settlement of Salem Litigation - Net of Applicable
         Taxes of  $29                                                    --             --             --
      Other - net                                                         --             26             19
                                                                -------------   ------------   ------------
              TOTAL OTHER INCOME AND DEDUCTIONS                           --             26             19
                                                                -------------   ------------   ------------

      INCOME BEFORE INTEREST CHARGES
       AND DIVIDENDS ON PREFERRED SECURITIES                              --             26             19
                                                                -------------   ------------   ------------

INTEREST CHARGES AND PREFERRED SECURITIES DIVIDENDS
---------------------------------------------------
      Interest Expense                                                    --             --             --
      Allowance for Funds Used During Construction - Debt                 --             --             --
      Preferred Securities Dividend Requirements of
         Subsidiaries                                                     --             26             19
                                                                -------------   ------------   ------------
               TOTAL INTEREST CHARGES AND PREFERRED
                    SECURITIES DIVIDEND                                   --             26             19
                                                                -------------   ------------   ------------

               NET INCOME                                                 --             --             --
                                                                -------------   ------------   ------------

      Preferred Stock Dividend Requirements                               --             --             --
                                                                -------------   ------------   ------------

      EARNINGS AVAILABLE TO PUBLIC SERVICE
      ENTERPRISE GROUP INCORPORATED                             $         --    $        --    $        --
                                                                =============   ============   ============

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSE&G           - Public Service Electric and Gas Company
PSCRC           - Public Service Conservation Resources Corporation
FUELCO          - PSE&G Fuel Corporation
SETI            - Soil Extraction Technologies, Incorporated
CAPITAL TRUST   - Public Service Electric and Gas Capital Trust I
E&G CAPITAL     - Public Service Electric and Gas Capital, L.P.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                              Intercompany
                                                PSE&G         Eliminations
                                               Consol.        & Reclass.        PSE&G         PSCRC           SETI
                                             -------------    ------------   ------------   -----------   -------------
BALANCE JANUARY 1, 1998                           $ 1,352             $ 7        $ 1,352          $ (5)           $ (2)

ADD:
     Net Income                                       604              (2)           604             2              --
                                             -------------    ------------   ------------   -----------   -------------

                 Total                              1,956               5          1,956            (3)             (2)
                                             -------------    ------------   ------------   -----------   -------------

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates                     10              --             10            --              --
Common Stock                                          503              --            503            --              --
                                             -------------    ------------   ------------   -----------   -------------
     Total Cash Dividends                             513              --            513            --              --

                     Total Deductions                 513              --            513            --              --
                                             -------------    ------------   ------------   -----------   -------------

BALANCE DECEMBER 31, 1998                         $ 1,443             $ 5        $ 1,443          $ (3)           $ (2)
                                             =============    ============   ============   ===========   =============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                                Intercompany
                                                                  PSE&G         Eliminations
                                                                 Consol.        & Reclass.        PSE&G         Fuelco
                                                               -------------    ------------   ------------   -----------
ASSETS

UTILITY PLANT - ORIGINAL COST
-----------------------------
      Electric                                                 $     14,069     $        --    $    14,069    $       --
      Gas                                                             2,847              --          2,847            --
      Common                                                            578              --            578            --
                                                               -------------    ------------   ------------   -----------
        Total                                                        17,494              --         17,494            --
      Less: Accumulated Depreciation and Amortization                 7,048              --          7,048            --
                                                               -------------    ------------   ------------   -----------
               Net                                                   10,446              --         10,446            --
      Nuclear Fuel in Service, net of
           accumulated amortization                                     187              --            110            77
                                                               -------------    ------------   ------------   -----------
                Net Utility Plant in Service                         10,633              --         10,556            77

      Construction Work in Progress including
        Nuclear Fuel in Process                                         219              --            219            --
      Plant Held for Future Use                                          24              --             24            --
                                                               -------------    ------------   ------------   -----------
          NET UTILITY PLANT                                          10,876              --         10,799            77
                                                               -------------    ------------   ------------   -----------

INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
      Long-Term Investments, net of
         amortization and net of valuation allowances                   138              --             61            --
      Investment in Subsidiaries                                         --           $ (78)            78            --
      Nuclear Decommissioning and Other Special Funds                   649              --            649            --
      Other Noncurrent Assets                                            46              --             46            --
                                                               -------------    ------------   ------------   -----------
         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS                  833             (78)           834            --
                                                               -------------    ------------   ------------   -----------

CURRENT ASSETS
--------------
      Cash and Cash Equivalents                                          43              --             42            --
      Accounts Receivable:
        Customer Accounts Receivable                                    460              --            451            --
        Other Accounts Receivable                                       178              --            178            --
        Less: Allowance for Doubtful Accounts                            38              --             34            --
      Accounts Receivable - Associated Companies                         --            (550)            19             3
      Unbilled Revenues                                                 255              --            255            --
      Fuel, at average cost                                             331              --            331            --
      Materials and Supplies, at average cost,  net of
        inventory valuation reserves                                    146              --            146            --
      Miscellaneous Current Assets                                       84              --             84            --
                                                               -------------    ------------   ------------   -----------
         TOTAL CURRENT ASSETS                                         1,459            (550)         1,472             3
                                                               -------------    ------------   ------------   -----------

DEFERRED DEBITS
---------------
      Unamortized Loss on Reacquired Debt and Debt Expense              135              --            135            --
      OPEB Costs                                                        270              --            270            --
      Environmental Costs                                               139              --            127            --
      Electric Energy and Gas Costs                                      35              --             35            --
      SFAS 109 Income Taxes                                             704              --            704            --
      Demand Side Management Costs                                      150              --            150            --
      Other                                                             147              --            147            --
                                                               -------------    ------------   ------------   -----------
         TOTAL DEFERRED DEBITS                                        1,580              --          1,568            --
                                                               -------------    ------------   ------------   -----------

TOTAL ASSETS                                                       $ 14,748          $ (628)      $ 14,673          $ 80
                                                               =============    ============   ============   ===========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                     NJP            SETI         PSC of NJ
                                                                 -------------   ------------   ------------
ASSETS

UTILITY PLANT - Original Cost
-----------------------------
      Electric                                                   $         --    $        --    $        --
      Gas                                                                  --             --             --
      Common                                                               --             --             --
                                                                 -------------   ------------   ------------
        Total                                                              --             --             --
      Less: Accumulated Depreciation and Amortization                      --             --             --
                                                                 -------------   ------------   ------------
               Net                                                         --             --             --
      Nuclear Fuel in Service, net of
           accumulated amortization                                        --             --             --
                                                                 -------------   ------------   ------------
                Net Utility Plant in Service                               --             --             --

      Construction Work in Progress including
        Nuclear Fuel in Process                                            --             --             --
      Plant Held for Future Use                                            --             --             --
                                                                 -------------   ------------   ------------
          NET UTILITY PLANT                                                --             --             --
                                                                 -------------   ------------   ------------

INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
      Long-Term Investments, net of
         amortization and net of valuation allowances                      --             --             --
      Investment in Subsidiaries                                           --             --             --
      Nuclear Decommissioning and Other Special Funds                      --             --             --
      Other Noncurrent Assets                                              --             --             --
                                                                 -------------   ------------   ------------
         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS                     --             --             --
                                                                 -------------   ------------   ------------

CURRENT ASSETS
--------------
      Cash and Cash Equivalents                                            --             --             --
      Accounts Receivable:
        Customer Accounts Receivable                                       --             --             --
        Other Accounts Receivable                                          --             --             --
        Less: Allowance for Doubtful Accounts                              --             --             --
      Accounts Receivable - Associated Companies                           --             --             --
      Unbilled Revenues                                                    --             --             --
      Fuel, at average cost                                                --             --             --
      Materials and Supplies, at average cost, net of
        inventory valuation reserves                                       --             --             --
      Miscellaneous Current Assets                                         --             --             --
                                                                 -------------   ------------   ------------
         TOTAL CURRENT ASSETS                                              --             --             --
                                                                 -------------   ------------   ------------

DEFERRED DEBITS
---------------
      Unamortized Loss on Reacquired Debt and Debt Expense                 --             --             --
      OPEB Costs                                                           --             --             --
      Environmental Costs                                                  12             --             --
      Electric Energy and Gas Costs                                        --             --             --
      SFAS 109 Income Taxes                                                --             --             --
      Demand Side Management Costs                                         --             --             --
      Other                                                                --             --             --
                                                                 -------------   ------------   ------------
         TOTAL DEFERRED DEBITS                                             12             --             --
                                                                 -------------   ------------   ------------

TOTAL ASSETS                                                     $         12    $        --    $        --
                                                                 =============   ============   ============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                                                     New
                                                                 PSCRC             TFC           Millennium
                                                              -------------    -------------     ------------
ASSETS

UTILITY PLANT - ORIGINAL COST
-----------------------------
      Electric                                                $         --     $         --      $        --
      Gas                                                               --               --               --
      Common                                                            --               --               --
                                                              -------------    -------------     ------------
        Total                                                           --               --               --
      Less: Accumulated Depreciation and Amortization                   --               --               --
                                                              -------------    -------------     ------------
               Net                                                      --               --               --
      Nuclear Fuel in Service, net of
           accumulated amortization                                     --               --               --
                                                              -------------    -------------     ------------
                Net Utility Plant in Service                            --               --               --

      Construction Work in Progress including
        Nuclear Fuel in Process                                         --               --               --
      Plant Held for Future Use                                         --               --               --
                                                              -------------    -------------     ------------
          NET UTILITY PLANT                                             --               --               --
                                                              -------------    -------------     ------------

INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
      Long-Term Investments, net of
         amortization and net of valuation allowances                   73                1                3
      Investment in Subsidiaries                                        --               --               --
      Nuclear Decommissioning and Other Special Funds                   --               --               --
      Other Noncurrent Assets                                           --               --               --
                                                              -------------    -------------     ------------
         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS                  73                1                3
                                                              -------------    -------------     ------------

CURRENT ASSETS
--------------
      Cash and Cash Equivalents                                          1               --               --
      Accounts Receivable:
        Customer Accounts Receivable                                     9               --               --
        Other Accounts Receivable                                       --               --               --
        Less: Allowance for Doubtful Accounts                            4               --               --
      Accounts Receivable - Associated Companies                        --               --               --
      Unbilled Revenues                                                 --               --               --
      Fuel, at average cost                                             --               --               --
      Materials and Supplies, at average cost, net of
        inventory valuation reserves                                    --               --               --
      Miscellaneous Current Assets                                      --               --               --
                                                              -------------    -------------     ------------
         TOTAL CURRENT ASSETS                                            6               --               --
                                                              -------------    -------------     ------------

DEFERRED DEBITS
---------------
      Unamortized Loss on Reacquired Debt and Debt Expense              --               --               --
      OPEB Costs                                                        --               --               --
      Environmental Costs                                               --               --               --
      Electric Energy and Gas Costs                                     --               --               --
      SFAS 109 Income Taxes                                             --               --               --
      Demand Side Management Costs                                      --               --               --
      Other                                                             --               --               --
                                                              -------------    -------------     ------------
         TOTAL DEFERRED DEBITS                                          --               --               --
                                                              -------------    -------------     ------------

TOTAL ASSETS                                                  $         79     $          1      $         3
                                                              =============    =============     ============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                 PSE&G        PSE&G Capital  PSE&G Capital
                                                              Capital, L.P.     Trust I        Trust II
                                                              ------------    ------------   -------------
ASSETS

UTILITY PLANT - ORIGINAL COST
-----------------------------
      Electric                                                $        --     $        --    $         --
      Gas                                                              --              --              --
      Common                                                           --              --              --
                                                              ------------    ------------   -------------
        Total                                                          --              --              --
      Less: Accumulated Depreciation and Amortization                  --              --              --
                                                              ------------    ------------   -------------
               Net                                                     --              --              --
      Nuclear Fuel in Service, net of
           accumulated amortization                                    --              --              --
                                                              ------------    ------------   -------------
                Net Utility Plant in Service                           --              --              --

      Construction Work in Progress including
        Nuclear Fuel in Process                                        --              --              --
      Plant Held for Future Use                                        --              --              --
                                                              ------------    ------------   -------------
          NET UTILITY PLANT                                            --              --              --
                                                              ------------    ------------   -------------

INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
      Long-Term Investments, net of
         amortization and net of valuation allowances                  --              --              --
      Investment in Subsidiaries                                       --              --              --
      Nuclear Decommissioning and Other Special Funds                  --              --              --
      Other Noncurrent Assets                                          --              --              --
                                                              ------------    ------------   -------------
         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS                 --              --              --
                                                              ------------    ------------   -------------

CURRENT ASSETS
--------------
      Cash and Cash Equivalents                                        --              --              --
      Accounts Receivable:
        Customer Accounts Receivable                                   --              --              --
        Other Accounts Receivable                                      --              --              --
        Less: Allowance for Doubtful Accounts                          --              --              --
      Accounts Receivable - Associated Companies                      216             214              98
      Unbilled Revenues                                                --              --              --
      Fuel, at average cost                                            --              --              --
      Materials and Supplies, at average cost, net of
        inventory valuation reserves                                   --              --              --
      Miscellaneous Current Assets                                     --              --              --
                                                              ------------    ------------   -------------
         TOTAL CURRENT ASSETS                                         216             214              98
                                                              ------------    ------------   -------------

DEFERRED DEBITS
---------------
      Unamortized Loss on Reacquired Debt and Debt Expense             --              --              --
      OPEB Costs                                                       --              --              --
      Environmental Costs                                              --              --              --
      Electric Energy and Gas Costs                                    --              --              --
      SFAS 109 Income Taxes                                            --              --              --
      Demand Side Management Costs                                     --              --              --
      Other                                                            --              --              --
                                                              ------------    ------------   -------------
         TOTAL DEFERRED DEBITS                                         --              --              --
                                                              ------------    ------------   -------------

TOTAL ASSETS                                                  $       216     $       214    $         98
                                                              ============    ============   =============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                                Intercompany
                                                                  PSE&G         Eliminations
                                                                 Consol.        & Reclass.        PSE&G         Fuelco
                                                               -------------    ------------   ------------   -----------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
--------------
      Common Stockholder's Equity:
        Common Stock                                           $      2,563     $        --    $     2,563    $       --
        Contributed Capital                                             594             (68)           594            --
        Retained Earnings                                             1,443               6          1,443            --
        Accumulated Other Comprehensive Income                           (3)             --             (3)           --
                                                               -------------    ------------   ------------   -----------
      Total Common Stockholder's Equity                               4,597             (62)         4,597            --

      Preferred Stock  Without Mandatory Redemption                      95              --             95            --
      Preferred Stock  With Mandatory Redemption                         75              --             75            --
      Subsidiaries' Preferred Securities:
          Guaranteed Preferred Beneficial Interest in
          Subordinated Debentures                                       513             (15)            --            --
      Long- Term Debt                                                 4,045            (529)         4,574            --
                                                               -------------    ------------   ------------   -----------
      TOTAL CAPITALIZATION                                            9,325            (606)         9,341            --
                                                               -------------    ------------   ------------   -----------

OTHER LONG-TERM LIABILITIES
---------------------------
      Accrued OPEB                                                      344              --            344            --
      Decontamination and Decommissioning Costs                          39              --             39            --
      Environmental Costs                                                84              --             84            --
      Capital Lease Obligations                                          50              --             50            --
                                                               -------------    ------------   ------------   -----------
      TOTAL  OTHER LONG - TERM LIABILITIES                              517              --            517            --
                                                               -------------    ------------   ------------   -----------

CURRENT LIABILITIES
-------------------
      Long - Term Debt  due within one year                             100              --            100            --
      Commercial Paper and Loans                                        850              --            770            80
      Accounts Payable                                                  581              --            581            --
      Accounts Payable - Associated Companies                            46             (22)            40            --
      Other                                                             255              --            253            --
                                                               -------------    ------------   ------------   -----------
      TOTAL CURRENT LIABILITIES                                       1,832             (22)         1,744            80
                                                               -------------    ------------   ------------   -----------

DEFERRED CREDITS
----------------
      Income Taxes                                                    2,527              --          2,533            --
      Investment Tax Credits                                            313              --            313            --
      Other                                                             234              --            225            --
                                                               -------------    ------------   ------------   -----------
      TOTAL DEFERRED CREDITS                                          3,074              --          3,071            --
                                                               -------------    ------------   ------------   -----------

TOTAL CAPITALIZATION AND LIABILITIES                               $ 14,748          $ (628)      $ 14,673          $ 80
                                                               =============    ============   ============   ===========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                NJP            SETI         PSC of NJ
                                                            -------------   ------------   ------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
--------------
      Common Stockholder's Equity:
        Common Stock                                        $         --    $        --    $        --
        Contributed Capital                                           --              3             --
        Retained Earnings                                             --             (3)            --
        Accumulated Other Comprehensive Income                        --             --             --
                                                            -------------   ------------   ------------
      Total Common Stockholder's Equity                               --             --             --

      Preferred Stock  Without Mandatory Redemption                   --             --             --
      Preferred Stock  With Mandatory Redemption                      --             --             --
      Subsidiaries' Preferred Securities:
          Guaranteed Preferred Beneficial Interest in
          Subordinated Debentures                                     --             --             --
      Long- Term Debt                                                 --             --             --
                                                            -------------   ------------   ------------
      TOTAL CAPITALIZATION                                            --             --             --
                                                            -------------   ------------   ------------

OTHER LONG-TERM LIABILITIES
---------------------------
      Accrued OPEB                                                    --             --             --
      Decontamination and Decommissioning Costs                       --             --             --
      Environmental Costs                                             --             --             --
      Capital Lease Obligations                                       --             --             --
                                                            -------------   ------------   ------------
      TOTAL  OTHER LONG - TERM LIABILITIES                            --             --             --
                                                            -------------   ------------   ------------

CURRENT LIABILITIES
-------------------
      Long - Term Debt  due within one year                           --             --             --
      Commercial Paper and Loans                                      --             --             --
      Accounts Payable                                                --             --             --
      Accounts Payable - Associated Companies                         12             --             --
      Other                                                           --             --             --
                                                            -------------   ------------   ------------
      TOTAL CURRENT LIABILITIES                                       12             --             --
                                                            -------------   ------------   ------------

DEFERRED CREDITS
----------------
      Income Taxes                                                    --             --             --
      Investment Tax Credits                                          --             --             --
      Other                                                           --             --             --
                                                            -------------   ------------   ------------
      TOTAL DEFERRED CREDITS                                          --             --             --
                                                            -------------   ------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES                        $          12   $         --   $         --
                                                            =============   ============   ============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                                                   New
                                                               PSCRC              TFC           Millennium
                                                            -------------    -------------     ------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
--------------
      Common Stockholder's Equity:
        Common Stock                                        $         --     $         --      $        --
        Contributed Capital                                           61                1                3
        Retained Earnings                                             (3)              --               --
        Accumulated Other Comprehensive Income                        --               --               --
                                                            -------------    -------------     ------------
      Total Common Stockholder's Equity                               58                1                3

      Preferred Stock  Without Mandatory Redemption                   --               --               --
      Preferred Stock  With Mandatory Redemption                      --               --               --
      Subsidiaries' Preferred Securities:
      Guaranteed Preferred Beneficial Interest in
          Subordinated Debentures                                     --               --               --
      Long- Term Debt                                                 --               --               --
                                                            -------------    -------------     ------------
      TOTAL CAPITALIZATION                                            58                1                3
                                                            -------------    -------------     ------------

OTHER LONG-TERM LIABILITIES
---------------------------
      Accrued OPEB                                                    --               --               --
      Decontamination and Decommissioning Costs                       --               --               --
      Environmental Costs                                             --               --               --
      Capital Lease Obligations                                       --               --               --
                                                            -------------    -------------     ------------
      TOTAL  OTHER LONG - TERM LIABILITIES                            --               --               --
                                                            -------------    -------------     ------------

CURRENT LIABILITIES
-------------------
      Long - Term Debt  due within one year                           --               --               --
      Commercial Paper and Loans                                      --               --               --
      Accounts Payable                                                --               --               --
      Accounts Payable - Associated Companies                         16               --               --
      Other                                                            2               --               --
                                                            -------------    -------------     ------------
      TOTAL CURRENT LIABILITIES                                       18               --               --
                                                            -------------    -------------     ------------

DEFERRED CREDITS
----------------
      Income Taxes                                                    (6)              --               --
      Investment Tax Credits                                          --               --               --
      Other                                                            9               --               --
                                                            -------------    -------------     ------------
      TOTAL DEFERRED CREDITS                                           3               --               --
                                                            -------------    -------------     ------------

TOTAL CAPITALIZATION AND LIABILITIES                        $         79     $          1      $         3
                                                            =============    =============     ============

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                               PSE&G        PSE&G Capital  PSE&G Capital
                                                            Capital, L.P.     Trust I        Trust II
                                                            ------------    ------------   -------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
--------------
      Common Stockholder's Equity:
        Common Stock                                        $        --     $        --    $         --
        Contributed Capital                                          --              --              --
        Retained Earnings                                            --              --              --
        Accumulated Other Comprehensive Income                       --              --              --
                                                            ------------    ------------   -------------
      Total Common Stockholder's Equity                              --              --              --

      Preferred Stock  Without Mandatory Redemption                  --              --              --
      Preferred Stock  With Mandatory Redemption                     --              --              --
      Subsidiaries' Preferred Securities:
      Guaranteed Preferred Beneficial Interest in
          Subordinated Debentures                                   216             214              98
      Long- Term Debt                                                --              --              --
                                                            ------------    ------------   -------------
      TOTAL CAPITALIZATION                                          216             214              98
                                                            ------------    ------------   -------------

OTHER LONG-TERM LIABILITIES
---------------------------
      Accrued OPEB                                                   --              --              --
      Decontamination and Decommissioning Costs                      --              --              --
      Environmental Costs                                            --              --              --
      Capital Lease Obligations                                      --              --              --
                                                            ------------    ------------   -------------
      TOTAL  OTHER LONG - TERM LIABILITIES                           --              --              --
                                                            ------------    ------------   -------------

CURRENT LIABILITIES
-------------------
      Long - Term Debt  due within one year                          --              --              --
      Commercial Paper and Loans                                     --              --              --
      Accounts Payable                                               --              --              --
      Accounts Payable - Associated Companies                        --              --              --
      Other                                                          --              --              --
                                                            ------------    ------------   -------------
      TOTAL CURRENT LIABILITIES                                      --              --              --
                                                            ------------    ------------   -------------

DEFERRED CREDITS
----------------
      Income Taxes                                                   --              --              --
      Investment Tax Credits                                         --              --              --
      Other                                                          --              --              --
                                                            ------------    ------------   -------------
      TOTAL DEFERRED CREDITS                                         --              --              --
                                                            ------------    ------------   -------------

TOTAL CAPITALIZATION AND LIABILITIES                        $       216     $       214    $         98
                                                            ============    ============   =============

                            PSEG ENERGY HOLDINGS INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                     PSEG           INTERCOMPANY
                                                               ENERGY HOLDINGS      ELIMINATIONS           PSEG             PSEG
                                                                CONSOLIDATION        & RECLASS.       ENERGY HOLDINGS      GLOBAL
                                                               -----------------   ---------------    ----------------    ----------
REVENUES:
      Income from partnerships                                            $ 149             $  --               $  --         $ 114
      Income from capital lease agreements                                   76                --                  --            --
      Unrealized gains (losses) on investments                               14                --                  --            --
      Realized gains (losses) on investments                                 14                --                  --             2
      Interest and dividend income                                           12                --                  --             1
      Mechanical service contract revenues                                   58                --                  --            --
      Consulting and O&M fees                                                16                --                  --             9
      Energy supply revenues                                                  1                --                  --            --
      Interest and other - associated cos.                                   --               (69)                  8            --
      Equity in subsidiary earnings                                          --               (67)                 67            --
                                                               -----------------   ---------------    ----------------    ----------
TOTAL REVENUES                                                              340              (136)                 75           126
                                                               -----------------   ---------------    ----------------    ----------

OPERATING EXPENSES:
      Operation and maintenance                                              62                --                  --             5
      Depreciation and amortization                                           5                --                  --             1
      Property impairment                                                    (1)               --                  --            --
      Administrative and general                                             87                (8)                 10            46
                                                               -----------------   ---------------    ----------------    ----------
TOTAL OPERATING EXPENSES                                                    153                (8)                 10            52
                                                               -----------------   ---------------    ----------------    ----------

OPERATING INCOME                                                            187              (128)                 65            74
                                                               -----------------   ---------------    ----------------    ----------

OTHER INCOME                                                                 (3)               --                  --            (3)
                                                               -----------------   ---------------    ----------------    ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                               --               (45)                 --            12
      Enterprise Capital Funding Corp.                                       --               (15)                 --             5
      Enterprise Group Development Corp.                                     --                --                  --            --
      PSEG Energy Holdings Inc.                                              --                --                  --            --
      PSEG Energy Technologies Inc.                                          --                (1)                 --            --
      PSEG Global Inc.                                                       --                --                  --            --
      Other                                                                  91                (1)                  1            25
      Capitalized interest                                                   (1)               --                  --            (1)
                                                               -----------------   ---------------    ----------------    ----------
NET INTEREST EXPENSE                                                         90               (62)                  1            41
                                                               -----------------   ---------------    ----------------    ----------

INCOME BEFORE INCOME TAXES                                                   94               (66)                 64            30
                                                               -----------------   ---------------    ----------------    ----------

INCOME TAXES:
      Current                                                                (3)                1                  (4)           20
      Deferred                                                               33                --                   1            (8)
      Investment and energy tax credits - net                                (1)               --                  --            --
                                                               -----------------   ---------------    ----------------    ----------
TOTAL INCOME TAXES                                                           29                 1                  (3)           12
                                                               -----------------   ---------------    ----------------    ----------

MINORITY INTERESTS                                                           (2)               --                  --            (2)
                                                               -----------------   ---------------    ----------------    ----------

NET INCOME                                                                   67               (67)                 67            20
                                                               -----------------   ---------------    ----------------    ----------

      Preferred stock dividend requirements                                  18               (18)                 18            14
                                                               -----------------   ---------------    ----------------    ----------

EARNINGS AVAILABLE TO COMMON STOCK                                         $ 49             $ (49)               $ 49           $ 6
                                                               =================   ===============    ================    ==========

                            PSEG ENERGY HOLDINGS INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                         PSEG
                                                       PSEG             ENERGY                            PSEG
                                                  RESOURCES (A)      TECHNOLOGIES         EGDC          CAPITAL           ECFC
                                                  ---------------  -----------------   -----------    -------------   --------------
REVENUES:
      Income from partnerships                              $ 35              $  --         $  --            $  --            $  --
      Income from capital lease agreements                    76                 --            --               --               --
      Unrealized gains (losses) on investments                12                  2            --               --               --
      Realized gains (losses) on investments                  13                 --            (1)              --               --
      Interest and dividend income                             9                  1            --               --                1
      Mechanical service contract revenues                    --                 58            --               --               --
      Consulting and O&M fees                                 --                  7            --               --               --
      Energy supply revenues                                  --                  1            --               --               --
      Interest and other - associated cos.                    --                  1            --               45               15
      Equity in subsidiary earnings                           --                 --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------
TOTAL REVENUES                                               145                 70            (1)              45               16
                                                  ---------------  -----------------   -----------    -------------   --------------

OPERATING EXPENSES:
      Operation and maintenance                               --                 57            --               --               --
      Depreciation and amortization                            2                  2            --               --               --
      Property impairment                                     --                 --            (1)              --               --
      Administrative and general                               8                 31            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------
TOTAL OPERATING EXPENSES                                      10                 90            (1)              --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

OPERATING INCOME                                             135                (20)           --               45               16
                                                  ---------------  -----------------   -----------    -------------   --------------

OTHER INCOME                                                  --                 --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                33                 --            --               --               --
      Enterprise Capital Funding Corp.                        10                 --            --               --               --
      Enterprise Group Development Corp.                      --                 --            --               --               --
      PSEG Energy Holdings Inc.                               --                 --            --               --               --
      PSEG Energy Technologies Inc.                           --                 --            --               --                1
      PSEG Global Inc.                                        --                 --            --               --               --
      Other                                                    6                 --            --               45               15
      Capitalized interest                                    --                 --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------
NET INTEREST EXPENSE                                          49                 --            --               45               16
                                                  ---------------  -----------------   -----------    -------------   --------------

INCOME BEFORE INCOME TAXES                                    86                (20)           --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

INCOME TAXES:
      Current                                                (13)                (7)           --               --               --
      Deferred                                                40                 --            --               --               --
      Investment and energy tax credits - net                 (1)                --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------
TOTAL INCOME TAXES                                            26                 (7)           --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

MINORITY INTERESTS                                            --                 --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

NET INCOME                                                    60                (13)           --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

      Preferred stock dividend requirements                    4                 --            --               --               --
                                                  ---------------  -----------------   -----------    -------------   --------------

EARNINGS AVAILABLE TO COMMON STOCK                          $ 56              $ (13)         $ --            $  --             $ --
                                                  ===============  =================   ===========    =============   ==============

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

Energy Holdings          -  PSEG Energy Holdings Inc.
PSEG Global              -  PSEG Global Inc.
PSEG Resources           -  PSEG Resources Inc.
PSEG Energy Technologies -  PSEG Energy Technologies Inc.
EGDC                     -  Enterprise Group Development Corporation
PSEG CAPITAL             -  PSEG Capital Corporation
ECFC                     -  Enterprise Capital Funding Corporation

                            PSEG ENERGY HOLDINGS INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                              (Millions of Dollars)

                                       PSEG           INTERCOMPANY
                                 ENERGY HOLDINGS      ELIMINATIONS           PSEG             PSEG
                                     CONSOL.           & RECLASS.       ENERGY HOLDINGS      GLOBAL
                                 -----------------   ---------------    ----------------    ----------
BALANCE JANUARY 1, 1998                    $ 151              $ (76)              $ 151          $ 65

NET INCOME                                     67               (67)                 67            20

                                 -----------------   ---------------    ----------------    ----------
           TOTAL                              218              (143)                218            85
                                 -----------------   ---------------    ----------------    ----------

DIVIDENDS DECLARED                             18               (82)                 18            14
                                 -----------------   ---------------    ----------------    ----------

BALANCE DECEMBER 31, 1998                   $ 200             $ (61)              $ 200          $ 71
                                 =================   ===============    ================    ==========

                                                         PSEG
                                       PSEG             ENERGY                            PSEG
                                    RESOURCES        TECHNOLOGIES         EGDC          CAPITAL           ECFC
                                  ---------------  -----------------   -----------    -------------   --------------
BALANCE JANUARY 1, 1998                    $ 129              $ (26)        $ (92)    $         --    $          --

NET INCOME                                    60                (13)           --               --               --

                                  ---------------  -----------------   -----------    -------------   --------------
           TOTAL                             189                (39)          (92)              --               --
                                  ---------------  -----------------   -----------    -------------   --------------

DIVIDENDS DECLARED                            68                 --            --               --               --
                                  ---------------  -----------------   -----------    -------------   --------------

BALANCE DECEMBER 31, 1998                  $ 121              $ (39)        $ (92)    $         --    $          --
                                  ===============  =================   ===========    =============   ==============

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                       PSEG           INTERCOMPANY
                                                 ENERGY HOLDINGS      ELIMINATIONS           PSEG             PSEG
                                                     CONSOL.           & RECLASS.       ENERGY HOLDINGS      GLOBAL
                                                 -----------------   ---------------    ----------------    ----------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments                 $     8          $     --            $     --       $     2
      Accounts receivable:
        Trade                                                  46                --                  --             8
        Other                                                  20                 1                  --            11
        PSE&G                                                   6                (1)                 --             1
        PSEG                                                    5                (6)                  7            --
        Other associated companies                             --               (11)                  1            --
      Notes receivable:
        PSE&G                                                  12                --                  --            --
        Associated companies                                   --              (800)                 --            --
         Other                                                 --                --                  --            --
      Interest and dividends receivable                         1                --                  --            --
      Inventory                                                 2                --                  --            --
      Prepayments                                               9                --                   1             1
                                                 -----------------   ---------------    ----------------    ----------
 Total Current Assets                                         109              (817)                  9            23
                                                 -----------------   ---------------    ----------------    ----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                              64                (1)                 --            --
      Other                                                    26                --                   3             8
      Accum. depr. and amortization                           (21)               --                  (2)           (4)
      Valuation allowances                                    (10)               --                  --            --
                                                 -----------------   ---------------    ----------------    ----------
 Property, Plant and Equipment-net                             59                (1)                  1             4
                                                 -----------------   ---------------    ----------------    ----------

INVESTMENTS
-----------
      Subsidiaries                                             --            (1,236)              1,236            --
      Capital lease agreements                              1,396                --                  --            --
      Limited partnerships                                    526                --                  --           143
      General partnerships                                     77                 1                  --            42
      Corporate joint ventures                                879                --                  --           879
      Securities                                               25                --                  --            --
      Valuation allowances                                     (7)               --                  --            --
                                                 -----------------   ---------------    ----------------    ----------
 Total Investments                                          2,896            (1,235)              1,236         1,064
                                                 -----------------   ---------------    ----------------    ----------

OTHER ASSETS
------------
      Deferred project costs                                   32                --                  --            32
      Debt service reserve                                      4                --                  --             4
      Prepaid pension costs                                     4                 1                  --             2
      Goodwill                                                  6                --                  --            --
      Other                                                     1                (1)                 --            --
                                                 -----------------   ---------------    ----------------    ----------
 Total Other Assets                                            47                --                  --            38
                                                 -----------------   ---------------    ----------------    ----------

 TOTAL ASSETS                                             $ 3,111          $ (2,053)            $ 1,246       $ 1,129
                                                 =================   ===============    ================    ==========

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                        PSEG
                                                      PSEG             ENERGY                            PSEG
                                                   RESOURCES        TECHNOLOGIES         EGDC          CAPITAL           ECFC
                                                 ---------------  -----------------   -----------    -------------   --------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments               $     3              $   2          $  1            $  --           $   --
      Accounts receivable:
        Trade                                                --                 38            --               --               --
        Other                                                 1                  7            --               --               --
        PSE&G                                                --                  6            --               --               --
        PSEG                                                  2                  2            --               --               --
        Other associated companies                           --                 --            --                9                1
      Notes receivable:
        PSE&G                                                --                 12            --               --               --
        Associated companies                                 --                 28             2              491              279
         Other                                               --                 --            --               --               --
      Interest and dividends receivable                       1                 --            --               --               --
      Inventory                                              --                  2            --               --               --
      Prepayments                                            --                  7            --               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Current Assets                                         7                104             3              500              280
                                                 ---------------  -----------------   -----------    -------------   --------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                            18                 --            47               --               --
      Other                                                  --                 15            --               --               --
      Accum. depr. and amortization                          (9)                (6)           --               --               --
      Valuation allowances                                   --                 --           (10)              --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Property, Plant and Equipment-net                            9                  9            37               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------

INVESTMENTS
-----------
      Subsidiaries                                           --                 --            --               --               --
      Capital lease agreements                            1,396                 --            --               --               --
      Limited partnerships                                  383                 --            --               --               --
      General partnerships                                   --                 --            34               --               --
      Corporate joint ventures                               --                 --            --               --               --
      Securities                                             21                  4            --               --               --
      Valuation allowances                                   (7)                --            --               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Investments                                        1,793                  4            34               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------

OTHER ASSETS
------------
      Deferred project costs                                 --                 --            --               --               --
      Debt service reserve                                   --                 --            --               --               --
      Prepaid pension costs                                  --                  1            --               --               --
      Goodwill                                               --                  6            --               --               --
      Other                                                  --                  1             1               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Other Assets                                          --                  8             1               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------

 TOTAL ASSETS                                           $ 1,809              $ 125          $ 75            $ 500            $ 280
                                                 ===============  =================   ===========    =============   ==============

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                             PSEG           INTERCOMPANY
                                                       ENERGY HOLDINGS      ELIMINATIONS           PSEG             PSEG
                                                           CONSOL.           & RECLASS.       ENERGY HOLDINGS      GLOBAL
                                                       -----------------   ---------------    ----------------    ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                                 $    31          $     --             $    --       $     5
          Taxes                                                       7                (1)                  4             2
          Other                                                      32                 1                  12             8
          Interest                                                    8                --                  --             5
          Associated companies                                       --               (17)                  3             4
       Notes payable:
          PSEG Capital Corporation                                   --              (491)                 --            89
          Enterprise Capital Funding Corp.                           --              (279)                  2            50
          Enterprise Group Development Corp.                         --                (2)                 --            --
          PSEG Energy Technologies Inc.                              --               (28)                 --            --
          Revolving credit facility                                 206                --                  --            --
       Preferred stock dividends payable                             --                --                  --            --
       Current portion of long-term debt                            318                --                  --           118
                                                       -----------------   ---------------    ----------------    ----------
 Total Current Liabilities                                          602              (817)                 21           281
                                                       -----------------   ---------------    ----------------    ----------


TOTAL LONG-TERM DEBT                                                444                --                  --           102
--------------------                                   -----------------   ---------------    ----------------    ----------


DEFERRED CREDITS
----------------
       Deferred income taxes                                        859                 1                  (6)           58
       Deferred investment and energy tax credits                     9                --                  --             9
       Deferred revenues                                              3                --                  --             3
       Long-term liabilities                                          8                --                   3             4
                                                       -----------------   ---------------    ----------------    ----------
 Total Deferred Taxes and Other Liabilities                         879                 1                  (3)           74
                                                       ------------------------------------------------------------------------


MINORITY INTERESTS                                                    1                --                  --             1
------------------                                     -----------------   ---------------    ----------------    ----------


STOCKHOLDER'S EQUITY
--------------------
       Common stock                                                  --              (171)                 --            63
       Preferred stock                                              509              (509)                509           375
       Contributed capital                                          519              (496)                519           205
       Retained earnings                                            200               (61)                200            71
       Foreign currency translation adjustments                     (43)               --                  --           (43)
                                                       -----------------   ---------------    ----------------    ----------
 Total Stockholder's Equity                                       1,185            (1,237)              1,228           671
                                                       -----------------   ---------------    ----------------    ----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                         $ 3,111          $ (2,053)            $ 1,246       $ 1,129
                                                       =================   ===============    ================    ==========

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                              (Millions of Dollars)

                                                                        PSEG
                                                      PSEG             ENERGY                            PSEG
                                                   RESOURCES        TECHNOLOGIES         EGDC          CAPITAL           ECFC
                                                 ---------------  -----------------   -----------    -------------   --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                         $    --              $  26          $ --           $   --            $  --
          Taxes                                               1                  1            --               --               --
          Other                                               1                 10            --               --               --
          Interest                                            1                 --            --                1                1
          Associated companies                                9                 --             1               --               --
       Notes payable:
          PSEG Capital Corporation                          402                 --            --               --               --
          Enterprise Capital Funding Corp.                  227                 --            --               --               --
          Enterprise Group Development Corp.                 --                 --            --                2               --
          PSEG Energy Technologies Inc.                      --                 --            --               --               28
          Revolving credit facility                          --                 --            --               --              206
       Preferred stock dividends payable                     --                 --            --               --               --
       Current portion of long-term debt                     --                 --            --              155               45
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Current Liabilities                                  641                 37             1              158              280
                                                 ---------------  -----------------   -----------    -------------   --------------


TOTAL LONG-TERM DEBT                                         --                 --            --              342               --
--------------------                             ---------------  -----------------   -----------    -------------   --------------


DEFERRED CREDITS
----------------
       Deferred income taxes                                806                 --            --               --               --
       Deferred investment and energy tax credits            --                 --            --               --               --
       Deferred revenues                                     --                 --            --               --               --
       Long-term liabilities                                 --                  1            --               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Deferred Taxes and Other Liabilities                 806                  1            --               --               --
                                                -----------------------------------------------------------------------------------


MINORITY INTERESTS                                           --                 --            --               --               --
------------------                               ---------------  -----------------   -----------    -------------   --------------


STOCKHOLDER'S EQUITY
--------------------
       Common stock                                         107                 --             1               --               --
       Preferred stock                                      134                 --            --               --               --
       Contributed capital                                   --                126           165               --               --
       Retained earnings                                    121                (39)          (92)              --               --
       Foreign currency translation adjustments              --                 --            --               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------
 Total Stockholder's Equity                                 362                 87            74               --               --
                                                 ---------------  -----------------   -----------    -------------   --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                 $ 1,809              $ 125          $ 75            $ 500            $ 280
                                                 ===============  =================   ===========    =============   ==============

                               PSEG RESOURCES INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                            PSEG         INTERCOMPANY
                                                         RESOURCES       ELIMINATIONS        PSEG
                                                          CONSOL.         & RECLASS.       RESOURCES
                                                        -------------   ---------------   ------------
REVENUES:
      Income from partnerships                              $ 34,537         $      --        $ 2,109
      Income from capital lease agreements                    75,801                --         37,022
      Unrealized gains (losses) on investments                11,794                --         (7,691)
      Realized gains (losses) on investments                  13,110                --          2,401
      Interest and dividend income                             9,350                --          2,961
      Other                                                      523                --            (22)
      Equity in subsidiary earnings                               --           (63,043)        63,043
                                                        -------------   ---------------   ------------
TOTAL REVENUES                                               145,115           (63,043)        99,823
                                                        -------------   ---------------   ------------

OPERATING EXPENSES:
      Operation and maintenance                                   --                --             --
      Depreciation and amortization                            1,612                --            200
      Administrative and general                               8,413                --          7,393
                                                        -------------   ---------------   ------------
TOTAL OPERATING EXPENSES                                      10,024                --          7,593
                                                        -------------   ---------------   ------------

OPERATING INCOME                                             135,090           (63,043)        92,230
                                                        -------------   ---------------   ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                32,322                --         26,714
      Enterprise Capital Funding Corp.                        10,193                --          8,207
      Other                                                    6,212                --            605
      Capitalized interest                                        --                --             --
                                                        -------------   ---------------   ------------
NET INTEREST EXPENSE                                          48,727                --         35,527
                                                        -------------   ---------------   ------------

INCOME BEFORE INCOME TAXES                                    86,363           (63,043)        56,703
                                                        -------------   ---------------   ------------

INCOME TAXES:
      Current                                                (12,495)               --        (38,254)
      Deferred                                                39,969                --         35,529
      Investment and energy tax credits - net                   (850)               --           (313)
                                                        -------------   ---------------   ------------
TOTAL INCOME TAXES                                            26,623                --         (3,037)
                                                        -------------   ---------------   ------------

MINORITY INTERESTS                                                --                --             --
                                                        -------------   ---------------   ------------

NET INCOME                                                    59,740           (63,043)        59,740
                                                        -------------   ---------------   ------------

PREFERRED STOCK DIVIDEND REQUIREMENT                           4,217                --          4,217
                                                        -------------   ---------------   ------------

EARNINGS AVAILABLE TO COMMON STOCK                          $ 55,523         $ (63,043)      $ 55,523
                                                        =============   ===============   ============

                               PSEG RESOURCES INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)


                                                        RCMC
                                                     CONSOL. (A)      RCIC           RCSC
                                                     -----------   ------------   ------------
REVENUES:
      Income from partnerships                          $ 9,518       $     --     $       --
      Income from capital lease agreements               22,656         13,033             --
      Unrealized gains (losses) on investments           (3,406)            --             --
      Realized gains (losses) on investments                 --          8,491             --
      Interest and dividend income                        2,264            422             --
      Other                                                 375             --              6
      Equity in subsidiary earnings                          --             --             --
                                                     -----------   ------------   ------------
TOTAL REVENUES                                           31,407         21,946              6
                                                     -----------   ------------   ------------

OPERATING EXPENSES:
      Operation and maintenance                              --             --             --
      Depreciation and amortization                          --             --             --
      Administrative and general                            424              7              6
                                                     -----------   ------------   ------------
TOTAL OPERATING EXPENSES                                    424              7              6
                                                     -----------   ------------   ------------

OPERATING INCOME                                         30,983         21,939             --
                                                     -----------   ------------   ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                            5,094            330             --
      Enterprise Capital Funding Corp.                    1,803            117             --
      Other                                                 195          1,413             --
      Capitalized interest                                   --             --             --
                                                     -----------   ------------   ------------
NET INTEREST EXPENSE                                      7,092          1,860             --
                                                     -----------   ------------   ------------

INCOME BEFORE INCOME TAXES                               23,891         20,078             --
                                                     -----------   ------------   ------------

INCOME TAXES:
      Current                                           (23,070)        28,124             --
      Deferred                                           28,849        (20,677)            --
      Investment and energy tax credits - net              (205)          (332)            --
                                                     -----------   ------------   ------------
TOTAL INCOME TAXES                                        5,574          7,116             --
                                                     -----------   ------------   ------------

MINORITY INTERESTS                                           --             --             --
                                                     -----------   ------------   ------------

NET INCOME                                               18,317         12,963             --
                                                     -----------   ------------   ------------

PREFERRED STOCK DIVIDEND REQUIREMENT                         --             --             --
                                                     -----------   ------------   ------------

EARNINGS AVAILABLE TO COMMON STOCK                     $ 18,317       $ 12,963     $       --
                                                     ===========   ============   ============

                               PSEG RESOURCES INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                       PSRC SC          PSRC SC          PSRC SC          PSRC SC
                                                          RCFC           ONE              TWO             THREE            FOUR
                                                       -----------   -------------    -------------    -------------    ------------
REVENUES:
      Income from partnerships                              $  --    $         --     $         --     $         --     $        --
      Income from capital lease agreements                     47              --               --               --              --
      Unrealized gains (losses) on investments                 --              --               --               --              --
      Realized gains (losses) on investments                   --              --               --               --              --
      Interest and dividend income                            184              --               --               --              --
      Other                                                   147               4                4                4               4
      Equity in subsidiary earnings                            --              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------
TOTAL REVENUES                                                378               4                4                4               4
                                                       -----------   -------------    -------------    -------------    ------------

OPERATING EXPENSES:
      Operation and maintenance                                --              --               --               --              --
      Depreciation and amortization                            --              --               --               --              --
      Administrative and general                               17               4                4                4               4
                                                       -----------   -------------    -------------    -------------    ------------
TOTAL OPERATING EXPENSES                                       17               4                4                4               4
                                                       -----------   -------------    -------------    -------------    ------------

OPERATING INCOME                                              361              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                184              --               --               --              --
      Enterprise Capital Funding Corp.                         65              --               --               --              --
      Other                                                    --              --               --               --              --
      Capitalized interest                                     --              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------
NET INTEREST EXPENSE                                          249              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

INCOME BEFORE INCOME TAXES                                    112              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

INCOME TAXES:
      Current                                                 553              --               --               --              --
      Deferred                                               (373)             --               --               --              --
      Investment and energy tax credits - net                  --              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------
TOTAL INCOME TAXES                                            180              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

MINORITY INTERESTS                                             --              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

NET INCOME                                                    (68)             --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

PREFERRED STOCK DIVIDEND REQUIREMENT                           --              --               --               --              --
                                                       -----------   -------------    -------------    -------------    ------------

EARNINGS AVAILABLE TO COMMON STOCK                          $ (68)   $         --     $         --     $         --     $        --
                                                       ===========   =============    =============    =============    ============

                         PSEG RESOURCES INC.
                  CONSOLIDATING STATEMENT OF INCOME
                FOR THE YEAR ENDING DECEMBER 31, 1998
                          ($ IN THOUSANDS)

                                                        THE             PSGMC
                                                   WATER SOURCE        CONSOL.        PSRC, INC.   ENTECH     PSRC I, INC.
                                                  ----------------  --------------    ----------   --------   ----------
REVENUES:
      Income from partnerships                    $            --   $          --     $      --    $    --    $  22,911
      Income from capital lease agreements                     --              --         3,043         --           --
      Unrealized gains (losses) on investments                 --              --            --         --       22,890
      Realized gains (losses) on investments                   --              --            --         --        2,218
      Interest and dividend income                             --              --           122         --        3,396
      Other                                                    --              --            --         --           --
      Equity in subsidiary earnings                            --              --            --         --           --
                                                  ----------------  --------------    ----------   --------   ----------
TOTAL REVENUES                                                 --              --         3,166         --       51,416
                                                  ----------------  --------------    ----------   --------   ----------

OPERATING EXPENSES:
      Operation and maintenance                                --              --            --         --           --
      Depreciation and amortization                            --              --         1,412         --           --
      Administrative and general                               --              --            44         --          506
                                                  ----------------  --------------    ----------   --------   ----------
TOTAL OPERATING EXPENSES                                       --              --         1,455         --          506
                                                  ----------------  --------------    ----------   --------   ----------

OPERATING INCOME                                               --              --         1,710         --       50,910
                                                  ----------------  --------------    ----------   --------   ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                 --              --            --         --           --
      Enterprise Capital Funding Corp.                         --              --            --         --           --
      Other                                                    --              --            --         --        3,998
      Capitalized interest                                     --              --            --         --           --
                                                  ----------------  --------------    ----------   --------   ----------
NET INTEREST EXPENSE                                           --              --            --         --        3,998
                                                  ----------------  --------------    ----------   --------   ----------

INCOME BEFORE INCOME TAXES                                     --              --         1,710         --       46,912
                                                  ----------------  --------------    ----------   --------   ----------

INCOME TAXES:
      Current                                                  --              --        (3,387)         0       23,538
      Deferred                                                 --              --         4,036         (0)      (7,396)
      Investment and energy tax credits - net                  --              --            --         --           --
                                                  ----------------  --------------    ----------   --------   ----------
TOTAL INCOME TAXES                                             --              --           649         --       16,141
                                                  ----------------  --------------    ----------   --------   ----------

MINORITY INTERESTS                                             --              --            --         --           --
                                                  ----------------  --------------    ----------   --------   ----------

NET INCOME                                                     --              --          1,061        --       30,770
                                                  ----------------  --------------    ----------   --------   ----------

PREFERRED STOCK DIVIDEND REQUIREMENT                           --              --            --         --           --
                                                  ----------------  --------------    ----------   --------   ----------

EARNINGS AVAILABLE TO COMMON STOCK                $            --   $          --     $    1,061   $    --    $  30,770
                                                  ================  ==============    ==========   ========   ==========

                               PSEG RESOURCES INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                            PSEG         INTERCOMPANY
                                                         RESOURCES       ELIMINATIONS        PSEG           RCMC
                                                          CONSOL.         & RECLASS.       RESOURCES      CONSOL.         RCIC
                                                        -------------   ---------------   ------------   -----------   ------------
BALANCE  JANUARY 1, 1998                                   $ 129,641        $ (138,277)     $ 129,641      $ 47,554        $ 9,186

NET INCOME                                                    59,740           (63,043)        59,740        18,317         12,963
                                                        -------------   ---------------   ------------   -----------   ------------

           TOTAL                                             189,382          (201,319)       189,382        65,871         22,149
                                                        -------------   ---------------   ------------   -----------   ------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)          68,486            (1,442)        68,486            --             --
                                                        -------------   ---------------   ------------   -----------   ------------

BALANCE  DECEMBER 31, 1998                                 $ 120,896        $ (199,877)     $ 120,896      $ 65,871       $ 22,149
                                                        =============   ===============   ============   ===========   ============

                               PSEG RESOURCES INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                       PSRC SC           PSRC SC          PSRC SC
                                                          RCSC            RCFC           ONE               TWO             THREE
                                                      --------------   -----------   -------------    --------------    ------------
BALANCE  JANUARY 1, 1998                                      $ (39)     $ (2,352)           $ (3)             $ (3)     $       --

NET INCOME                                                       --           (68)             --                --              --
                                                      --------------   -----------   -------------    --------------    ------------

           TOTAL                                                (39)       (2,421)             (3)               (3)             --
                                                      --------------   -----------   -------------    --------------    ------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)             --            --              --                --              --
                                                      --------------   -----------   -------------    --------------    ------------

BALANCE  DECEMBER 31, 1998                                    $ (39)     $ (2,421)           $ (3)             $ (3)     $       --
                                                      ==============   ===========   =============    ==============    ============

                               PSEG RESOURCES INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                           PSRC SC             THE            PSGMC
                                             FOUR         WATER SOURCE       CONSOL.        PSRC, INC.    ENTECH    PSRC I, INC.
                                         -------------    --------------   -------------    ----------   ---------  ------------
BALANCE  JANUARY 1, 1998                  $        --          $ (1,055)    $        --       $ 2,060      $ (975)   $ 83,903

NET INCOME                                         --                --              --         1,061          --      30,770
                                         -------------    --------------   -------------    ----------   ---------   ---------

           TOTAL                                   --            (1,055)             --         3,120        (975)    114,674
                                         -------------    --------------   -------------    ----------   ---------   ---------

DIVIDENDS DECLARED (Incl. Preferred
  Stock Dividends)                                 --                --              --            --          --       1,442
                                         -------------    --------------   -------------    ----------   ---------   ---------

BALANCE  DECEMBER 31, 1998                $        --          $ (1,055)    $        --       $ 3,120      $ (975)   $ 113,231
                                         =============    ==============   =============    ==========   =========   =========

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                               PSEG        INTERCOMPANY
                                            RESOURCES      ELIMINATIONS        PSEG           RCMC
                                             CONSOL.        & RECLASS.       RESOURCES      CONSOL.         RCIC           RCSC
                                           -------------  ---------------   ------------   -----------   ------------   ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments       $ 3,240    $          --        $ 2,376         $ 831     $       --            $ 9
      Accounts and Notes receivable:
        Trade                                        --               --             --            --             --             --
        Other                                       746               --              1            --            332             --
        PSE&G                                        --               --             --            --             --             --
        PSEG                                      1,592               --          1,592            --             --             --
        Other associated companies                   --         (284,632)       111,775        32,775             --             --
      Notes receivable:
        Associated companies                         --               --             --            --             --             --
         Other                                       --               --             --            --             --             --
      Interest & dividiend receivable             1,087               --             63            --             --             --
      Prepayments                                    --               --             --            --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------
 Total Current Assets                             6,666         (284,632)       115,807        33,607            332              9
                                           -------------  ---------------   ------------   -----------   ------------   ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                17,169               --          2,727            --             --             --
      Other                                         399               --            292            --             --             --
      Accum. depr. and amortization              (8,682)              --         (1,262)           --             --             --
      Valuation allowances                           --               --             --            --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------
 Property, Plant and Equipment-net                8,887               --          1,758            --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------

INVESTMENTS
-----------
      Subsidiaries                                    0         (626,527)       626,527            --             --             --
      Capital lease agreements                1,395,844               --        637,824       601,661         86,717             --
      Partnership interests                     383,284               --          2,430        40,588             --             --
      Corporate joint ventures                       --               --             --            --             --             --
      Securities                                 21,428               --          9,428            --             --             --
      Valuation allowances                       (6,973)              --         (6,973)           --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------
 Total Investments                            1,793,583         (626,527)     1,269,235       642,249         86,717             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------

OTHER ASSETS
------------
      Special funds-pension                         159               --            159            --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------
 Total Other Assets                                 159               --            159            --             --             --
                                           -------------  ---------------   ------------   -----------   ------------   ------------

 TOTAL ASSETS                               $ 1,809,295       $ (911,159)   $ 1,386,959     $ 675,856       $ 87,048            $ 9
                                           =============  ===============   ============   ===========   ============   ============

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                            PSRC SC          PSRC SC          PSRC SC         PSRC SC
                                              RCFC            ONE              TWO             THREE           FOUR
                                          -------------   -------------   --------------    -------------   ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments  $        --             $ 5              $ 5              $ 5            $ 5
      Accounts and Notes receivable:
        Trade                                       --              --               --               --             --
        Other                                       --              --               --               --             --
        PSE&G                                       --              --               --               --             --
        PSEG                                        --              --               --               --             --
        Other associated companies               7,274               2                2                5              5
      Notes receivable:
        Associated companies                        --              --               --               --             --
         Other                                      --              --               --               --             --
      Interest & dividiend receivable               --              --               --               --             --
      Prepayments                                   --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------
 Total Current Assets                            7,274               7                7               10             10
                                          -------------   -------------   --------------    -------------   ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                   --              --               --               --             --
      Other                                         --              --               --               --             --
      Accum. depr. and amortization                 --              --               --               --             --
      Valuation allowances                          --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------
 Property, Plant and Equipment-net                  --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------

INVESTMENTS
-----------
      Subsidiaries                                  --              --               --               --             --
      Capital lease agreements                  29,828              --               --               --             --
      Partnership interests                         --              --               --               --             --
      Corporate joint ventures                      --              --               --               --             --
      Securities                                    --              --               --               --             --
      Valuation allowances                          --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------
 Total Investments                              29,828              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------

OTHER ASSETS
------------
      Special funds-pension                         --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------
 Total Other Assets                                 --              --               --               --             --
                                          -------------   -------------   --------------    -------------   ------------

 TOTAL ASSETS                                 $ 37,102             $ 7              $ 7             $ 10           $ 10
                                          =============   =============   ==============    =============   ============

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                    THE             PSGMC
                                                WATER SOURCE        CONSOL.     PSRC, INC.    ENTECH     PSRC I, INC.
                                              --------------   --------------   ----------   ---------   ---------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments      $         --     $         --     $      1        $ --    $      2
      Accounts and Notes receivable:
        Trade                                            --               --           --          --          --
        Other                                            --               --           --          --         413
        PSE&G                                            --               --           --          --          --
        PSEG                                             --               --           --          --          --
        Other associated companies                       30               --           --          46     132,718
      Notes receivable:                                  --               --           --          --          --
        Associated companies                             --               --           --          --          --
         Other                                           --               --           --          --          --
      Interest & dividiend receivable                    --               --           --          --       1,024
      Prepayments                                        --               --           --          --          --
                                              --------------   --------------   ----------   ---------   ---------
 Total Current Assets                                    30               --            1          46     134,158
                                              --------------   --------------   ----------   ---------   ---------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                        --               --       14,442          --          --
      Other                                              --               --          107          --          --
      Accum. depr. and amortization                      --               --       (7,420)         --          --
      Valuation allowances                               --               --           --          --          --
                                              --------------   --------------   ----------   ---------   ---------
 Property, Plant and Equipment-net                       --               --        7,129          --          --
                                              --------------   --------------   ----------   ---------   ---------

INVESTMENTS
-----------
      Subsidiaries                                       --               --           --          --          --
      Capital lease agreements                           --               --       39,815          --          --
      Partnership interests                              --               --           --          --     340,267
      Corporate joint ventures                           --               --           --          --          --
      Securities                                         --               --           --          --      12,000
      Valuation allowances                               --               --           --          --          --
                                              --------------   --------------   ----------   ---------   ---------
 Total Investments                                       --               --       39,815          --     352,267
                                              --------------   --------------   ----------   ---------   ---------

OTHER ASSETS
------------
      Special funds-pension                              --               --           --          --          --
                                              --------------   --------------   ----------   ---------   ---------
 Total Other Assets                                      --               --           --          --          --
                                              --------------   --------------   ----------   ---------   ---------

 TOTAL ASSETS                                          $ 30              $--     $ 46,944        $ 46    $ 486,424
                                              ==============   ==============   ==========   =========   =========

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                   PSEG        INTERCOMPANY
                                                RESOURCES      ELIMINATIONS      PSEG          RCMC
                                                 CONSOL.        & RECLASS.     RESOURCES      CONSOL.        RCIC          RCSC
                                              -------------  ---------------  ------------  -----------  ------------  ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                $        --    $          --    $       --    $      --     $      --     $      --
          Taxes                                        653               --           484          165            --            --
          Other                                      2,391               --         1,650          672            69            --
          Interest                                     554               --            --          490            --            --
          Associated companies                       9,001         (284,632)      180,432       73,917        27,031            38
       Notes payable:
          PSEG Capital Corporation                 401,628               --       343,541       52,615         3,516            --
          Enterprise Capital Funding Corp.         226,533               --       193,934       29,512         1,983            --
          Enterprise Group Development Corp.            --               --            --           --            --            --
          Enterprise Diversified Holdings Inc           --               --            --           --            --            --
          U.S.Energy Incorporated                       --               --            --           --            --            --
       Current portion of long-term debt                --               --            --           --            --            --
                                              -------------  ---------------  ------------  -----------  ------------  ------------
 Total Current Liabilities                         640,759         (284,632)      720,041      157,372        32,600            38
                                              -------------  ---------------  ------------  -----------  ------------  ------------


TOTAL LONG-TERM DEBT                                    --               --            --           --            --            --
--------------------                          -------------  ---------------  ------------  -----------  ------------  ------------


DEFERRED CREDITS
----------------
 Deferred income taxes                             805,811               --       304,359      398,652        26,470            --
 Deferred investment
   and energy tax credits                              165               --            --           --           165            --
 Other                                                 462               --           462           --            --            --
                                              -------------  ---------------  ------------  -----------  ------------  ------------
 Total Deferred Credits                            806,438               --       304,821      398,652        26,635            --
                                              -------------  ---------------  ------------  -----------  ------------  ------------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                               107,001              (67)      107,001            2             1            10
       Preferred stock                             134,200               --       134,200           --            --            --
       Contributed capital                              --         (426,583)           --       53,959         5,663            --
       Retained earnings                           120,896         (199,877)      120,896       65,871        22,149           (39)
                                              -------------  ---------------  ------------  -----------  ------------  ------------
 Total Stockholder's Equity                        362,097         (626,527)      362,097      119,832        27,814           (29)
                                              -------------  ---------------  ------------  -----------  ------------  ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                        $ 1,809,295       $ (911,159)  $ 1,386,959    $ 675,856      $ 87,048           $ 9
                                              =============  ===============  ============  ===========  ============  ============

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                    PSRC SC          PSRC SC
                                                      RCFC            ONE              TWO
                                                   -----------   -------------    -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                     $      --     $        --      $        --
          Taxes                                             4              --               --
          Other                                            --              --               --
          Interest                                         --              --               --
          Associated companies                             47              --               --
       Notes payable:
          PSEG Capital Corporation                      1,956              --               --
          Enterprise Capital Funding Corp.              1,103              --               --
          Enterprise Group Development Corp.               --              --               --
          Enterprise Diversified Holdings Inc.             --              --               --
          U.S.Energy Incorporated                          --              --               --
       Current portion of long-term debt                   --              --               --
                                                   -----------   -------------    -------------
 Total Current Liabilities                              3,110              --               --
                                                   -----------   -------------    -------------


TOTAL LONG-TERM DEBT                                       --              --               --
--------------------                               -----------   -------------    -------------

DEFERRED CREDITS
----------------
 Deferred income taxes                                 32,600              --               --
 Deferred investment
   and energy tax credits                                  --              --               --
 Other                                                     --              --               --
                                                   -----------   -------------    -------------
 Total Deferred Credits                                32,600              --               --
                                                   -----------   -------------    -------------

STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                        1              10               10
       Preferred stock                                     --              --               --
       Contributed capital                              3,812              --               --
       Retained earnings                               (2,421)             (3)              (3)
                                                   -----------   -------------    -------------
 Total Stockholder's Equity                             1,392               7                7
                                                   -----------   -------------    -------------

  TOTAL LIABILITIES AND
    STOCKHOLDER'S EQUITY                             $ 37,102             $ 7              $ 7
                                                   ===========   =============    =============

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                     PSRC SC         PSRC SC           THE
                                                      THREE           FOUR         WATER SOURCE
                                                  -------------    ------------   --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                    $        --      $       --     $         --
          Taxes                                             --              --               --
          Other                                             --              --               --
          Interest                                          --              --               --
          Associated companies                              --              --               --
       Notes payable:
          PSEG Capital Corporation                          --              --               --
          Enterprise Capital Funding Corp.                  --              --               --
          Enterprise Group Development Corp.                --              --               --
          Enterprise Diversified Holdings Inc.              --              --               --
          U.S.Energy Incorporated                           --              --               --
       Current portion of long-term debt                    --              --               --
                                                  -------------    ------------   --------------
 Total Current Liabilities                                  --              --               --
                                                  -------------    ------------   --------------


TOTAL LONG-TERM DEBT                                        --              --               --
--------------------                              -------------    ------------   --------------

DEFERRED CREDITS
----------------
 Deferred income taxes                                      --              --               58
 Deferred investment
   and energy tax credits                                   --              --               --
 Other                                                      --              --               --
                                                  -------------    ------------   --------------
 Total Deferred Credits                                     --              --               58
                                                  -------------    ------------   --------------

STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                        10              10               10
       Preferred stock                                      --              --               --
       Contributed capital                                  --              --            1,017
       Retained earnings                                    --              --           (1,055)
                                                  -------------    ------------   --------------
 Total Stockholder's Equity                                 10              10              (28)
                                                  -------------    ------------   --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                   $ 10            $ 10             $ 30
                                                  =============    ============   ==============

                               PSEG RESOURCES INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                       PSGMC
                                                       CONSOL.      PSRC, INC.    ENTECH    PSRC I, INC.
                                                   --------------   ----------   ---------  ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                     $         --     $     --     $    --     $    --
          Taxes                                               --           --          --          --
          Other                                               --           --          --          --
          Interest                                            --           --          --          64
          Associated companies                                --       12,167          --          --
       Notes payable:
          PSEG Capital Corporation                            --           --          --          --
          Enterprise Capital Funding Corp.                    --           --          --          --
          Enterprise Group Development Corp.                  --           --          --          --
          Enterprise Diversified Holdings Inc.                --           --          --          --
          U.S.Energy Incorporated                             --           --          --          --
       Current portion of long-term debt                      --           --          --          --
                                                   --------------   ----------   ---------   ---------
 Total Current Liabilities                                    --       12,167          --          64
                                                   --------------   ----------   ---------   ---------


TOTAL LONG-TERM DEBT                                          --           --          --          --
--------------------                               --------------   ----------   ---------   ---------

DEFERRED CREDITS
----------------
 Deferred income taxes                                        --       17,122           2      26,549
 Deferred investment
   and energy tax credits                                     --           --          --          --
 Other                                                        --           --          --          --
                                                   --------------   ----------   ---------   ---------
 Total Deferred Credits                                       --       17,122           2      26,549
                                                   --------------   ----------   ---------   ---------

STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                          --            1           1           1
       Preferred stock                                        --           --          --          --
       Contributed capital                                    --       14,534       1,018     346,580
       Retained earnings                                      --        3,120        (975)    113,231
                                                   --------------   ----------   ---------   ---------
 Total Stockholder's Equity                                   --       17,655          45     459,812
                                                   --------------   ----------   ---------   ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $         --     $ 46,944     $    46    $486,424
                                                   ==============   ==========   =========   =========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                               INTERCOMPANY
                                                   RCMC        ELIMINATIONS
                                                  CONSOL.       & RECLASS.        RCMC         RCMCSC     RCMC, INC.    RCMC I, INC.
                                                ------------  ---------------  -----------   -----------  ------------  ------------
REVENUES:
      Income from partnerships                     $  9,518         $     --     $     --     $      --       $ 9,518       $    --
      Income from capital lease agreements           22,656               --       17,698            --           217         4,741
      Unrealized gains (losses) on investments       (3,406)              --       (3,406)           --            --            --
      Realized gains (losses) on investments             --               --           --            --            --            --
      Interest and dividend income                    2,264               --        2,175            --            89            --
      Other                                             375               --           --             4            --           370
      Equity in subsidiary earnings                      --           (7,208)       7,208            --            --            --
                                                ------------  ---------------  -----------   -----------  ------------  ------------
TOTAL REVENUES                                       31,407           (7,208)      23,675             4         9,824         5,111
                                                ------------  ---------------  -----------   -----------  ------------  ------------

OPERATING EXPENSES:
      Operation and maintenance                          --               --           --            --            --            --
      Depreciation and amortization                      --               --           --            --            --            --
      Administrative and general                        424               --          133             4            83           203
                                                ------------  ---------------  -----------   -----------  ------------  ------------
TOTAL OPERATING EXPENSES                                424               --          133             4            83           203
                                                ------------  ---------------  -----------   -----------  ------------  ------------

OPERATING INCOME                                     30,983           (7,208)      23,542            --         9,741         4,908
                                                ------------  ---------------  -----------   -----------  ------------  ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                        5,094               --        2,977            --            --         2,117
      Enterprise Capital Funding Corp.                1,803               --        1,054            --            --           749
      Other                                             195               --           --            --           187             8
      Capitalized interest                               --               --           --            --            --            --
                                                ------------  ---------------  -----------   -----------  ------------  ------------
NET INTEREST EXPENSE                                  7,092               --        4,032            --           187         2,873
                                                ------------  ---------------  -----------   -----------  ------------  ------------

INCOME BEFORE INCOME TAXES                           23,891           (7,208)      19,511            --         9,554         2,035
                                                ------------  ---------------  -----------   -----------  ------------  ------------

INCOME TAXES:
      Current                                       (23,070)              --      (14,852)           --          (927)       (7,290)
      Deferred                                       28,849               --       16,251            --         4,279         8,319
      Investment and energy tax credits - net          (205)              --         (205)           --            --            --
                                                ------------  ---------------  -----------   -----------  ------------  ------------
TOTAL INCOME TAXES                                    5,574               --        1,193            --         3,352         1,029
                                                ------------  ---------------  -----------   -----------  ------------  ------------

MINORITY INTERESTS                                       --               --           --            --            --            --
                                                ------------  ---------------  -----------   -----------  ------------  ------------

NET INCOME                                         $ 18,317         $ (7,208)    $ 18,317     $      --       $ 6,202       $ 1,006
                                                ============  ===============  ===========   ===========  ============  ============

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                             INTERCOMPANY
                               RCMC          ELIMINATIONS
                              CONSOL.         & RECLASS.         RCMC          RCMCSC      RCMC, INC.     RCMC I, INC.
                            ------------    ---------------   -----------    -----------   ------------   ------------
BALANCE  JANUARY 1, 1998       $ 47,554          $ (11,787)     $ 47,554          $ (16)       $ 9,511        $ 2,292

NET INCOME                       18,317             (7,208)       18,317             --          6,202          1,006
                            ------------    ---------------   -----------    -----------   ------------   ------------

           TOTAL                 65,871            (18,996)       65,871            (16)        15,713          3,298
                            ------------    ---------------   -----------    -----------   ------------   ------------

DIVIDENDS DECLARED                   --             (2,475)           --             --          2,475             --
                            ------------    ---------------   -----------    -----------   ------------   ------------

BALANCE  DECEMBER 31, 1998     $ 65,871          $ (16,520)     $ 65,871          $ (16)      $ 13,238        $ 3,298
                            ============    ===============   ===========    ===========   ============   ============

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                           INTERCOMPANY
                                              RCMC         ELIMINATIONS
                                             CONSOL.        & RECLASS.         RCMC          RCMCSC      RCMC, INC.     RCMC I, INC
                                           ------------   ---------------   -----------    -----------   ------------   ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments    $     831         $      --     $      --           $ 10      $     819      $       2
      Accounts  and Notes receivable:
        Trade                                       --                --            --             --             --             --
        Other                                       --                --            --             --             --             --
        PSE&G                                       --                --            --             --             --             --
        PSEG                                        --                --            --             --             --             --
        Other associated companies              32,775                --            --             --         32,756             19
      Notes receivable:
        Associated companies                        --                --            --             --             --             --
      Prepayments                                   --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------
 Total Current Assets                           33,607                --            --             10         33,575             21
                                           ------------   ---------------   -----------    -----------   ------------   ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                   --                --            --             --             --             --
      Other                                         --                --            --             --             --             --
      Accum. depr. and amortization                 --                --            --             --             --             --
      Valuation allowances                          --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------
 Property, Plant and Equipment-net                  --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------

INVESTMENTS
-----------
      Subsidiaries                                  --           (42,709)       42,709             --             --             --
      Capital lease agreements                 601,661                --       397,064             --         32,438        172,159
      Partnership interests                     40,588                --            --             --         40,588             --
      Corporate joint ventures                      --                --            --             --             --             --
      Securities                                    --                --            --             --             --             --
      Valuation allowances                          --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------
 Total Investments                             642,249           (42,709)      439,773             --         73,026        172,159
                                           ------------   ---------------   -----------    -----------   ------------   ------------

OTHER ASSETS
------------
      Other                                         --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------
 Total Other Assets                                 --                --            --             --             --             --
                                           ------------   ---------------   -----------    -----------   ------------   ------------

 TOTAL ASSETS                                $ 675,856         $ (42,709)    $ 439,773           $ 10      $ 106,601      $ 172,180
                                           ============   ===============   ===========    ===========   ============   ============

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                               INTERCOMPANY
                                                  RCMC         ELIMINATIONS
                                                 CONSOL.        & RECLASS.         RCMC       RCMCSC       RCMC, INC.   RCMC I, INC.
                                               ------------   ---------------  -----------  -----------   ------------  ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                  $      --         $      --    $      --         $ --      $      --     $      --
          Taxes                                        165                --           --           --             --           165
          Other                                        672                --          672           --             --            --
          Interest                                     490                --           --           --            490            --
          Associated companies                      73,917                --       73,365           15             --           537
       Notes payable:
          PSEG Capital Corporation                  52,615                --       30,085           --             --        22,530
          Enterprise Capital Funding Corp.          29,512                --       16,805           --             --        12,708
          Enterprise Group Development Corp.            --                --           --           --             --            --
          Enterprise Diversified Holdings Inc.          --                --           --           --             --            --
          U.S.Energy Incorporated                       --                --           --           --             --            --
       Current portion of long-term debt                --                --           --           --             --            --
                                               ------------   ---------------  -----------  -----------   ------------  ------------
 Total Current Liabilities                         157,372                --      120,926           15            490        35,940
                                               ------------   ---------------  -----------  -----------   ------------  ------------


TOTAL LONG-TERM DEBT                                    --                --           --           --             --            --
--------------------                           ------------   ---------------  -----------  -----------   ------------  ------------


DEFERRED CREDITS
----------------
 Deferred income taxes                             398,652                --      199,015           --         52,082       147,555
 Deferred investment
   and energy tax credits                               --                --           --           --             --            --
 Other                                                  --                --           --           --             --            --
                                               ------------   ---------------  -----------  -----------   ------------  ------------
 Total Deferred Credits                            398,652                --      199,015           --         52,082       147,555
                                               ------------   ---------------  -----------  -----------   ------------  ------------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                     2                (3)           2            1              1             1
       Preferred stock                                  --                --           --           --             --            --
       Contributed capital                          53,959           (26,185)      53,959           10         40,790       (14,615)
       Retained earnings                            65,871           (16,520)      65,871          (16)        13,238         3,298
                                               ------------   ---------------  -----------  -----------   ------------  ------------
 Total Stockholder's Equity                        119,832           (42,709)     119,832           (5)        54,029       (11,316)
                                               ------------   ---------------  -----------  -----------   ------------  ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $ 675,856         $ (42,709)   $ 439,773         $ 10      $ 106,601     $ 172,180
                                               ============   ===============  ===========  ===========   ============  ============

                                PSEG GLOBAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                       PSEG         INTERCOMPANY
                                                      GLOBAL        ELIMINATIONS        PSEG
                                                     CONSOL.         & RECLASS.        GLOBAL
                                                   -------------   ---------------   ------------
REVENUES:
       Income from partnerships                       $ 112,890          $    349          $ 630
       Income from capital lease agreements                  --                --             --
       Unrealized gains (losses) on investments              --                --             --
       Realized gains (losses) on investments                --                --             --
       Interest and dividend income                       2,043                --            888
       Other                                              8,389                --            450
       Equity in subsidiary earnings                         --           (14,573)        14,573
                                                   -------------   ---------------   ------------
 TOTAL REVENUES                                         123,322           (14,224)        16,541
                                                   -------------   ---------------   ------------

 OPERATING EXPENSES:
       Operation and maintenance                          2,156                --             --
       Depreciation and amortization                        907                --            400
       Administrative and general                        45,584                --           (649)
                                                   -------------   ---------------   ------------
 TOTAL OPERATING EXPENSES                                48,647                --           (249)
                                                   -------------   ---------------   ------------

 OPERATING INCOME                                        74,675           (14,224)        16,790
                                                   -------------   ---------------   ------------

 OTHER INCOME
       Foreign Currency Translation Gain/Loss            (3,031)               --             --
       Gain on Sale of Assets                             1,948                --             --
                                                   -------------   ---------------   ------------
 TOTAL OTHER INCOME                                      (1,083)               --             --
                                                   -------------   ---------------   ------------

 INTEREST EXPENSE:
       PSEG Capital Corporation                          12,393                --         11,082
       Enterprise Capital Funding Corp.                   4,568                --          3,944
       Other Associated Companies                           170                --        (23,180)
       Other                                             25,901                --             --
       Capitalized interest                              (1,181)               --            (78)
                                                   -------------   ---------------   ------------
 NET INTEREST EXPENSE                                    41,851                --         (8,232)
                                                   -------------   ---------------   ------------

 INCOME BEFORE INCOME TAXES                              31,741           (14,224)        25,022
                                                   -------------   ---------------   ------------

 INCOME TAXES:
       Current                                           20,757                --            (73)
       Deferred                                          (7,708)               --          3,962
       Investment and energy tax credits - net             (258)               --            395
                                                   -------------   ---------------   ------------
 TOTAL INCOME TAXES                                      12,791                --          4,284
                                                   -------------   ---------------   ------------

 MINORITY INTERESTS                                      (1,788)               --             --
                                                   -------------   ---------------   ------------

 NET INCOME                                              20,738           (14,224)        20,738
                                                   -------------   ---------------   ------------

       Preferred stock dividend requirements             13,261                --         13,261
                                                   -------------   ---------------   ------------

 EARNINGS AVAILABLE TO COMMON STOCK                     $ 7,477       $   (14,224)       $ 7,477
                                                   =============   ===============   ============

                                PSEG GLOBAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                     PSEG
                                                    PSEG USA        PSEG NJ      INDIA COMPANY
                                                     CONSOL.        CONSOL.         CONSOL.
                                                   ------------   ------------   --------------
REVENUES:
       Income from partnerships                       $ 88,647       $ 23,264     $         --
       Income from capital lease agreements                 --             --               --
       Unrealized gains (losses) on investments             --             --               --
       Realized gains (losses) on investments               --             --               --
       Interest and dividend income                      1,155             --               --
       Other                                             5,306          2,633               --
       Equity in subsidiary earnings                        --             --               --
                                                   ------------   ------------   --------------
 TOTAL REVENUES                                         95,108         25,897               --
                                                   ------------   ------------   --------------

 OPERATING EXPENSES:
       Operation and maintenance                            --          2,156               --
       Depreciation and amortization                       501              6               --
       Administrative and general                       42,844          2,952              437
                                                   ------------   ------------   --------------
 TOTAL OPERATING EXPENSES                               43,345          5,114              437
                                                   ------------   ------------   --------------

 OPERATING INCOME                                       51,763         20,783             (437)
                                                   ------------   ------------   --------------

 OTHER INCOME
       Foreign Currency Translation Gain/Loss           (3,031)            --               --
       Gain on Sale of Assets                             (596)         2,544               --
                                                   ------------   ------------   --------------
 TOTAL OTHER INCOME                                     (3,627)         2,544               --
                                                   ------------   ------------   --------------

 INTEREST EXPENSE:
       PSEG Capital Corporation                            975            336               --
       Enterprise Capital Funding Corp.                    486            138               --
       Other Associated Companies                       23,343              7               --
       Other                                            25,892              9               --
       Capitalized interest                             (1,103)            --               --
                                                   ------------   ------------   --------------
 NET INTEREST EXPENSE                                   49,593            490               --
                                                   ------------   ------------   --------------

 INCOME BEFORE INCOME TAXES                             (1,457)        22,837             (437)
                                                   ------------   ------------   --------------

 INCOME TAXES:
       Current                                           5,335         15,495               --
       Deferred                                         (5,808)        (5,831)             (31)
       Investment and energy tax credits - net            (438)          (215)              --
                                                   ------------   ------------   --------------
 TOTAL INCOME TAXES                                       (911)         9,449              (31)
                                                   ------------   ------------   --------------

 MINORITY INTERESTS                                     (1,788)            --               --
                                                   ------------   ------------   --------------

 NET INCOME                                              1,242         13,388             (406)
                                                   ------------   ------------   --------------

       Preferred stock dividend requirements                --             --               --
                                                   ------------   ------------   --------------

 EARNINGS AVAILABLE TO COMMON STOCK                    $ 1,242       $ 13,388           $ (406)
                                                   ============   ============   ==============

                                PSEG GLOBAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                        PSEG         INTERCOMPANY                                                      PSEG
                                       GLOBAL        ELIMINATIONS         PSEG         PSEG USA       PSEG NJ      INDIA COMPANY
                                       CONSOL.        & RECLASS.         GLOBAL        CONSOL.        CONSOL.         CONSOL.
                                    -------------   ---------------   ------------   ------------   ------------   --------------

BALANCE JANUARY 1, 1998                 $ 63,773         $ (24,557)      $ 63,773        $ 8,320       $ 16,237     $         --

NET INCOME                                20,738           (14,224)        20,738          1,242         13,388             (406)

                                    -------------   ---------------   ------------   ------------   ------------   --------------
           TOTAL                          84,511           (38,781)        84,511          9,562         29,625             (406)
                                    -------------   ---------------   ------------   ------------   ------------   --------------

DIVIDENDS DECLARED                        13,261                --         13,261             --             --               --
                                    -------------   ---------------   ------------   ------------   ------------   --------------

BALANCE  DECEMBER 31, 1998              $ 71,250         $ (38,781)      $ 71,250        $ 9,562       $ 29,625           $ (406)
                                    =============   ===============   ============   ============   ============   ==============

                                PSEG GLOBAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                               PSEG        INTERCOMPANY                                                  PSEG
                                              GLOBAL       ELIMINATIONS        PSEG        PSEG USA      PSEG NJ     INDIA COMPANY
                                              CONSOL.       & RECLASS.        GLOBAL       CONSOL.       CONSOL.        CONSOL.
                                           -------------  ---------------  ------------  ------------  ------------  --------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments   $     2,171    $          --    $       33       $ 2,123    $       --    $         15
      Accounts  and Notes receivable:
        Trade                                     7,780               --         1,120         6,226           434              --
        Other                                    11,399               --           318        11,081            --              --
        PSE&G                                       719               --           708            11            --              --
        PSEG                                         --               --            --            --            --              --
        Other associated companies                   --         (624,649)      240,800       350,720        33,129              --
      Notes receivable:
        Associated companies                         --               --            --            --            --              --
         Other                                       --               --            --            --            --              --
      Interest receivable                            12               --            --            12            --              --
      Prepayments                                   510               --            83           427            --              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------
Total Current Assets                             22,591         (624,649)      243,062       370,600        33,563              15
                                           -------------  ---------------  ------------  ------------  ------------  --------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                    --               --            --            --            --              --
      Other                                       7,811               --         3,165         4,627            19              --
      Accum. depr. and amortization              (3,952)              --        (2,273)       (1,668)          (11)             --
      Valuation allowances                           --               --            --            --            --              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------
Property, Plant and Equipment-net                 3,859               --           892         2,959             8              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------

INVESTMENTS
-----------
      Subsidiaries                                   --         (933,015)      933,015            --            --              --
      Capital lease agreements                       --               --            --            --            --              --
      Partnership interests                     185,203               --         4,551       154,343        26,309              --
      Corporate joint ventures                  879,065               --         3,297       861,808            --          13,960
      Securities                                     --               --            --            --            --              --
      Valuation allowances                           --               --            --            --            --              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------
Total Investments                             1,064,268         (933,015)      940,863     1,016,151        26,309          13,960
                                           -------------  ---------------  ------------  ------------  ------------  --------------

OTHER ASSETS
------------
      Other                                      38,221               --        16,897        21,324            --              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------
Total Other Assets                               38,221               --        16,897        21,324            --              --
                                           -------------  ---------------  ------------  ------------  ------------  --------------

TOTAL ASSETS                                $ 1,128,939    $   (1,557,664)  $1,201,714    $1,411,034    $   59,880    $     13,975
                                           =============  ===============  ============  ============  ============  ==============

                                PSEG GLOBAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                PSEG        INTERCOMPANY                                                  PSEG
                                               GLOBAL       ELIMINATIONS        PSEG        PSEG USA      PSEG NJ     INDIA COMPANY
                                               CONSOL.       & RECLASS.        GLOBAL       CONSOL.       CONSOL.        CONSOL.
                                            -------------  ---------------  ------------  ------------  ------------  --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
      Accounts payable:
         Trade                                   $ 4,801    $          --       $ 2,328       $ 2,469           $ 4    $         --
         Taxes                                     1,905               --           373           (58)        1,590              --
         Other                                     7,533               --         2,145         5,212           176              --
         Interest                                  4,831               --            --         4,831            --              --
         Associated companies                      4,542         (624,649)      390,566       235,755           326           2,544
      Notes payable:
         PSEG Capital Corporation                 89,297               --        79,127         7,350         2,820              --
         Enterprise Capital Funding Corp.         50,368               --        44,631         4,146         1,591              --
         Enterprise Group Development Corp.           --               --            --            --            --              --
         Enterprise Diversified
           Holdings Inc.                              --               --            --            --            --              --
         U.S.Energy Incorporated                      --               --            --            --            --              --
      Current portion of long-term debt          117,753               --            --       117,753            --              --
                                            -------------  ---------------  ------------  ------------  ------------  --------------
Total Current Liabilities                        281,030         (624,649)      519,170       377,458         6,507           2,544
                                            -------------  ---------------  ------------  ------------  ------------  --------------


TOTAL LONG-TERM DEBT                             102,116               --            --       102,116            --              --
---------------------                       -------------  ---------------  ------------  ------------  ------------  --------------


DEFERRED CREDITS
----------------
Deferred income taxes                             58,182               --        10,372        41,091         6,938            (219)
Deferred investment
  and energy tax credits                           9,229               --         1,085         8,144            --              --
Other                                              6,660               --           701         4,476         1,483              --
                                            -------------  ---------------  ------------  ------------  ------------  --------------
Total Deferred Credits                            74,071               --        12,158        53,711         8,421            (219)
                                            -------------  ---------------  ------------  ------------  ------------  --------------


MINORITY INTEREST                                  1,336               --            --         1,336            --              --
------------------                          -------------  ---------------  ------------  ------------  ------------  --------------


STOCKHOLDER'S EQUITY
--------------------
      Capital stock                              437,880              (20)      437,880            10            10              --
      Stock Subs Payable                              --               --            --            --            --              --
      Contributed capital                        204,271         (937,229)      204,271       909,856        15,317          12,056
      Retained earnings                           71,250          (38,781)       71,250         9,562        29,625            (406)
      Cumulative Translation Adjustment          (43,015)          43,015       (43,015)      (43,015)           --              --
                                            -------------  ---------------  ------------  ------------  ------------  --------------
Total Stockholder's Equity                       670,386         (933,015)      670,386       876,413        44,952          11,650
                                            -------------  ---------------  ------------  ------------  ------------  --------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                       $ 1,128,939     $ (1,557,664)  $ 1,201,714   $ 1,411,034      $ 59,880        $ 13,975
                                            =============  ===============  ============  ============  ============  ==============

                                    PSEG USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                              INTERCOMPANY                                                 PSEG
                                                 PSEG USA     ELIMINATIONS       PSEG          PSEG          PSEG         PROJECT
                                                 CONSOL.       & RECLASS.         USA       CONEMAUGH        TRACY       SERVICES
                                               ------------  ---------------  -----------  ------------  ------------- -------------
REVENUES:
      Income from partnerships                    $ 88,647    $      (2,027)    $ 38,539    $       --    $        --   $        --
      Income from capital lease agreements              --               --           --            --             --            --
      Unrealized gains (losses) on investments          --               --           --            --             --            --
      Realized gains (losses) on investments            --               --           --            --             --            --
      Interest and dividend income                   1,155               --           --            --             --            --
      Other                                          5,306               --           --            --            316            --
      Equity in subsidiary earnings                     --            4,121       (4,122)           --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------
TOTAL REVENUES                                      95,108            2,094       34,417            --            316            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

OPERATING EXPENSES:
      Operation and maintenance                         --               --           --            --             --            --
      Depreciation and amortization                    501               --          114            --             --            --
      Administrative and general                    42,844               --       10,344            --            143            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------
TOTAL OPERATING EXPENSES                            43,345               --       10,458            --            143            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

OPERATING INCOME                                    51,763            2,094       23,959            --            173            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

OTHER INCOME
      Foreign Currency Translation Gain/Loss        (3,031)              --           --            --             --            --
      Gain on Sale of Assets                          (596)              --        4,359            --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------
TOTAL OTHER INCOME                                  (3,627)              --        4,359            --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

INTEREST EXPENSE:
      PSEG Capital Corporation                         975               --          679            --             --            --
      Enterprise Capital Funding Corp.                 486               --          288            --             --            --
      Other Associated Companies                    23,343               --       23,462            --             --            --
      Other                                         25,892               --          129            --             --            --
      Capitalized interest                          (1,103)              --         (761)           --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------
NET INTEREST EXPENSE                                49,593               --       23,797            --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

INCOME BEFORE INCOME TAXES                          (1,457)           2,094        4,521            --            173            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

INCOME TAXES:
      Current                                        5,335               --        3,874         1,129          1,834            48
      Deferred                                      (5,808)              --         (236)       (1,105)        (1,560)          (48)
      Investment and energy tax credits - net         (438)              --         (359)           --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------
TOTAL INCOME TAXES                                    (911)              --        3,279            24            274            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

MINORITY INTERESTS                                  (1,788)               1           --            --             --            --
                                               ------------  ---------------  -----------  ------------  ------------- -------------

NET INCOME                                         $ 1,242          $ 2,093      $ 1,242         $ (24)        $ (101)  $        --
                                               ============  ===============  ===========  ============  ============= =============

                                    PSEG USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                       PSEG                            PSEG             PSEG
                                                        GWF           PSEG            DEBLOIS           MOUNT            PSEG
                                                      CONSOL.        LEASING        INVESTMENT         CARMEL           MEXICO
                                                    -----------   -------------    -------------    -------------    ------------
REVENUES:
      Income from partnerships                       $     381     $        --      $        --      $        --      $       --
      Income from capital lease agreements                  --              --               --               --              --
      Unrealized gains (losses) on investments              --              --               --               --              --
      Realized gains (losses) on investments                --              --               --               --              --
      Interest and dividend income                          --              --              499               --              --
      Other                                                 --              --               --               --              --
      Equity in subsidiary earnings                         --              --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------
TOTAL REVENUES                                             381              --              499               --              --
                                                    -----------   -------------    -------------    -------------    ------------

OPERATING EXPENSES:
      Operation and maintenance                             --              --               --               --              --
      Depreciation and amortization                         --              --               --               --              --
      Administrative and general                            (5)              3               --               --               1
                                                    -----------   -------------    -------------    -------------    ------------
TOTAL OPERATING EXPENSES                                    (5)              3               --               --               1
                                                    -----------   -------------    -------------    -------------    ------------
OPERATING INCOME                                           386              (3)             499               --              (1)
                                                    -----------   -------------    -------------    -------------    ------------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                --              --               --               --              --
      Gain on Sale of Assets                                --              --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------
TOTAL OTHER INCOME                                          --              --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                              --             296               --               --              --
      Enterprise Capital Funding Corp.                      --             198               --               --              --
      Other Associated Companies                            --              --               --               --              --
      Other                                                 --              --               --               --              --
      Capitalized interest                                  --              --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------
NET INTEREST EXPENSE                                        --             494               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------

INCOME BEFORE INCOME TAXES                                 386            (497)             499               --              (1)
                                                    -----------   -------------    -------------    -------------    ------------

INCOME TAXES:
      Current                                              (14)           (174)            (127)             909              --
      Deferred                                             172              --               --             (900)             --
      Investment and energy tax credits - net               (4)             --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------
TOTAL INCOME TAXES                                         154            (174)            (127)               9              --
                                                    -----------   -------------    -------------    -------------    ------------

MINORITY INTERESTS                                          --              --               --               --              --
                                                    -----------   -------------    -------------    -------------    ------------

NET INCOME                                               $ 232          $ (323)           $ 626             $ (9)           $ (1)
                                                    ===========   =============    =============    =============    ============

                                    PSEG USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                    PSEG
                                                                                   PSEG             ASIA          PSEG
                                                    PSEG                      INTERNATIONAL         INC.          INDIA
                                                    BAJA           CEMAS         SERVICES         CONSOL.         INC.
                                                -------------   -----------  ----------------    ----------     ---------
REVENUES:
      Income from partnerships                   $        --       $ 2,515    $           --      $     --       $    --
      Income from capital lease agreements                --            --                --            --            --
      Unrealized gains (losses) on investments            --            --                --            --            --
      Realized gains (losses) on investments              --            --                --            --            --
      Interest and dividend income                        --            --                --            --            --
      Other                                               --           345                --         2,357            --
      Equity in subsidiary earnings                       --             1                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------
TOTAL REVENUES                                            --         2,861                --         2,357            --
                                                -------------   -----------  ----------------    ----------     ---------

OPERATING EXPENSES:
      Operation and maintenance                           --            --                --            --            --
      Depreciation and amortization                       --            --                --           387            --
      Administrative and general                          --           793             4,063         7,470          (152)
                                                -------------   -----------  ----------------    ----------     ---------
TOTAL OPERATING EXPENSES                                  --           793             4,063         7,857          (152)
                                                -------------   -----------  ----------------    ----------     ---------

OPERATING INCOME                                          --         2,068            (4,063)       (5,500)          152
                                                -------------   -----------  ----------------    ----------     ---------

OTHER INCOME
      Foreign Currency Translation Gain/Loss              --            --                --            --            --
      Gain on Sale of Assets                              --            --                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------
TOTAL OTHER INCOME                                        --            --                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------

INTEREST EXPENSE:
      PSEG Capital Corporation                            --            --                --            --            --
      Enterprise Capital Funding Corp.                    --            --                --            --            --
      Other Associated Companies                          --            --                --          (198)           --
      Other                                               --            --                --           (14)           --
      Capitalized interest                                --            --                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------
NET INTEREST EXPENSE                                      --            --                --          (212)           --
                                                -------------   -----------  ----------------    ----------     ---------

INCOME BEFORE INCOME TAXES                                --         2,068            (4,063)       (5,288)          152
                                                -------------   -----------  ----------------    ----------     ---------

INCOME TAXES:
      Current                                             --          (159)           (1,205)         (175)         (137)
      Deferred                                            --           441              (218)       (1,675)          189
      Investment and energy tax credits - net             --            --                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------
TOTAL INCOME TAXES                                        --           282            (1,423)       (1,850)           52
                                                -------------   -----------  ----------------    ----------     ---------

MINORITY INTERESTS                                        --            --                --            --            --
                                                -------------   -----------  ----------------    ----------     ---------

NET INCOME                                       $        --       $ 1,786          $ (2,640)     $ (3,438)        $ 100
                                                =============   ===========  ================    ==========     =========

                                    PSEG USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                         PSEG
                                                    INTERNATIONAL          PSEG           PSEG            PSEG           PSEG
                                                         INC.              NEW          HAWAIIAN        HAWAIIAN       KALAELOA
                                                       CONSOL.          HAMPSHIRE         MGT.         INVESTMENT        INC.
                                                   ----------------    ------------    -----------    -------------   -----------
REVENUES:
      Income from partnerships                            $ 42,739         $ 3,617           $ 58          $ 2,825     $      --
      Income from capital lease agreements                      --              --             --               --            --
      Unrealized gains (losses) on investments                  --              --             --               --            --
      Realized gains (losses) on investments                    --              --             --               --            --
      Interest and dividend income                             568              88             --               --            --
      Other                                                  2,153             135             --               --            --
      Equity in subsidiary earnings                             --              --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------
TOTAL REVENUES                                              45,460           3,840             58            2,825            --
                                                   ----------------    ------------    -----------    -------------   -----------

OPERATING EXPENSES:
      Operation and maintenance                                 --              --             --               --            --
      Depreciation and amortization                             --              --             --               --            --
      Administrative and general                            17,726             266             40            2,152            --
                                                   ----------------    ------------    -----------    -------------   -----------
TOTAL OPERATING EXPENSES                                    17,726             266             40            2,152            --
                                                   ----------------    ------------    -----------    -------------   -----------

OPERATING INCOME                                            27,734           3,574             18              673            --
                                                   ----------------    ------------    -----------    -------------   -----------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                (3,031)             --             --               --            --
      Gain on Sale of Assets                                (4,955)             --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------
TOTAL OTHER INCOME                                          (7,986)             --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                  --              --             --               --            --
      Enterprise Capital Funding Corp.                          --              --             --               --            --
      Other Associated Companies                                79              --             --               --            --
      Other                                                 25,777              --             --               --            --
      Capitalized interest                                    (342)             --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------
NET INTEREST EXPENSE                                        25,514              --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------

INCOME BEFORE INCOME TAXES                                  (5,766)          3,574             18              673            --
                                                   ----------------    ------------    -----------    -------------   -----------

INCOME TAXES:
      Current                                               (1,844)          1,320              2               54            --
      Deferred                                              (1,035)            (48)             5              210            --
      Investment and energy tax credits - net                   --             (75)            --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------
TOTAL INCOME TAXES                                          (2,879)          1,197              7              264            --
                                                   ----------------    ------------    -----------    -------------   -----------

MINORITY INTERESTS                                          (1,789)             --             --               --            --
                                                   ----------------    ------------    -----------    -------------   -----------

NET INCOME                                                $ (1,098)        $ 2,377           $ 11            $ 409     $      --
                                                   ================    ============    ===========    =============   ===========

                                    PSEG USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                            INTERCOMPANY
                                             PSEG USA       ELIMINATIONS         PSEG           PSEG           PSEG
                                             CONSOL.         & RECLASS.          USA         CONEMAUGH         TRACY
                                           ------------    ---------------   ------------   ------------   -------------
BALANCE  JANUARY 1, 1998                       $ 8,320            $ 4,545        $ 8,320          $ (80)       $ (6,133)

NET INCOME                                       1,242              2,093          1,242            (24)           (101)

                                           ------------    ---------------   ------------   ------------   -------------
           TOTAL                                 9,562              6,638          9,562           (104)         (6,234)
                                           ------------    ---------------   ------------   ------------   -------------

DIVIDENDS DECLARED                                  --                 --             --             --              --
                                           ------------    ---------------   ------------   ------------   -------------

BALANCE  DECEMBER 31, 1998                     $ 9,562            $ 6,638        $ 9,562         $ (104)       $ (6,234)
                                           ============    ===============   ============   ============   =============

                                    PSEG USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                      PSEG           PSEG                                              PSEG
                                    PROJECT           GWF           PSEG              PSEG            MOUNT            PSEG
                                    SERVICES        CONSOL.        LEASING          DEBLOIS           CARMEL          MEXICO
                                 --------------   -----------   -------------    --------------    ------------    ------------
BALANCE  JANUARY 1, 1998              $ (1,220)     $ 14,054        $ (1,361)         $ (2,533)       $ (2,392)           $ (5)

NET INCOME                                  --           232            (323)              626              (9)             (1)

                                 --------------   -----------   -------------    --------------    ------------    ------------
           TOTAL                        (1,220)       14,286          (1,684)           (1,907)         (2,401)             (6)
                                 --------------   -----------   -------------    --------------    ------------    ------------

DIVIDENDS DECLARED                          --            --              --                --              --              --
                                 --------------   -----------   -------------    --------------    ------------    ------------

BALANCE  DECEMBER 31, 1998            $ (1,220)     $ 14,286        $ (1,684)         $ (1,907)       $ (2,401)           $ (6)
                                 ==============   ===========   =============    ==============    ============    ============

                                    PSEG USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                     PSEG
                                                                    PSEG             ASIA          PSEG
                                     PSEG                      INTERNATIONAL         INC.          INDIA
                                     BAJA           CEMAS         SERVICES         CONSOL.         INC.
                                 -------------   -----------  ----------------    ----------     ---------
BALANCE  JANUARY 1, 1998               $ (885)      $ 4,890          $ (3,832)    $ (10,374)     $ (1,863)

NET INCOME                                 --         1,786            (2,640)       (3,438)          100

                                 -------------   -----------  ----------------    ----------     ---------
           TOTAL                         (885)        6,676            (6,472)      (13,812)       (1,763)
                                 -------------   -----------  ----------------    ----------     ---------

DIVIDENDS DECLARED                         --            --                --            --            --
                                 -------------   -----------  ----------------    ----------     ---------

BALANCE  DECEMBER 31, 1998             $ (885)      $ 6,676          $ (6,472)    $ (13,812)     $ (1,763)
                                 =============   ===========  ================    ==========     =========

                                    PSEG USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                       PSEG
                                   INTERNATIONAL          PSEG            PSEG            PSEG           PSEG
                                       INC.               NEW           HAWAIIAN        HAWAIIAN       KALAELOA
                                      CONSOL.          HAMPSHIRE          MGT.         INVESTMENT        INC.
                                 -----------------    ------------     ----------     ------------    ----------
BALANCE  JANUARY 1, 1998                 $ (3,367)        $ 9,514           $ 22          $ 1,020      $     --

NET INCOME                                 (1,098)          2,377             11              409            --

                                 -----------------    ------------     ----------     ------------    ----------
           TOTAL                           (4,465)         11,891             33            1,429            --
                                 -----------------    ------------     ----------     ------------    ----------

DIVIDENDS DECLARED                             --              --             --               --            --
                                 -----------------    ------------     ----------     ------------    ----------

BALANCE  DECEMBER 31, 1998               $ (4,465)       $ 11,891           $ 33          $ 1,429      $     --
                                 =================    ============     ==========     ============    ==========

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                            INTERCOMPANY
                                             PSEG USA       ELIMINATIONS        PSEG            PSEG           PSEG
                                             CONSOL.         & RECLASS.          USA         CONEMAUGH         TRACY
                                           ------------    ---------------   -----------    ------------   -------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments   $    2,123      $          --     $    (101)     $       --     $        --
      Accounts  and Notes receivable:
        Trade                                    6,226                 (6)          201              --             167
        Other                                   11,081                 --             9              --              --
        PSE&G                                       11                 --            --              --              --
        PSEG                                        --                 --            --              --              --
        Other associated companies             350,720           (325,167)      420,328           3,169               3
      Notes receivable:
        Associated companies                        --                 --            --              --              --
         Other                                      --                 --            --              --              --
      Interest receivable                           12                 --            --              --              --
      Prepayments                                  427                 --            52              (1)             --
                                           ------------    ---------------   -----------    ------------   -------------
Total Current Assets                           370,600           (325,173)      420,489           3,168             170
                                           ------------    ---------------   -----------    ------------   -------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                   --                 --            --              --              --
      Other                                      4,627                 --           751              --              --
      Accum. depr. and amortization             (1,668)                --          (149)             --              --
      Valuation allowances                          --                 --            --              --              --
                                           ------------    ---------------   -----------    ------------   -------------
Property, Plant and Equipment-net                2,959                 --           602              --              --
                                           ------------    ---------------   -----------    ------------   -------------

INVESTMENTS
-----------
      Subsidiaries                                  --           (572,612)      572,593              --              --
      Capital lease agreements                      --                 --            --              --              --
      Partnership interests                    154,343                 --        75,603               2              --
      Corporate joint ventures                 861,808                 --             2              --              --
      Securities                                    --                 --            --              --              --
      Valuation allowances                          --                 --            --              --              --
                                           ------------    ---------------   -----------    ------------   -------------
Total Investments                            1,016,151           (572,612)      648,198               2              --
                                           ------------    ---------------   -----------    ------------   -------------

OTHER ASSETS
------------
      Other                                     21,324                 --         2,196              --              --
                                           ------------    ---------------   -----------    ------------   -------------
Total Other Assets                              21,324                 --         2,196              --              --
                                           ------------    ---------------   -----------    ------------   -------------

TOTAL ASSETS                                $1,411,034      $    (897,785)   $1,071,485      $    3,170     $       170
                                           ============    ===============   ===========    ============   =============

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                               PSEG           PSEG                                           PSEG
                                             PROJECT           GWF           PSEG           PSEG            MOUNT            PSEG
                                             SERVICES        CONSOL.        LEASING       DEBLOIS           CARMEL          MEXICO
                                          --------------  -----------  -------------   --------------   ------------    ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments  $         --    $      --    $        --     $         --     $       --      $       --
      Accounts  and Notes receivable:
        Trade                                        --           --             --               --             --               1
        Other                                        --           --             --               --             --              --
        PSE&G                                        --           --             --               --             --              --
        PSEG                                         --           --             --               --             --              --
        Other associated companies                   --           --         41,609               --            324              10
      Notes receivable:
        Associated companies                         --           --             --               --             --              --
         Other                                       --           --             --               --             --              --
      Interest receivable                            --           --             --               --             --              --
      Prepayments                                     3           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------
Total Current Assets                                  3           --         41,609               --            324              11
                                          --------------  -----------  -------------   --------------   ------------    ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                    --           --             --               --             --              --
      Other                                          --           --             --               --             --              --
      Accum. depr. and amortization                  --           --             --               --             --              --
      Valuation allowances                           --           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------
Property, Plant and Equipment-net                    --           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------

INVESTMENTS
-----------
      Subsidiaries                                   --           --             --               --             --              --
      Capital lease agreements                       --           --             --               --             --              --
      Partnership interests                       7,580       41,617         (2,671)              --            198              --
      Corporate joint ventures                       --           --             --               --             --              --
      Securities                                     --           --             --               --             --              --
      Valuation allowances                           --           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------
Total Investments                                 7,580       41,617         (2,671)              --            198              --
                                          --------------  -----------  -------------   --------------   ------------    ------------

OTHER ASSETS
------------
      Other                                          --           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------
Total Other Assets                                   --           --             --               --             --              --
                                          --------------  -----------  -------------   --------------   ------------    ------------

TOTAL ASSETS                               $      7,583    $  41,617    $    38,938     $         --     $      522      $       11
                                          ==============  ===========  =============   ==============   ============    ============

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                             PSEG                         PSEG
                                                                            PSEG             ASIA                     INTERNATIONAL
                                             PSEG                      INTERNATIONAL         INC.          PSEG           INC.
                                             BAJA           CEMAS         SERVICES         CONSOL.         INDIA         CONSOL.
                                         -------------   -----------  ----------------    ----------     ---------   ---------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments $        --    $       --    $           --      $    524       $   439     $       1,261
      Accounts  and Notes receivable:
        Trade                                       1            97                10         2,705             1             2,957
        Other                                      --            --                --           476            15            10,581
        PSE&G                                      --            --                11            --            --                --
        PSEG                                       --            --                --            --            --                --
        Other associated companies              2,647        20,420             1,865         2,893         2,615           170,439
      Notes receivable:
        Associated companies                       --            --                --            --            --                --
         Other                                     --            --                --            --            --                --
      Interest receivable                          --            --                --            --            --                12
      Prepayments                                  --            --                30            27            --               316
                                         -------------   -----------  ----------------    ----------     ---------   ---------------
TOTAL CURRENT ASSETS                            2,648        20,517             1,916         6,625         3,070           185,566
                                         -------------   -----------  ----------------    ----------     ---------   ---------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                  --            --                --            --            --                --
      Other                                        --            --                --         1,639           403             1,834
      Accum. depr. and amortization                --            --                --        (1,112)         (255)             (152)
      Valuation allowances                         --            --                --            --            --                --
                                         -------------   -----------  ----------------    ----------     ---------   ---------------
Property, Plant and Equipment-net                  --            --                --           527           148             1,682
                                         -------------   -----------  ----------------    ----------     ---------   ---------------

INVESTMENTS
-----------
      Subsidiaries                                 --            19                --            --            --                --
      Capital lease agreements                     --            --                --            --            --                --
      Partnership interests                        --            --                --            --            --                --
      Corporate joint ventures                     --        18,931                --            --            --           842,875
      Securities                                   --            --                --            --            --                --
      Valuation allowances                         --            --                --            --            --                --
                                         -------------   -----------  ----------------    ----------     ---------   ---------------
TOTAL INVESTMENTS                                  --        18,950                --            --            --           842,875
                                         -------------   -----------  ----------------    ----------     ---------   ---------------

OTHER ASSETS
------------
      Other                                        --            --             1,348         3,354           169            14,257
                                         -------------   -----------  ----------------    ----------     ---------   ---------------
TOTAL OTHER ASSETS                                 --            --             1,348         3,354           169            14,257
                                         -------------   -----------  ----------------    ----------     ---------   ---------------

TOTAL ASSETS                              $     2,648     $  39,467    $        3,264      $ 10,506       $ 3,387     $   1,044,380
                                         =============   ===========  ================    ==========     =========   ===============

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                             PSEG             PSEG            PSEG           PSEG
                                              NEW           HAWAIIAN        HAWAIIAN       KALAELOA
                                           HAMPSHIRE          MGT.         INVESTMENT        INC.
                                         -------------     ----------     ------------    ----------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments $        --       $     --       $       --      $     --
      Accounts  and Notes receivable:
        Trade                                      --              1               90             1
        Other                                      --             --               --            --
        PSE&G                                      --             --               --            --
        PSEG                                       --             --               --            --
        Other associated companies              7,315             90            2,160            --
      Notes receivable:
        Associated companies                       --             --               --            --
         Other                                     --             --               --            --
      Interest receivable                          --             --               --            --
      Prepayments                                  --             --               --            --
                                         -------------     ----------     ------------    ----------
Total Current Assets                            7,315             91            2,250             1
                                         -------------     ----------     ------------    ----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                  --             --               --            --
      Other                                        --             --               --            --
      Accum. depr. and amortization                --             --               --            --
      Valuation allowances                         --             --               --            --
                                         -------------     ----------     ------------    ----------
Property, Plant and Equipment-net                  --             --               --            --
                                         -------------     ----------     ------------    ----------

INVESTMENTS
-----------
      Subsidiaries                                 --             --               --            --
      Capital lease agreements                     --             --               --            --
      Partnership interests                     6,201            486           25,327            --
      Corporate joint ventures                     --             --               --            --
      Securities                                   --             --               --            --
      Valuation allowances                         --             --               --            --
                                         -------------     ----------     ------------    ----------
Total Investments                               6,201            486           25,327            --
                                         -------------     ----------     ------------    ----------

OTHER ASSETS
------------
      Other                                        --             --               --            --
                                         -------------     ----------     ------------    ----------
Total Other Assets                                 --             --               --            --
                                         -------------     ----------     ------------    ----------

TOTAL ASSETS                              $    13,516       $    577       $   27,577      $      1
                                         =============     ==========     ============    ==========

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                      INTERCOMPANY
                                                       PSEG USA       ELIMINATIONS        PSEG            PSEG           PSEG
                                                       CONSOL.         & RECLASS.          USA         CONEMAUGH         TRACY
                                                     ------------    ---------------   -----------    ------------   -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
      Accounts payable:
         Trade                                        $    2,469      $          --     $     709      $       --     $        --
         Taxes                                               (58)                --          (503)             34             123
         Other                                             5,212                 --         1,734              --              --
         Interest                                          4,831                 --            --              --              --
         Associated companies                            235,755           (325,169)      133,545              --           3,040
      Notes payable:
         PSEG Capital Corporation                          7,350                 --         7,350              --              --
         Enterprise Capital Funding Corp.                  4,146                 --         4,146              --              --
         Enterprise Group Development Corp.                   --                 --            --              --              --
         Enterprise Diversified Holdings Inc.                 --                 --            --              --              --
         Other Associated companies                           --                 --            --              --              --
         U.S.Energy Incorporated                              --                 --            --              --              --
      Current portion of long-term debt                  117,753                 --            --              --              --
                                                     ------------    ---------------   -----------    ------------   -------------
Total Current Liabilities                                377,458           (325,169)      146,981              34           3,163
                                                     ------------    ---------------   -----------    ------------   -------------


TOTAL LONG-TERM DEBT                                     102,116                 --            --              --              --
---------------------                                ------------    ---------------   -----------    ------------   -------------


DEFERRED CREDITS
----------------
Deferred income taxes                                     41,091                 --        40,419           3,235             (94)
Deferred investment
  and energy tax credits                                   8,144                 --         7,666              --              --
Other                                                      4,476                 --            --              --           3,330
                                                     ------------    ---------------   -----------    ------------   -------------
Total Deferred Credits                                    53,711                 --        48,085           3,235           3,236
                                                     ------------    ---------------   -----------    ------------   -------------


MINORITY INTEREST                                          1,336                (16)           --              --              --
------------------                                   ------------    ---------------   -----------    ------------   -------------


STOCKHOLDER'S EQUITY
--------------------
      Capital stock                                           10                (41)           10               5               5
      Stock Subs Payable                                      --                 (6)            6              --              --
      Contributed capital                                909,856           (622,207)      909,856              --              --
      Retained earnings                                    9,562              6,639         9,562            (104)         (6,234)
      Cumulative Translation Adjustment                  (43,015)            43,015       (43,015)             --              --
                                                     ------------    ---------------   -----------    ------------   -------------
Total Stockholder's Equity                               876,413           (572,600)      876,419             (99)         (6,229)
                                                     ------------    ---------------   -----------    ------------   -------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                $1,411,034      $    (897,785)    $1,071,485     $    3,170     $      170
                                                     ============    ===============   ===========    ============   =============

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                 PSEG           PSEG                                         PSEG
                                               PROJECT           GWF           PSEG           PSEG          MOUNT           PSEG
                                               SERVICES        CONSOL.        LEASING       DEBLOIS         CARMEL         MEXICO
                                              ------------  -----------  -------------   -------------   -------------  ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
      Accounts payable:
         Trade                                 $       --    $      --     $       --      $       --     $        --    $       --
         Taxes                                         --          172             (2)             44               6            --
         Other                                         --           --             --              --              --            --
         Interest                                      --           --             --              --              --            --
         Associated companies                       7,790       27,126          9,221           1,857           2,606            16
      Notes payable:
         PSEG Capital Corporation                      --           --             --              --              --            --
         Enterprise Capital Funding Corp.              --           --             --              --              --            --
         Enterprise Group Development Corp.            --           --             --              --              --            --
         Enterprise Diversified Holdings Inc.          --           --             --              --              --            --
         Other Associated companies                    --           --             --              --              --            --
         U.S.Energy Incorporated                       --           --             --              --              --            --
      Current portion of long-term debt                --           --             --              --              --            --
                                              ------------  -----------  -------------   -------------   -------------  ------------
Total Current Liabilities                           7,790       27,298          9,219           1,901           2,612            16
                                              ------------  -----------  -------------   -------------   -------------  ------------


TOTAL LONG-TERM DEBT                                   --           --             --              --              --            --
---------------------                         ------------  -----------  -------------   -------------   -------------  ------------


DEFERRED CREDITS
----------------
Deferred income taxes                               1,008          205           (540)              1           1,894            --
Deferred investment
  and energy tax credits                               --         (177)            --              --              --            --
Other                                                  --           --             --              --              --            --
                                              ------------  -----------  -------------   -------------   -------------  ------------
Total Deferred Credits                              1,008           28           (540)              1           1,894            --
                                              ------------  -----------  -------------   -------------   -------------  ------------


MINORITY INTEREST                                      --           --             --              --              --            --
------------------                            ------------  -----------  -------------   -------------   -------------  ------------


STOCKHOLDER'S EQUITY
--------------------
      Capital stock                                     5            5              5               5              --             1
      Stock Subs Payable                               --           --             --              --              --            --
      Contributed capital                              --           --         31,938              --          (1,583)           --
      Retained earnings                            (1,220)      14,286         (1,684)         (1,907)         (2,401)           (6)
      Cumulative Translation Adjustment                --           --             --              --              --            --
                                              ------------  -----------  -------------   -------------   -------------  ------------
Total Stockholder's Equity                         (1,215)      14,291         30,259          (1,902)         (3,984)           (5)
                                              ------------  -----------  -------------   -------------   -------------  ------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            $ 7,583     $ 41,617       $ 38,938     $        --           $ 522          $ 11
                                              ============  ===========  =============   =============   =============  ============

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                 PSEG
                                                                                PSEG             ASIA
                                                 PSEG                      INTERNATIONAL         INC.          PSEG
                                                 BAJA           CEMAS         SERVICES         CONSOL.         INDIA
                                             -------------   -----------  ----------------    ----------     ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
      Accounts payable:
         Trade                                $        --     $      --     $          --      $  1,076       $    --
         Taxes                                         --            --                --             5            --
         Other                                         --            --             3,619           (76)           --
         Interest                                      --            --                --            --            --
         Associated companies                          --             1             5,331        25,193         5,258
      Notes payable:
         PSEG Capital Corporation                      --            --                --            --            --
         Enterprise Capital Funding Corp.              --            --                --            --            --
         Enterprise Group Development Corp.            --            --                --            --            --
         Enterprise Diversified Holdings Inc.          --            --                --            --            --
         Other Associated companies                    --            --                --            --            --
         U.S.Energy Incorporated                       --            --                --            --            --
      Current portion of long-term debt                --            --                --            --            --
                                             -------------   -----------  ----------------    ----------     ---------
Total Current Liabilities                              --             1             8,950        26,198         5,258
                                             -------------   -----------  ----------------    ----------     ---------


TOTAL LONG-TERM DEBT                                   --            --                --            --            --
---------------------                        -------------   -----------  ----------------    ----------     ---------


DEFERRED CREDITS
----------------
Deferred income taxes                                (168)        1,671              (453)       (5,680)         (108)
Deferred investment
  and energy tax credits                               --            --                --            --            --
Other                                                  --           981                39            --            --
                                             -------------   -----------  ----------------    ----------     ---------
Total Deferred Credits                               (168)        2,652              (414)       (5,680)         (108)
                                             -------------   -----------  ----------------    ----------     ---------


MINORITY INTEREST                                      --            --                --            --            --
------------------                           -------------   -----------  ----------------    ----------     ---------


STOCKHOLDER'S EQUITY
--------------------
      Capital stock                                     1            --                --            --             1
      Stock Subs Payable                               --            --                --            --            --
      Contributed capital                           3,700        30,138             1,200         3,800            --
      Retained earnings                              (885)        6,676            (6,472)      (13,812)       (1,764)
      Cumulative Translation Adjustment                --            --                --            --            --
                                             -------------   -----------  ----------------    ----------     ---------
Total Stockholder's Equity                          2,816        36,814            (5,272)      (10,012)       (1,763)
                                             -------------   -----------  ----------------    ----------     ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            $ 2,648      $ 39,467           $ 3,264      $ 10,506       $ 3,387
                                             =============   ===========  ================    ==========     =========

                                    PSEG USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                    PSEG
                                               INTERNATIONAL         PSEG             PSEG            PSEG           PSEG
                                                    INC.              NEW           HAWAIIAN        HAWAIIAN       KALAELOA
                                                   CONSOL.         HAMPSHIRE          MGT.         INVESTMENT        INC.
                                             -----------------    ------------     ----------     ------------    ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
      Accounts payable:
         Trade                                $           682      $       --       $      2       $       --      $     --
         Taxes                                             --              --             --               63            --
         Other                                            (65)             --             --               --            --
         Interest                                       4,831              --             --               --            --
         Associated companies                         339,877              63             --               --            --
      Notes payable:
         PSEG Capital Corporation                          --              --             --               --            --
         Enterprise Capital Funding Corp.                  --              --             --               --            --
         Enterprise Group Development Corp.                --              --             --               --            --
         Enterprise Diversified Holdings Inc.              --              --             --               --            --
         Other Associated companies                        --              --             --               --            --
         U.S.Energy Incorporated                           --              --             --               --            --
      Current portion of long-term debt               117,753              --             --               --            --
                                             -----------------    ------------     ----------     ------------    ----------
Total Current Liabilities                             463,078              63              2               63            --
                                             -----------------    ------------     ----------     ------------    ----------


TOTAL LONG-TERM DEBT                                  102,116              --             --               --            --
---------------------                        -----------------    ------------     ----------     ------------    ----------


DEFERRED CREDITS
----------------
Deferred income taxes                                  (1,416)            902              5              210            --
Deferred investment
  and energy tax credits                                   --             655             --               --            --
Other                                                     126              --             --               --            --
                                             -----------------    ------------     ----------     ------------    ----------
Total Deferred Credits                                 (1,290)          1,557              5              210            --
                                             -----------------    ------------     ----------     ------------    ----------


MINORITY INTEREST                                       1,352              --             --               --            --
------------------                           -----------------    ------------     ----------     ------------    ----------


STOCKHOLDER'S EQUITY
--------------------
      Capital stock                                         1               5              1               --             1
      Stock Subs Payable                                   --              --             --               --            --
      Contributed capital                             526,603              --            536           25,875            --
      Retained earnings                                (4,465)         11,891             33            1,429            --
      Cumulative Translation Adjustment               (43,015)             --             --               --            --
                                             -----------------    ------------     ----------     ------------    ----------
Total Stockholder's Equity                            479,124          11,896            570           27,304             1
                                             -----------------    ------------     ----------     ------------    ----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            $ 1,044,380        $ 13,516          $ 577         $ 27,577           $ 1
                                             =================    ============     ==========     ============    ==========

                             PSEG INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                  PSEG                                           PSEG
                                                              International    INTERCOMPANY        PSEG        Americas
                                                                  Inc.         ELIMINATIONS     International    Inc.
                                                                CONSOL.         & RECLASS.         Inc.         CONSOL.
                                                              -------------   ---------------   -----------    ----------
REVENUES:
      Income from partnerships                                    $ 42,739     $      (1,474)    $      --      $ 43,242
      Income from capital lease agreements                              --                --            --            --
      Unrealized gains (losses) on investments                          --                --            --            --
      Realized gains (losses) on investments                            --                --            --            --
      Interest and dividend income                                     568                --            --           568
      Other                                                          2,153                --            --         2,153
      Equity in subsidiary earnings                                     --             1,098        (1,098)           --
                                                              -------------   ---------------   -----------    ----------
TOTAL REVENUES                                                      45,460              (376)       (1,098)       45,963
                                                              -------------   ---------------   -----------    ----------

OPERATING EXPENSES:
      Operation and maintenance                                         --                --            --            --
      Depreciation and amortization                                     --                --            --            --
      Administrative and general                                    17,726                --            --         6,516
                                                              -------------   ---------------   -----------    ----------
TOTAL OPERATING EXPENSES                                            17,726                --            --         6,516
                                                              -------------   ---------------   -----------    ----------

OPERATING INCOME                                                    27,734              (376)       (1,098)       39,447
                                                              -------------   ---------------   -----------    ----------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                        (3,031)               --            --        (3,031)
      Gain on Sale of Assets                                        (4,955)               --            --        (4,955)
                                                              -------------   ---------------   -----------    ----------
TOTAL OTHER INCOME                                                  (7,986)               --            --        (7,986)
                                                              -------------   ---------------   -----------    ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                          --                --            --            --
      Enterprise Capital Funding Corp.                                  --                --            --            --
      Other Associated Companies                                        79                --            --            54
      Other                                                         25,777                --            --        25,777
      Capitalized interest                                            (342)               --            --            --
                                                              -------------   ---------------   -----------    ----------
NET INTEREST EXPENSE                                                25,514                --            --        25,831
                                                              -------------   ---------------   -----------    ----------

INCOME BEFORE INCOME TAXES                                          (5,766)             (376)       (1,098)        5,630
                                                              -------------   ---------------   -----------    ----------

INCOME TAXES:
      Current                                                       (1,844)               --             1        (1,032)
      Deferred                                                      (1,035)               --            (1)          869
      Investment and energy tax credits - net                           --                --            --            --
                                                              -------------   ---------------   -----------    ----------
TOTAL INCOME TAXES                                                  (2,879)               --            --          (163)
                                                              -------------   ---------------   -----------    ----------

MINORITY INTERESTS                                                  (1,789)               --            --        (1,789)
                                                              -------------   ---------------   -----------    ----------

NET INCOME                                                        $ (1,098)         $   (376)     $ (1,098)      $ 7,582
                                                              =============   ===============   ===========    ==========

                             PSEG INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                          PSEG
                                                            PSEG                        Bermuda
                                                          Americas         PSEG         Holdings
                                                          Services         Barka        II Inc.
                                                            Inc.           Inc.         CONSOL.
                                                         ------------   ------------   -----------
REVENUES:
      Income from partnerships                            $       --     $       --     $   1,823
      Income from capital lease agreements                        --             --            --
      Unrealized gains (losses) on investments                    --             --            --
      Realized gains (losses) on investments                      --             --            --
      Interest and dividend income                                --             --            --
      Other                                                       --             --            --
      Equity in subsidiary earnings                               --             --            --
                                                         ------------   ------------   -----------
TOTAL REVENUES                                                    --             --         1,823
                                                         ------------   ------------   -----------

OPERATING EXPENSES:
      Operation and maintenance                                   --             --            --
      Depreciation and amortization                               --             --            --
      Administrative and general                               1,012              2         2,223
                                                         ------------   ------------   -----------
TOTAL OPERATING EXPENSES                                       1,012              2         2,223
                                                         ------------   ------------   -----------

OPERATING INCOME                                              (1,012)            (2)         (400)
                                                         ------------   ------------   -----------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                      --             --            --
      Gain on Sale of Assets                                      --             --            --
                                                         ------------   ------------   -----------
TOTAL OTHER INCOME                                                --             --            --
                                                         ------------   ------------   -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                    --             --            --
      Enterprise Capital Funding Corp.                            --             --            --
      Other Associated Companies                                   1             --             1
      Other                                                       --             --            --
      Capitalized interest                                        --             --            --
                                                         ------------   ------------   -----------
NET INTEREST EXPENSE                                               1             --             1
                                                         ------------   ------------   -----------

INCOME BEFORE INCOME TAXES                                    (1,013)            (2)         (401)
                                                         ------------   ------------   -----------

INCOME TAXES:
      Current                                                   (459)            (1)           --
      Deferred                                                   106             --          (550)
      Investment and energy tax credits - net                     --             --            --
                                                         ------------   ------------   -----------
TOTAL INCOME TAXES                                              (353)            (1)         (550)
                                                         ------------   ------------   -----------

MINORITY INTERESTS                                                --             --            --
                                                         ------------   ------------   -----------

NET INCOME                                                    $ (660)          $ (1)        $ 149
                                                         ============   ============   ===========

                             PSEG INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                          PSEG                              PSEG
                                                          China             PSEG           Salalah           ECI
                                                          Inc.             Elcho            Inc.         International
                                                         CONSOL.          CONSOL.          CONSOL.       Development
                                                      --------------    -------------    ------------    ------------
REVENUES:
      Income from partnerships                               $ (852)     $        --      $       --      $       --
      Income from capital lease agreements                       --               --              --              --
      Unrealized gains (losses) on investments                   --               --              --              --
      Realized gains (losses) on investments                     --               --              --              --
      Interest and dividend income                               --               --              --              --
      Other                                                      --               --              --              --
      Equity in subsidiary earnings                              --               --              --              --
                                                      --------------    -------------    ------------    ------------
TOTAL REVENUES                                                 (852)              --              --              --
                                                      --------------    -------------    ------------    ------------

OPERATING EXPENSES:
      Operation and maintenance                                  --               --              --              --
      Depreciation and amortization                              --               --              --              --
      Administrative and general                              1,478              901              18              --
                                                      --------------    -------------    ------------    ------------
TOTAL OPERATING EXPENSES                                      1,478              901              18              --
                                                      --------------    -------------    ------------    ------------

OPERATING INCOME                                             (2,330)            (901)            (18)             --
                                                      --------------    -------------    ------------    ------------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                     --               --              --              --
      Gain on Sale of Assets                                     --               --              --              --
                                                      --------------    -------------    ------------    ------------
TOTAL OTHER INCOME                                               --               --              --              --
                                                      --------------    -------------    ------------    ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                   --               --              --              --
      Enterprise Capital Funding Corp.                           --               --              --              --
      Other Associated Companies                                  2                1              --              --
      Other                                                      --               --              --              --
      Capitalized interest                                     (342)              --              --              --
                                                      --------------    -------------    ------------    ------------
NET INTEREST EXPENSE                                           (340)               1              --              --
                                                      --------------    -------------    ------------    ------------

INCOME BEFORE INCOME TAXES                                   (1,990)            (902)            (18)             --
                                                      --------------    -------------    ------------    ------------

INCOME TAXES:
      Current                                                  (154)            (197)             (2)             --
      Deferred                                                  177              108              (1)             --
      Investment and energy tax credits - net                    --               --              --              --
                                                      --------------    -------------    ------------    ------------
TOTAL INCOME TAXES                                               23              (89)             (3)             --
                                                      --------------    -------------    ------------    ------------

MINORITY INTERESTS                                               --               --              --              --
                                                      --------------    -------------    ------------    ------------

NET INCOME                                                 $ (2,013)          $ (813)          $ (15)     $       --
                                                      ==============    =============    ============    ============

                             PSEG INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                      PSEG         PSEG
                                                                     Punjab       Bermuda
                                                        PSEG         Energy      Holdings
                                                        Ltd.        Co. Ltd.       Inc.
                                                     -----------   -----------   ----------
REVENUES:
      Income from partnerships                        $      --     $      --     $     --
      Income from capital lease agreements                   --            --           --
      Unrealized gains (losses) on investments               --            --           --
      Realized gains (losses) on investments                 --            --           --
      Interest and dividend income                           --            --           --
      Other                                                  --            --           --
      Equity in subsidiary earnings                          --            --           --
                                                     -----------   -----------   ----------
TOTAL REVENUES                                               --            --           --
                                                     -----------   -----------   ----------

OPERATING EXPENSES:
      Operation and maintenance                              --            --           --
      Depreciation and amortization                          --            --           --
      Administrative and general                          5,351           223            2
                                                     -----------   -----------   ----------
TOTAL OPERATING EXPENSES                                  5,351           223            2
                                                     -----------   -----------   ----------

OPERATING INCOME                                         (5,351)         (223)          (2)
                                                     -----------   -----------   ----------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                 --            --           --
      Gain on Sale of Assets                                 --            --           --
                                                     -----------   -----------   ----------
TOTAL OTHER INCOME                                           --            --           --
                                                     -----------   -----------   ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                               --            --           --
      Enterprise Capital Funding Corp.                       --            --           --
      Other Associated Companies                             20            --           --
      Other                                                  --            --           --
      Capitalized interest                                   --            --           --
                                                     -----------   -----------   ----------
NET INTEREST EXPENSE                                         20            --           --
                                                     -----------   -----------   ----------

INCOME BEFORE INCOME TAXES                               (5,371)         (223)          (2)
                                                     -----------   -----------   ----------

INCOME TAXES:
      Current                                                --            --           --
      Deferred                                           (1,665)          (78)          --
      Investment and energy tax credits - net                --            --           --
                                                     -----------   -----------   ----------
TOTAL INCOME TAXES                                       (1,665)          (78)          --
                                                     -----------   -----------   ----------

MINORITY INTERESTS                                           --            --           --
                                                     -----------   -----------   ----------

NET INCOME                                             $ (3,706)       $ (145)        $ (2)
                                                     ===========   ===========   ==========

                             PSEG INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                                           PSEG
                                PSEG                                            PSEG          PSEG                        Bermuda
                            International    INTERCOMPANY        PSEG         Americas      Americas         PSEG         Holdings
                                Inc.         ELIMINATIONS     International     Inc.        Services         Barka           II
                              CONSOL.         & RECLASS.         Inc.         CONSOL.         Inc.           Inc.         CONSOL.
                            -------------   ---------------   ------------   -----------   ------------   ------------   -----------

BALANCE  JANUARY 1, 1998        $ (3,367)          $ 4,820       $ (3,367)         $ (2)        $ (234)          $ (2)     $ (2,555)

NET INCOME                        (1,098)             (376)        (1,098)        7,582           (660)            (1)          149

                            -------------   ---------------   ------------   -----------   ------------   ------------   -----------
           TOTAL                  (4,465)            4,444         (4,465)        7,580           (894)            (3)       (2,406)
                            -------------   ---------------   ------------   -----------   ------------   ------------   -----------

DIVIDENDS DECLARED                    --                --             --            --             --             --            --
                            -------------   ---------------   ------------   -----------   ------------   ------------   -----------

BALANCE  DECEMBER 31, 1998      $ (4,465)          $ 4,444       $ (4,465)      $ 7,580         $ (894)          $ (3)     $ (2,406)
                            =============   ===============   ============   ===========   ============   ============   ===========

                             PSEG INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)


                                PSEG                                                                           PSEG         PSEG
                                China            PSEG            PSEG             ECI                         Punjab       Bermuda
                                Inc.            Elcho           Salalah       International      PSEG         Energy      Holdings
                               CONSOL.         CONSOL.           Inc.         Development        Ltd.        Co. Ltd.       Inc.
                            --------------   -------------    ------------    ------------    -----------   -----------   ----------
BALANCE  JANUARY 1, 1998         $    216        $   (427)          $  (2)     $       --       $   (338)     $ (1,474)        $ (2)

NET INCOME                         (2,013)           (813)            (15)             --         (3,706)         (145)          (2)
                            --------------   -------------    ------------    ------------    -----------   -----------   ----------
           TOTAL                   (1,797)         (1,240)            (17)             --         (4,044)       (1,619)          (4)
                            --------------   -------------    ------------    ------------    -----------   -----------   ----------

DIVIDENDS DECLARED                     --              --              --              --             --            --           --
                            --------------   -------------    ------------    ------------    -----------   -----------   ----------

BALANCE  DECEMBER 31, 1998       $ (1,797)       $ (1,240)          $ (17)     $       --       $ (4,044)     $ (1,619)        $ (4)
                            ==============   =============    ============    ============    ===========   ===========   ==========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                     PSEG                                           PSEG
                                                 International    INTERCOMPANY        PSEG        Americas
                                                     Inc.         ELIMINATIONS     International    Inc.
                                                   CONSOL.         & RECLASS.         Inc.         CONSOL.
                                                 -------------   ---------------   -----------    ----------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments             $ 1,261     $          --           $ 2         $ 301
      Accounts  and Notes receivable:
        Trade                                           2,957                (1)            1         2,876
        Other                                          10,581                --            --        10,025
        PSE&G                                              --                --            --            --
        PSEG                                               --                --            --            --
        Other associated companies                    170,439                --            99       169,445
      Notes receivable:
        Associated companies                               --                --            --            --
         Other                                             --                --            --            --
      Interest receivable                                  12                --            --            12
      Prepayments                                         316                --            --            --
                                                 -------------   ---------------   -----------    ----------
 Total Current Assets                                 185,566                (1)          102       182,659
                                                 -------------   ---------------   -----------    ----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                          --                --            --            --
      Other                                             1,834                --            --           123
      Accum. depr. and amortization                      (152)               --            --            --
      Valuation allowances                                 --                --            --            --
                                                 -------------   ---------------   -----------    ----------
 Property, Plant and Equipment-net                      1,682                --            --           123
                                                 -------------   ---------------   -----------    ----------

INVESTMENTS
-----------
      Subsidiaries                                         --          (485,607)      485,607            --
      Capital lease agreements                             --                --            --            --
      Partnership interests                                --                --            --            --
      Corporate joint ventures                        842,875                --            --       766,714
      Securities                                           --                --            --            --
      Valuation allowances                                 --                --            --            --
                                                 -------------   ---------------   -----------    ----------
 Total Investments                                    842,875          (485,607)      485,607       766,714
                                                 -------------   ---------------   -----------    ----------

OTHER ASSETS
------------
      Other                                            14,257                --            15         5,994
                                                 -------------   ---------------   -----------    ----------
 Total Other Assets                                    14,257                --            15         5,994
                                                 -------------   ---------------   -----------    ----------

 TOTAL ASSETS                                     $ 1,044,380        $ (485,608)    $ 485,724     $ 955,490
                                                 =============   ===============   ===========    ==========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                  PSEG
                                                    PSEG                         Bermuda
                                                  Americas         PSEG          Holdings
                                                  Services         Barka           II
                                                    Inc.           Inc.          Consol.
                                                 ------------   ------------   -----------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments              $ 104     $       --        $ (128)
      Accounts  and Notes receivable:
        Trade                                             22             --            --
        Other                                             18             --           411
        PSE&G                                             --             --            --
        PSEG                                              --             --            --
        Other associated companies                        18             --            --
      Notes receivable:
        Associated companies                              --             --            --
         Other                                            --             --            --
      Interest receivable                                 --             --            --
      Prepayments                                         --             --            --
                                                 ------------   ------------   -----------
 Total Current Assets                                    162             --           283
                                                 ------------   ------------   -----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                         --             --            --
      Other                                               33             --           230
      Accum. depr. and amortization                       (7)            --           (49)
      Valuation allowances                                --             --            --
                                                 ------------   ------------   -----------
 Property, Plant and Equipment-net                        26             --           181
                                                 ------------   ------------   -----------

INVESTMENTS
-----------
      Subsidiaries                                        --             --            --
      Capital lease agreements                            --             --            --
      Partnership interests                               --             --            --
      Corporate joint ventures                            --             --            --
      Securities                                          --             --            --
      Valuation allowances                                --             --            --
                                                 ------------   ------------   -----------
 Total Investments                                        --             --            --
                                                 ------------   ------------   -----------

OTHER ASSETS
------------
      Other                                               29             --         3,154
                                                 ------------   ------------   -----------
 Total Other Assets                                       29             --         3,154
                                                 ------------   ------------   -----------

 TOTAL ASSETS                                          $ 217     $       --       $ 3,618
                                                 ============   ============   ===========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                       PSEG            PSEG
                                                     China            Elcho           Salalah           ECI
                                                     Inc.              Inc.            Inc.         International
                                                    CONSOL.          CONSOL.          CONSOL.       Development
                                                 --------------    -------------    ------------    ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments                  $ 1             $ 99      $       --      $       --
      Accounts  and Notes receivable:
        Trade                                                1               58              --              --
        Other                                               --               --              --              --
        PSE&G                                               --               --              --              --
        PSEG                                                --               --              --              --
        Other associated companies                         399              137              --              --
      Notes receivable:
        Associated companies                                --               --              --              --
         Other                                              --               --              --              --
      Interest receivable                                   --               --              --              --
      Prepayments                                           --               --              --              --
                                                 --------------    -------------    ------------    ------------
 Total Current Assets                                      401              294              --              --
                                                 --------------    -------------    ------------    ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                           --               --              --              --
      Other                                                 --               --              --              --
      Accum. depr. and amortization                         --               --              --              --
      Valuation allowances                                  --               --              --              --
                                                 --------------    -------------    ------------    ------------
 Property, Plant and Equipment-net                          --               --              --              --
                                                 --------------    -------------    ------------    ------------

INVESTMENTS
-----------
      Subsidiaries                                          --               --              --              --
      Capital lease agreements                              --               --              --              --
      Partnership interests                                 --               --              --              --
      Corporate joint ventures                          76,161               --              --              --
      Securities                                            --               --              --              --
      Valuation allowances                                  --               --              --              --
                                                 --------------    -------------    ------------    ------------
 Total Investments                                      76,161               --              --              --
                                                 --------------    -------------    ------------    ------------

OTHER ASSETS
------------
      Other                                              1,074            3,436              --              --
                                                 --------------    -------------    ------------    ------------
 Total Other Assets                                      1,074            3,436              --              --
                                                 --------------    -------------    ------------    ------------

 TOTAL ASSETS                                         $ 77,636          $ 3,730      $       --      $       --
                                                 ==============    =============    ============    ============

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                    PSEG         PSEG
                                                                   Punjab       Bermuda
                                                      PSEG         Energy      Holdings
                                                      Ltd.        Co. Ltd.       Inc.
                                                   -----------   -----------   ----------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments               $ 879           $ 3     $     --
      Accounts  and Notes receivable:
        Trade                                              --            --           --
        Other                                             127            --           --
        PSE&G                                              --            --           --
        PSEG                                               --            --           --
        Other associated companies                        341            --           --
      Notes receivable:
        Associated companies                               --            --           --
         Other                                             --            --           --
      Interest receivable                                  --            --           --
      Prepayments                                         316            --           --
                                                   -----------   -----------   ----------
 Total Current Assets                                   1,663             3           --
                                                   -----------   -----------   ----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                          --            --           --
      Other                                             1,448            --           --
      Accum. depr. and amortization                       (96)           --           --
      Valuation allowances                                 --            --           --
                                                   -----------   -----------   ----------
 Property, Plant and Equipment-net                      1,352            --           --
                                                   -----------   -----------   ----------

INVESTMENTS
-----------
      Subsidiaries                                         --            --           --
      Capital lease agreements                             --            --           --
      Partnership interests                                --            --           --
      Corporate joint ventures                             --            --           --
      Securities                                           --            --           --
      Valuation allowances                                 --            --           --
                                                   -----------   -----------   ----------
 Total Investments                                         --            --           --
                                                   -----------   -----------   ----------

OTHER ASSETS
------------
      Other                                               379           176           --
                                                   -----------   -----------   ----------
 Total Other Assets                                       379           176           --
                                                   -----------   -----------   ----------

 TOTAL ASSETS                                         $ 3,394         $ 179     $     --
                                                   ===========   ===========   ==========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                     PSEG                                           PSEG
                                                 International    INTERCOMPANY        PSEG        Americas
                                                     Inc.         ELIMINATIONS     International    Inc.
                                                   CONSOL.         & RECLASS.         Inc.         CONSOL.
                                                 -------------   ---------------   -----------    ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                   $       682     $          --     $      --     $     394
          Taxes                                            --                --            --            --
          Other                                           (65)               --            --           (65)
          Interest                                      4,831                --            --         4,831
          Associated companies                        339,877                --         6,599       239,360
       Notes payable:
          PSEG Capital Corporation                         --                --            --            --
          Enterprise Capital Funding Corp.                 --                --            --            --
          Enterprise Group Development Corp.               --                --            --            --
          Enterprise Diversified Holdings Inc.             --                --            --            --
          U.S.Energy Incorporated                          --                --            --            --
       Current portion of long-term debt              117,753                --            --       117,753
                                                 -------------   ---------------   -----------    ----------
 Total Current Liabilities                            463,078                --         6,599       362,273
                                                 -------------   ---------------   -----------    ----------


TOTAL LONG-TERM DEBT                                  102,116                --            --       102,116
--------------------                             -------------   ---------------   -----------    ----------


DEFERRED CREDITS
----------------
 Deferred income taxes                                 (1,416)               --            --           865
 Deferred investment
   and energy tax credits                                  --                --            --            --
 Other                                                    126                --            --           126
                                                 -------------   ---------------   -----------    ----------
 Total Deferred Credits                                (1,290)               --            --           991
                                                 -------------   ---------------   -----------    ----------


MINORITY INTEREST                                       1,352                --            --         1,352
-----------------                                -------------   ---------------   -----------    ----------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                        1                (1)            1            --
       Stock Subs Payable                                  --                (1)            1            --
       Contributed capital                            526,603          (533,065)      526,603       519,898
       Retained earnings                               (4,465)            4,444        (4,465)        7,580
       Cumulative Translation Adjustment              (43,015)           43,015       (43,015)      (38,720)
                                                 -------------   ---------------   -----------    ----------
 Total Stockholder's Equity                           479,124          (485,608)      479,125       488,758
                                                 -------------   ---------------   -----------    ----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 1,044,380        $ (485,608)    $ 485,724     $ 955,490
                                                 =============   ===============   ===========    ==========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                    PSEG
                                                       PSEG                        Bermuda
                                                     Americas         PSEG        Holdings
                                                     Services         Barka          II
                                                       Inc.           Inc.         Consol.
                                                   ------------   ------------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                     $       64     $       --      $     --
          Taxes                                             --             --            --
          Other                                             --             --            --
          Interest                                          --             --            --
          Associated companies                           1,052              3         6,969
       Notes payable:
          PSEG Capital Corporation                          --             --            --
          Enterprise Capital Funding Corp.                  --             --            --
          Enterprise Group Development Corp.                --             --            --
          Enterprise Diversified Holdings Inc.              --             --            --
          U.S.Energy Incorporated                           --             --            --
       Current portion of long-term debt                    --             --            --
                                                   ------------   ------------   -----------
 Total Current Liabilities                               1,116              3         6,969
                                                   ------------   ------------   -----------


TOTAL LONG-TERM DEBT                                        --             --            --
--------------------                               ------------   ------------   -----------


DEFERRED CREDITS
----------------
 Deferred income taxes                                      (5)            --          (945)
 Deferred investment
   and energy tax credits                                   --             --            --
 Other                                                      --             --            --
                                                   ------------   ------------   -----------
 Total Deferred Credits                                     (5)            --          (945)
                                                   ------------   ------------   -----------


MINORITY INTEREST                                           --             --            --
-----------------                                  ------------   ------------   -----------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                        --             --            --
       Stock Subs Payable                                   --             --            --
       Contributed capital                                  --             --            --
       Retained earnings                                  (894)            (3)       (2,406)
       Cumulative Translation Adjustment                    --             --            --
                                                   ------------   ------------   -----------
 Total Stockholder's Equity                               (894)            (3)       (2,406)
                                                   ------------   ------------   -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                  $ 217     $       --       $ 3,618
                                                   ============   ============   ===========

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                       PSEG            PSEG
                                                     China            Elcho           Salalah           ECI
                                                     Inc.              Inc.            Inc.         International
                                                    CONSOL.          CONSOL.          CONSOL.       Development
                                                 --------------    -------------    ------------    ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                   $         --      $        --      $       --      $       --
          Taxes                                             --               --              --              --
          Other                                             --               --              --              --
          Interest                                          --               --              --              --
          Associated companies                          68,898            5,273              18              --
       Notes payable:
          PSEG Capital Corporation                          --               --              --              --
          Enterprise Capital Funding Corp.                  --               --              --              --
          Enterprise Group Development Corp.                --               --              --              --
          Enterprise Diversified Holdings Inc.              --               --              --              --
          U.S.Energy Incorporated                           --               --              --              --
       Current portion of long-term debt                    --               --              --              --
                                                 --------------    -------------    ------------    ------------
 Total Current Liabilities                              68,898            5,273              18              --
                                                 --------------    -------------    ------------    ------------


TOTAL LONG-TERM DEBT                                        --               --              --              --
--------------------                             --------------    -------------    ------------    ------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                   1,662             (303)             (1)             --
 Deferred investment
   and energy tax credits                                   --               --              --              --
 Other                                                      --               --              --              --
                                                 --------------    -------------    ------------    ------------
 Total Deferred Credits                                  1,662             (303)             (1)             --
                                                 --------------    -------------    ------------    ------------


MINORITY INTEREST                                           --               --              --              --
-----------------                                --------------    -------------    ------------    ------------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                         1               --              --              --
       Stock Subs Payable                                   --               --              --              --
       Contributed capital                              13,167               --              --              --
       Retained earnings                                (1,797)          (1,240)            (17)             --
       Cumulative Translation Adjustment                (4,295)              --              --              --
                                                 --------------    -------------    ------------    ------------
 Total Stockholder's Equity                              7,076           (1,240)            (17)              -
                                                 --------------    -------------    ------------    ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $ 77,636          $ 3,730      $       --      $       --
                                                 ==============    =============    ============    ============

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                    PSEG         PSEG
                                                                   Punjab       Bermuda
                                                      PSEG         Energy      Holdings
                                                      Ltd.        Co. Ltd.       Inc.
                                                   -----------   -----------   ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                     $     224     $      --     $     --
          Taxes                                            --            --           --
          Other                                            --            --           --
          Interest                                         --            --           --
          Associated companies                          9,031         2,670            4
       Notes payable:
          PSEG Capital Corporation                         --            --           --
          Enterprise Capital Funding Corp.                 --            --           --
          Enterprise Group Development Corp.               --            --           --
          Enterprise Diversified Holdings Inc.             --            --           --
          U.S.Energy Incorporated                          --            --           --
       Current portion of long-term debt                   --            --           --
                                                   -----------   -----------   ----------
 Total Current Liabilities                              9,255         2,670            4
                                                   -----------   -----------   ----------


TOTAL LONG-TERM DEBT                                       --            --           --
--------------------                               -----------   -----------   ----------


DEFERRED CREDITS
----------------
 Deferred income taxes                                 (1,817)         (872)          --
 Deferred investment
   and energy tax credits                                  --            --           --
 Other                                                     --            --           --
                                                   -----------   -----------   ----------
 Total Deferred Credits                                (1,817)         (872)          --
                                                   -----------   -----------   ----------


MINORITY INTEREST                                          --            --           --
-----------------                                  -----------   -----------   ----------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                       --            --           --
       Stock Subs Payable                                  --            --           --
       Contributed capital                                 --            --           --
       Retained earnings                               (4,044)       (1,619)          (4)
       Cumulative Translation Adjustment                   --            --           --
                                                   -----------   -----------   ----------
 Total Stockholder's Equity                            (4,044)       (1,619)          (4)
                                                   -----------   -----------   ----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $   3,394         $ 179     $     --
                                                   ===========   ===========   ==========

                               PSEG AMERICAS INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                          PSEG                                                                     PSEG
                                         Americas    INTERCOMPANY   PSEG        PSEG       PSEG       PSEG       Americas
                                          Inc.       ELIMINATIONS  Americas  La Plata II La Plata I Americas II    Ltd.
                                         CONSOL.     & RECLASS.     Inc.        (US)       (US)       Ltd.       CONSOL.
                                         --------    ----------    --------    -------    -------    -------     --------
REVENUES:
    Income from partnerships             $43,242      $     --     $    --     $   --     $   --     $   --      $43,242
    Income from capital lease
      agreements                              --            --          --         --         --         --           --
    Unrealized gains (losses) on
      investments                             --            --          --         --         --         --           --
    Realized gains (losses) on
      investments                             --            --          --         --         --         --           --
    Interest and dividend income             568            --          --         --         --         --          568
    Other                                  2,153            --          --         --         --         --        2,153
    Equity in subsidiary earnings             --        (9,449)      9,449         --         --         --           --
                                         --------    ----------    --------    -------    -------    -------     --------
TOTAL REVENUES                            45,963        (9,449)      9,449         --         --         --       45,963
                                         --------    ----------    --------    -------    -------    -------     --------

OPERATING EXPENSES:
    Operation and maintenance                 --            --          --         --         --         --           --
    Depreciation and amortization             --            --          --         --         --         --           --
    Administrative and general             6,516            --        (135)        --         --         --        6,651
                                         --------    ----------    --------    -------    -------    -------     --------
TOTAL OPERATING EXPENSES                   6,516            --        (135)        --         --         --        6,651
                                         --------    ----------    --------    -------    -------    -------     --------

OPERATING INCOME                          39,447         (9,449)     9,584         --         --         --       39,312
                                         --------    ----------    --------    -------    -------    -------     --------

OTHER INCOME:
    Foreign Currency Translation
      Gain/Loss                           (3,031)           --          --         --         --         --       (3,031)
    Gain on Sale of Assets                (4,955)           --      (3,084)        --         --         --       (1,871)
                                         --------    ----------    --------    -------    -------    -------     --------
TOTAL OTHER INCOME                        (7,986)           --      (3,084)        --         --         --       (4,902)
                                         --------    ----------    --------    -------    -------    -------     --------

INTEREST EXPENSE:
    PSEG Capital Corporation                  --            --          --         --         --         --           --
    Enterprise Capital Funding Corp.          --            --          --         --         --         --           --
    Other Associated Companies                54            --          --         --         --         --           54
    Other                                 25,777            --          --         --         --         --       25,777
    Capitalized interest                      --            --          --         --         --         --            -
                                         --------    ----------    --------    -------    -------    -------     --------
NET INTEREST EXPENSE                      25,831            --          --         --         --         --       25,831
                                         --------    ----------    --------    -------    -------    -------     --------

INCOME BEFORE INCOME TAXES                 5,630         (9,449)     6,500         --         --         --        8,579
                                         --------    ----------    --------    -------    -------    -------     --------

INCOME TAXES:
    Current                               (1,032)           --      (1,032)        --         --         --           --
    Deferred                                 869            --         (50)        --         --         --          919
    Investment and energy tax
      credits - net                           --            --          --         --         --         --           --
                                         --------    ----------    --------    -------    -------    -------     --------
TOTAL INCOME TAXES                          (163)           --      (1,082)        --         --         --          919
                                         --------    ----------    --------    -------    -------    -------     --------

MINORITY INTERESTS                        (1,789)           --          --         --         --         --       (1,789)
                                         --------    ----------    --------    -------    -------    -------     --------

NET INCOME                               $ 7,582      $  (9,449)   $ 7,582      $  --      $  --      $  --      $ 9,449
                                         ========    ==========    ========    =======    =======    =======     ========

                               PSEG AMERICAS INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                          PSEG                                                                      PSEG
                                         Americas    INTERCOMPANY   PSEG        PSEG        PSEG        PSEG       Americas
                                          Inc.       ELIMINATIONS  Americas  La Plata II  La Plata I  Americas II    Ltd.
                                         CONSOL.     & RECLASS.     Inc.        (US)        (US)        Ltd.       CONSOL.
                                         --------    ----------    --------    -------     -------     -------     --------

BALANCE  JANUARY 1, 1998                 $    (2)     $    239     $    (2)     $  --       $  --       $  --      $ (239)

NET INCOME                                 7,582        (9,449)      7,582         --          --          --       9,449

                                         --------    ----------    --------    -------     -------     -------    --------
           TOTAL                           7,580        (9,210)      7,580         --          --          --       9,210
                                         --------    ----------    --------    -------     -------     -------    --------

DIVIDENDS DECLARED                            --            --          --         --          --          --          --
                                         --------    ----------    --------    -------     -------     -------    --------

BALANCE  DECEMBER 31, 1998               $ 7,580      $ (9,210)    $ 7,580      $  --       $  --       $  --     $ 9,210
                                         ========    ==========    ========    =======     =======     =======    ========

                               PSEG AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                          PSEG                                                                       PSEG
                                         Americas    INTERCOMPANY   PSEG        PSEG        PSEG        PSEG       Americas
                                          Inc.       ELIMINATIONS  Americas  La Plata II  La Plata I  Americas II    Ltd.
                                         CONSOL.     & RECLASS.     Inc.        (US)        (US)        Ltd.       CONSOL.
                                         --------    ----------    --------    -------     -------     -------     --------
ASSETS

CURRENT ASSETS
--------------
    Cash and temporary cash investments  $   301      $     --      $   --      $  --      $   --      $   --      $   301
    Accounts  and Notes receivable:
      Trade                                2,876            --          (9)        --          --          --        2,885
      Other                               10,025            --          --         --          --          --       10,025
      PSE&G                                   --            --          --         --          --          --           --
      PSEG                                    --            --          --         --          --          --           --
      Other associated companies         169,445            --      54,001         --          --          10      115,434
    Notes receivable:
      Associated companies                    --            --          --         --          --          --           --
      Other                                   --            --          --         --          --          --           --
    Interest receivable                       12            --          --         --          --          --           12
    Prepayments                               --            --          --         --          --          --           --
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Current Assets                    182,659            --      53,992         --          --          10      128,657
                                         --------    ----------    --------    -------     -------     -------     --------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
    Real estate                               --            --          --         --          --          --           --
    Other                                    123            --          --         --          --          --          123
    Accum. depr. and amortization             --            --          --         --          --          --           --
    Valuation allowances                      --            --          --         --          --          --           --
                                         --------    ----------    --------    -------     -------     -------     --------
 Property, Plant and Equipment-net           123            --          --         --          --          --          123
                                         --------    ----------    --------    -------     -------     -------     --------

INVESTMENTS
-----------
    Subsidiaries                              --      (435,845)    435,843         --          --           2           --
    Capital lease agreements                  --            --          --         --          --          --           --
    Partnership interests                     --            --          --         --          --          --           --
    Corporate joint ventures             766,714            --       1,982         51      10,773          --      753,908
    Securities                                --            --          --         --          --          --           --
    Valuation allowances                      --            --          --         --          --          --           --
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Investments                       766,714      (435,845)    437,825         51      10,773           2      753,908
                                         --------    ----------    --------    -------     -------     -------     --------

OTHER ASSETS
------------
    Other                                  5,994            --          --         --          --          --        5,994
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Other Assets                        5,994            --          --         --          --          --        5,994
                                         --------    ----------    --------    -------     -------     -------     --------

 TOTAL ASSETS                            $955,490    $(435,845)    $491,817     $  51     $10,773        $ 12      $888,682
                                         ========    ==========    ========    =======     =======     =======     ========

                               PSEG AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                          PSEG                                                                       PSEG
                                         Americas    INTERCOMPANY   PSEG        PSEG        PSEG        PSEG       Americas
                                          Inc.       ELIMINATIONS  Americas  La Plata II  La Plata I  Americas II    Ltd.
                                         CONSOL.     & RECLASS.     Inc.        (US)        (US)        Ltd.       CONSOL.
                                         --------    ----------    --------    -------     -------     -------     --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
     Accounts payable:
        Trade                            $   394      $     --      $   --      $  --       $  --       $  --      $   394
        Taxes                                 --            --          --         --          --          --           --
        Other                                (65)           --          --         --          --          --          (65)
        Interest                           4,831            --          --         --          --          --        4,831
        Associated companies             239,360            --       3,230         --          --          12      236,118
     Notes payable:
        PSEG Capital Corporation              --            --          --         --          --          --           --
        Enterprise Capital Funding
          Corp.                               --            --          --         --          --          --           --
        Enterprise Group Development
          Corp.                               --            --          --         --          --          --           --
        Enterprise Diversified
          Holdings Inc.                       --            --          --         --          --          --           --
        U.S.Energy Incorporated               --            --          --         --          --          --           --
     Current portion of long-term debt   117,753            --          --         --          --          --      117,753
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Current Liabilities               362,273            --       3,230         --          --          12      359,031
                                         --------    ----------    --------    -------     -------     -------     --------


TOTAL LONG-TERM DEBT                     102,116            --          --         --          --          --      102,116
--------------------                     --------    ----------    --------    -------     -------     -------     --------


DEFERRED CREDITS
----------------
 Deferred income taxes                       865            --        (171)        --          --          --        1,036
 Deferred investment
   and energy tax credits                      -            --          --         --          --          --           --
 Other                                       126            --          --         --          --          --          126
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Deferred Credits                      991            --        (171)        --          --          --        1,162
                                         --------    ----------    --------    -------     -------     -------     --------


MINORITY INTEREST                          1,352           (22)         --         --          --          --        1,374
-----------------                        --------    ----------    --------    -------     -------     -------     --------


STOCKHOLDER'S EQUITY
--------------------
     Capital stock                            --            --          --         --          --          --           --
     Stock Subs Payable                       --            --          --         --          --          --           --
     Contributed capital                 519,898      (465,333)    519,898         51      10,773          --      454,509
     Retained earnings                     7,580        (9,210)      7,580         --          --          --        9,210
     Cumulative Translation Adjustment   (38,720)       38,720     (38,720)        --          --          --      (38,720)
                                         --------    ----------    --------    -------     -------     -------     --------
 Total Stockholder's Equity              488,758      (435,823)    488,758         51      10,773          --      424,999
                                         --------    ----------    --------    -------     -------     -------     --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $955,490    $(435,845)   $491,817       $ 51      $10,773       $ 12      $888,682
                                         ========    ==========    ========    =======     =======     =======     ========

                               PSEG AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                    PSEG                                                                  Venergy
                                                  Americas      INTERCOMPANY        PSEG        PSEG          PSEG       Holdings
                                                    Ltd.        ELIMINATIONS      Americas      Peru         Brazil       Company
                                                   CONSOL.       & RECLASS.         Ltd.         LLC          Ltda.      (Cayman)
                                                 ------------   --------------   -----------  ----------    ----------  ------------
REVENUES:
      Income from partnerships                      $ 43,242     $      1,749     $       6    $     --      $     --    $       --
      Income from capital lease agreements                --               --            --          --            --            --
      Unrealized gains (losses) on investments            --               --            --          --            --            --
      Realized gains (losses) on investments              --               --            --          --            --            --
      Interest and dividend income                       568               --            --          --            --            --
      Other                                            2,153           (8,050)        2,153          --            --            --
      Equity in subsidiary earnings                        -           (1,617)        1,617          --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------
TOTAL REVENUES                                        45,963           (7,918)        3,776          --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

OPERATING EXPENSES:
      Operation and maintenance                           --               --            --          --            --            --
      Depreciation and amortization                       --               --            --          --            --            --
      Administrative and general                       6,651           (8,050)        5,219           1         1,272            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------
TOTAL OPERATING EXPENSES                               6,651           (8,050)        5,219           1         1,272            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

OPERATING INCOME                                      39,312              132        (1,443)         (1)       (1,272)           --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

OTHER INCOME:
      Foreign Currency Translation Gain/Loss          (3,031)              --            --          --            --            --
      Gain on Sale of Assets                          (1,871)              --        (1,871)         --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------
TOTAL OTHER INCOME                                    (4,902)              --        (1,871)         --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                            --               --            --          --            --            --
      Enterprise Capital Funding Corp.                    --               --            --          --            --            --
      Other Associated Companies                          54               --            13          --             2            --
      Other                                           25,777               --       (12,776)         --            --            --
      Capitalized interest                                --               --            --          --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------
NET INTEREST EXPENSE                                  25,831               --       (12,763)         --             2            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

INCOME BEFORE INCOME TAXES                             8,579              132         9,449          (1)       (1,274)           --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

INCOME TAXES:
      Current                                             --               --            --          --            --            --
      Deferred                                           919               --            --          (1)         (127)           --
      Investment and energy tax credits - net             --               --            --          --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------
TOTAL INCOME TAXES                                       919               --            --          (1)         (127)           --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

MINORITY INTERESTS                                    (1,789)          (1,788)           --          --            --            --
                                                 ------------   --------------   -----------  ----------    ----------  ------------

NET INCOME                                           $ 9,449          $ 1,920       $ 9,449    $     --      $ (1,147)   $       --
                                                 ============   ==============   ===========  ==========    ==========  ============

                               PSEG AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                    PSEG
                                                                  Americas                                        PSEG
                                                     PSEG        Operating        PSEG            PSEG           Brazil
                                                  Electrica       Company       Brazil II      Wildwood I      Investment
                                                   (Cayman)       CONSOL.        Company          Ltd.          CONSOL.
                                                 -------------   -----------   ------------   -------------   -------------
REVENUES:
      Income from partnerships                    $        --      $ 10,819     $       --     $        --        $ 30,668
      Income from capital lease agreements                 --            --             --              --              --
      Unrealized gains (losses) on investments             --            --             --              --              --
      Realized gains (losses) on investments               --            --             --              --              --
      Interest and dividend income                         --           290             --              --             278
      Other                                                --         8,050             --              --              --
      Equity in subsidiary earnings                        --            --             --              --              --
                                                 -------------   -----------   ------------   -------------   -------------
TOTAL REVENUES                                             --        19,159             --              --          30,946
                                                 -------------   -----------   ------------   -------------   -------------

OPERATING EXPENSES:
      Operation and maintenance                            --            --             --              --              --
      Depreciation and amortization                        --            --             --              --              --
      Administrative and general                           --         8,050             --              --             159
                                                 -------------   -----------   ------------   -------------   -------------
TOTAL OPERATING EXPENSES                                   --         8,050             --              --             159
                                                 -------------   -----------   ------------   -------------   -------------

OPERATING INCOME                                           --        11,109             --              --          30,787
                                                 -------------   -----------   ------------   -------------   -------------

OTHER INCOME:
      Foreign Currency Translation Gain/Loss               --            --             --              --          (3,031)
      Gain on Sale of Assets                               --            --             --              --              --
                                                 -------------   -----------   ------------   -------------   -------------
TOTAL OTHER INCOME                                         --            --             --              --          (3,031)
                                                 -------------   -----------   ------------   -------------   -------------

INTEREST EXPENSE:
      PSEG Capital Corporation                             --            --             --              --              --
      Enterprise Capital Funding Corp.                     --            --             --              --              --
      Other Associated Companies                           --            --             --              --              39
      Other                                                --        21,308             --              --          17,245
      Capitalized interest                                 --            --             --              --              --
                                                 -------------   -----------   ------------   -------------   -------------
NET INTEREST EXPENSE                                       --        21,308             --              --          17,284
                                                 -------------   -----------   ------------   -------------   -------------

INCOME BEFORE INCOME TAXES                                 --       (10,199)            --              --          10,472
                                                 -------------   -----------   ------------   -------------   -------------

INCOME TAXES:
      Current                                              --            --             --              --              --
      Deferred                                             --            --             --              --           1,047
      Investment and energy tax credits - net              --            --             --              --              --
                                                 -------------   -----------   ------------   -------------   -------------
TOTAL INCOME TAXES                                         --            --             --              --           1,047
                                                 -------------   -----------   ------------   -------------   -------------

MINORITY INTERESTS                                         --            (1)            --              --              --
                                                 -------------   -----------   ------------   -------------   -------------

NET INCOME                                        $        --     $ (10,198)    $       --     $        --         $ 9,425
                                                 =============   ===========   ============   =============   =============

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                  PSEG                                                                    Venergy
                                Americas      INTERCOMPANY        PSEG          PSEG         PSEG        Holdings
                                  Ltd.        ELIMINATIONS      Americas        Peru        Brazil        Company
                                 CONSOL.       & RECLASS.         Ltd.          LLC          Ltda.       (Cayman)
                               ------------   --------------   -----------   -----------   ----------   ------------
BALANCE  JANUARY 1, 1998            $ (239)         $ 9,093        $ (239)    $      --     $   (103)    $       --

NET INCOME                           9,449            1,920         9,449            --       (1,147)            --

                               ------------   --------------   -----------   -----------   ----------   ------------
           TOTAL                     9,210           11,013         9,210            --       (1,250)            --
                               ------------   --------------   -----------   -----------   ----------   ------------

DIVIDENDS DECLARED                      --               --            --            --           --             --
                               ------------   --------------   -----------   -----------   ----------   ------------

BALANCE  DECEMBER 31, 1998         $ 9,210         $ 11,013       $ 9,210     $      --     $ (1,250)    $       --
                               ============   ==============   ===========   ===========   ==========   ============

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                  PSEG
                                                Americas                                        PSEG
                                   PSEG        Operating        PSEG            PSEG           Brazil
                                Electrica       Company       Brazil II      Wildwood I      Investment
                                 (Cayman)       CONSOL.        Company          Ltd.          CONSOL.
                               -------------   -----------   ------------   -------------   -------------
BALANCE  JANUARY 1, 1998        $        --     $  (9,856)    $       --     $        --        $    866

NET INCOME                               --       (10,198)            --              --           9,425

                               -------------   -----------   ------------   -------------   -------------
           TOTAL                         --       (20,054)            --              --          10,291
                               -------------   -----------   ------------   -------------   -------------

DIVIDENDS DECLARED                       --            --             --              --              --
                               -------------   -----------   ------------   -------------   -------------

BALANCE  DECEMBER 31, 1998      $        --     $ (20,054)    $       --     $        --        $ 10,291
                               =============   ===========   ============   =============   =============

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1998
                                ($ IN THOUSANDS)

                                               PSEG                                                                     Venergy
                                             Americas       INTERCOMPANY        PSEG         PSEG          PSEG        Holdings
                                               Ltd.         ELIMINATIONS      Americas       Peru         Brazil        Company
                                              CONSOL.        & RECLASS.         Ltd.          LLC          Ltda.       (Cayman)
                                            ------------    --------------   -----------   ----------    ----------   ------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments         $ 301              $ --          $ 11         $ --         $ 242           $ --
      Accounts  and Notes receivable:
        Trade                                     2,885                --           691           --             2             --
        Other                                    10,025                --            --           --            25         10,000
        PSE&G                                         -                --            --           --            --             --
        PSEG                                          -                --            --           --            --             --
        Other associated companies              115,434                --       115,417           --            17             --
      Notes receivable:
        Associated companies                         --                --            --           --            --             --
         Other                                       --                --            --           --            --             --
      Interest receivable                            12                --            --           --            --             --
      Prepayments                                    --                --            --           --            --             --
                                            ------------    --------------   -----------   ----------    ----------   ------------
 Total Current Assets                           128,657                --       116,119           --           286         10,000
                                            ------------    --------------   -----------   ----------    ----------   ------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                    --                --            --           --            --             --
      Other                                         123                --            --           --           123             --
      Accum. depr. and amortization                  --                --            --           --            --             --
      Valuation allowances                           --                --            --           --            --             --
                                            ------------    --------------   -----------   ----------    ----------   ------------
 Property, Plant and Equipment-net                  123                --            --           --           123             --
                                            ------------    --------------   -----------   ----------    ----------   ------------

INVESTMENTS
-----------
      Subsidiaries                                   --          (418,960)      418,960           --            --             --
      Capital lease agreements                       --                --            --           --            --             --
      Partnership interests                          --                --            --           --            --             --
      Corporate joint ventures                  753,908                --           260           --            --             --
      Securities                                     --                --            --           --            --             --
      Valuation allowances                           --                --            --           --            --             --
                                            ------------    --------------   -----------   ----------    ----------   ------------
 Total Investments                              753,908          (418,960)      419,220           --            --             --
                                            ------------    --------------   -----------   ----------    ----------   ------------

OTHER ASSETS
------------
      Other                                       5,994                --         2,114           --           115             --
                                            ------------    --------------   -----------   ----------    ----------   ------------
 Total Other Assets                               5,994                --         2,114           --           115             --
                                            ------------    --------------   -----------   ----------    ----------   ------------

 TOTAL ASSETS                                 $ 888,682        $ (418,960)    $ 537,453         $ --         $ 524       $ 10,000
                                            ============    ==============   ===========   ==========    ==========   ============

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1998
                                ($ IN THOUSANDS)

                                                               PSEG
                                                             Americas                                        PSEG
                                                PSEG        Operating        PSEG            PSEG           Brazil
                                             Electrica       Company       Brazil II      Wildwood I      Investment
                                              (Cayman)       CONSOL.        Company          Ltd.          CONSOL.
                                            -------------   -----------   ------------   -------------   -------------
ASSETS

CURRENT ASSETS
--------------
      Cash and temporary cash investments           $ --          $ 13           $ --            $ --            $ 35
      Accounts  and Notes receivable:
        Trade                                         --           222             --              --           1,970
        Other                                         --            --             --              --              --
        PSE&G                                         --            --             --              --              --
        PSEG                                          --            --             --              --              --
        Other associated companies                    --            --             --              --              --
      Notes receivable:
        Associated companies                          --            --             --              --              --
         Other                                        --            --             --              --              --
      Interest receivable                             --            12             --              --              --
      Prepayments                                     --            --             --              --              --
                                            -------------   -----------   ------------   -------------   -------------
 Total Current Assets                                 --           247             --              --           2,005
                                            -------------   -----------   ------------   -------------   -------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real estate                                     --            --             --              --              --
      Other                                           --            --             --              --              --
      Accum. depr. and amortization                   --            --             --              --              --
      Valuation allowances                            --            --             --              --              --
                                            -------------   -----------   ------------   -------------   -------------
 Property, Plant and Equipment-net                    --            --             --              --              --
                                            -------------   -----------   ------------   -------------   -------------

INVESTMENTS
-----------
      Subsidiaries                                    --            --             --              --              --
      Capital lease agreements                        --            --             --              --              --
      Partnership interests                           --            --             --              --              --
      Corporate joint ventures                        --       223,507             --          50,386         479,755
      Securities                                      --            --             --              --              --
      Valuation allowances                            --            --             --              --              --
                                            -------------   -----------   ------------   -------------   -------------
 Total Investments                                    --       223,507             --          50,386         479,755
                                            -------------   -----------   ------------   -------------   -------------

OTHER ASSETS
------------
      Other                                           --         3,756             --              --               9
                                            -------------   -----------   ------------   -------------   -------------
 Total Other Assets                                   --         3,756             --              --               9
                                            -------------   -----------   ------------   -------------   -------------

 TOTAL ASSETS                                       $ --     $ 227,510           $ --        $ 50,386       $ 481,769
                                            =============   ===========   ============   =============   =============

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1998
                                ($ IN THOUSANDS)

                                                   PSEG                                                                   Venergy
                                                 Americas       INTERCOMPANY        PSEG       PSEG          PSEG        Holdings
                                                   Ltd.         ELIMINATIONS      Americas     Peru         Brazil        Company
                                                  CONSOL.        & RECLASS.         Ltd.        LLC          Ltda.       (Cayman)
                                                ------------   --------------  -----------   ----------    ----------   ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                       $ 394             $ --         $ --         $ --          $ 90           $ --
          Taxes                                          --               --           --           --            --             --
          Other                                         (65)              --          (65)          --            --             --
          Interest                                    4,831               --           --           --            --             --
          Associated companies                      236,118               --      112,393           --         1,624             --
       Notes payable:
          PSEG Capital Corporation                       --               --           --           --            --             --
          Enterprise Capital Funding Corp.               --               --           --           --            --             --
          Enterprise Group Development Corp.             --               --           --           --            --             --
          Enterprise Diversified Holdings Inc.           --               --           --           --            --             --
          U.S.Energy Incorporated                        --               --           --           --            --             --
       Current portion of long-term debt            117,753               --           --           --            --             --
                                                ------------   --------------  -----------   ----------    ----------   ------------
 Total Current Liabilities                          359,031               --      112,328           --         1,714             --
                                                ------------   --------------  -----------   ----------    ----------   ------------


TOTAL LONG-TERM DEBT                                102,116               --           --           --            --             --
--------------------                            ------------   --------------  -----------   ----------    ----------   ------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                1,036               --           --           --          (107)            --
 Deferred investment
   and energy tax credits                                --               --           --           --            --             --
 Other                                                  126               --          126           --            --             --
                                                ------------   --------------  -----------   ----------    ----------   ------------
 Total Deferred Credits                               1,162               --          126           --          (107)            --
                                                ------------   --------------  -----------   ----------    ----------   ------------


MINORITY INTEREST                                     1,374            1,356           --           --            --             --
-----------------                               ------------   --------------  -----------   ----------    ----------   ------------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                     --               --           --           --            --             --
       Stock Subs Payable                                --               --           --           --            --             --
       Contributed capital                          454,509         (470,049)     454,509           --           167         10,000
       Retained earnings                              9,210           11,013        9,210           --        (1,250)            --
       Cumulative Translation Adjustment            (38,720)          38,720      (38,720)          --            --             --
                                                ------------   --------------  -----------   ----------    ----------   ------------
 Total Stockholder's Equity                         424,999         (420,316)     424,999           --        (1,083)        10,000
                                                ------------   --------------  -----------   ----------    ----------   ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 888,682       $ (418,960)   $ 537,453          $--         $ 524       $ 10,000
                                                ============   ==============  ===========   ==========    ==========   ============

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1998
                                ($ IN THOUSANDS)

                                                                 PSEG
                                                               Americas                                        PSEG
                                                  PSEG        Operating        PSEG            PSEG           Brazil
                                               Electrica       Company       Brazil II      Wildwood I      Investment
                                                (Cayman)       CONSOL.        Company          Ltd.          CONSOL.
                                              -------------   -----------   ------------   -------------   -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY
--------------------

CURRENT LIABILITIES
-------------------
       Accounts payable:
          Trade                                       $ --         $ 304           $ --            $ --            $ --
          Taxes                                         --            --             --              --              --
          Other                                         --            --             --              --              --
          Interest                                      --         2,800             --              --           2,031
          Associated companies                          --       113,900             --             210           7,991
       Notes payable:
          PSEG Capital Corporation                      --            --             --              --              --
          Enterprise Capital Funding Corp.              --            --             --              --              --
          Enterprise Group Development Corp.            --            --             --              --              --
          Enterprise Diversified Holdings Inc.          --            --             --              --              --
          U.S.Energy Incorporated                       --            --             --              --              --
       Current portion of long-term debt                --        87,044             --              --          30,709
                                              -------------   -----------   ------------   -------------   -------------
 Total Current Liabilities                              --       204,048             --             210          40,731
                                              -------------   -----------   ------------   -------------   -------------


TOTAL LONG-TERM DEBT                                    --         9,990             --              --          92,126
--------------------                          -------------   -----------   ------------   -------------   -------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                  --            --             --              --           1,143
 Deferred investment
   and energy tax credits                               --            --             --              --              --
 Other                                                  --            --             --              --              --
                                              -------------   -----------   ------------   -------------   -------------
 Total Deferred Credits                                 --            --             --              --           1,143
                                              -------------   -----------   ------------   -------------   -------------


MINORITY INTEREST                                       --            18             --              --              --
-----------------                             -------------   -----------   ------------   -------------   -------------


STOCKHOLDER'S EQUITY
--------------------
       Capital stock                                    --            --             --              --              --
       Stock Subs Payable                               --            --             --              --              --
       Contributed capital                              --        33,508             --          50,176         376,198
       Retained earnings                                --       (20,054)            --              --          10,291
       Cumulative Translation Adjustment                --            --             --              --         (38,720)
                                              -------------   -----------   ------------   -------------   -------------
 Total Stockholder's Equity                             --        13,454             --          50,176         347,769
                                              -------------   -----------   ------------   -------------   -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $ --     $ 227,510           $ --        $ 50,386       $ 481,769
                                              =============   ===========   ============   =============   =============

                             PSEG BRAZIL INVESTMENT
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                            PSEG
                                                              PSEG                                          Pampa
                                                             Brazil        INTERCOMPANY        PSEG        Energia
                                                           Investment      ELIMINATIONS       Brazil        Ltda.
                                                             CONSOL.        & RECLASS.      Investment     CONSOL.
                                                           ------------    --------------   -----------   ----------
REVENUES:
      Income from partnerships                                $ 30,668      $         --     $      --     $ 30,668
      Income from capital lease agreements                          --                --            --           --
      Unrealized gains (losses) on investments                      --                --            --           --
      Realized gains (losses) on investments                        --                --            --           --
      Interest and dividend income                                 278                --            --          278
      Other                                                         --                --            --           --
      Equity in subsidiary earnings                                 --            (9,425)        9,425           --
                                                           ------------    --------------   -----------   ----------
TOTAL REVENUES                                                  30,946            (9,425)        9,425       30,946
                                                           ------------    --------------   -----------   ----------

OPERATING EXPENSES:
      Operation and maintenance                                     --                --            --           --
      Depreciation and amortization                                 --                --            --           --
      Administrative and general                                   159                --            --          159
                                                           ------------    --------------   -----------   ----------
TOTAL OPERATING EXPENSES                                           159                --            --          159
                                                           ------------    --------------   -----------   ----------

OPERATING INCOME                                                30,787            (9,425)        9,425       30,787
                                                           ------------    --------------   -----------   ----------

OTHER INCOME
      Foreign Currency Translation Gain/Loss                    (3,031)               --            --       (3,031)
                                                           ------------    --------------   -----------   ----------
TOTAL OTHER INCOME                                              (3,031)               --            --       (3,031)
                                                           ------------    --------------   -----------   ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                      --                --            --           --
      Enterprise Capital Funding Corp.                              --                --            --           --
      Other Associated Companies                                    39                --            --           39
      Other                                                     17,245                --            --       17,245
      Capitalized interest                                          --                --            --           --
                                                           ------------    --------------   -----------   ----------
NET INTEREST EXPENSE                                            17,284                --            --       17,284
                                                           ------------    --------------   -----------   ----------

INCOME BEFORE INCOME TAXES                                      10,472            (9,425)        9,425       10,472
                                                           ------------    --------------   -----------   ----------

INCOME TAXES:
      Current                                                       --                --            --           --
      Deferred                                                   1,047                --            --        1,047
      Investment and energy tax credits - net                       --                --            --           --
                                                           ------------    --------------   -----------   ----------
TOTAL INCOME TAXES                                               1,047                --            --        1,047
                                                           ------------    --------------   -----------   ----------

MINORITY INTERESTS                                                  --                --            --           --
                                                           ------------    --------------   -----------   ----------

NET INCOME                                                     $ 9,425          $ (9,425)      $ 9,425      $ 9,425
                                                           ============    ==============   ===========   ==========

                             PSEG BRAZIL INVESTMENT
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                  PSEG
                                    PSEG                                         Pampa
                                   Brazil       INTERCOMPANY        PSEG        Energia
                                 Investment     ELIMINATIONS       Brazil        Ltda.
                                   CONSOL.       & RECLASS.      Investment     CONSOL.
                                 ------------   --------------   -----------   -----------
BALANCE  JANUARY 1, 1998            $    866        $    (866)     $    866      $    866

NET INCOME                             9,425           (9,425)        9,425         9,425

                                 ------------   --------------   -----------   -----------
           TOTAL                      10,291          (10,291)       10,291        10,291
                                 ------------   --------------   -----------   -----------

DIVIDENDS DECLARED                        --               --            --            --
                                 ------------   --------------   -----------   -----------


                                 ------------   --------------   -----------   -----------
BALANCE  DECEMBER 31, 1998          $ 10,291        $ (10,291)     $ 10,291      $ 10,291
                                 ============   ==============   ===========   ===========

                             PSEG BRAZIL INVESTMENT
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                            PSEG
                                                              PSEG                                          Pampa
                                                             Brazil        INTERCOMPANY        PSEG        Energia
                                                           Investment      ELIMINATIONS       Brazil        Ltda.
                                                             CONSOL.        & RECLASS.      Investment     CONSOL.
                                                           ------------    --------------   -----------   ----------
ASSETS

CURRENT ASSETS
--------------
      Cash and Temporary Cash Investments                   $       35      $         --     $      --     $     35
      Accounts  and Notes Receivable:
        Trade                                                    1,970                --            --        1,970
        Other                                                       --                --            --           --
        PSE&G                                                       --                --            --           --
        PSEG                                                        --                --            --           --
        Other Associated Companies                                  --                --            --           --
      Notes Receivable:
        Associated Companies                                        --                --            --           --
         Other                                                      --                --            --           --
      Interest Receivable                                           --                --            --           --
      Prepayments                                                   --                --            --           --
                                                           ------------    --------------   -----------   ----------
 Total Current Assets                                            2,005                --            --        2,005
                                                           ------------    --------------   -----------   ----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real Estate                                                   --                --            --           --
      Other                                                         --                --            --           --
      Accum. Depr. and Amortization                                 --                --            --           --
      Valuation Allowances                                          --                --            --           --
                                                           ------------    --------------   -----------   ----------
 Property, Plant and Equipment-net                                  --                --            --           --
                                                           ------------    --------------   -----------   ----------

INVESTMENTS
-----------
      Subsidiaries                                                  --          (347,769)      347,769           --
      Capital Lease Agreements                                      --                --            --           --
      Partnership Interests                                         --                --            --           --
      Corporate Joint Ventures                                 479,755                --            --      479,755
      Securities                                                    --                --            --           --
      Valuation Allowances                                          --                --            --           --
                                                           ------------    --------------   -----------   ----------
 Total Investments                                             479,755          (347,769)      347,769      479,755
                                                           ------------    --------------   -----------   ----------

OTHER ASSETS
------------
      Other                                                          9                --            --            9
                                                           ------------    --------------   -----------   ----------
 Total Other Assets                                                  9                --            --            9
                                                           ------------    --------------   -----------   ----------

 TOTAL ASSETS                                                $ 481,769        $ (347,769)    $ 347,769     $481,769
                                                           ============    ==============   ===========   ==========

                             PSEG BRAZIL INVESTMENT
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                                                                            PSEG
                                                              PSEG                                          Pampa
                                                             Brazil        INTERCOMPANY        PSEG        Energia
                                                           Investment      ELIMINATIONS       Brazil        Ltda.
                                                             CONSOL.        & RECLASS.      Investment     CONSOL.
                                                           ------------    --------------   -----------   ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts Payable:
          Trade                                             $       --      $         --     $      --      $    --
          Taxes                                                     --                --            --           --
          Other                                                     --                --            --           --
          Interest                                               2,031                --            --        2,031
          Associated Companies                                   7,991                --            --        7,991
       Notes Payable:
          PSEG Capital Corporation                                  --                --            --           --
          Enterprise Capital Funding Corp.                          --                --            --           --
          Enterprise Group Development Corp.                        --                --            --           --
          Enterprise Diversified Holdings Inc.                      --                --            --           --
          U.S.Energy Incorporated                                   --                --            --           --
       Current Portion of Long-Term Debt                        30,709                --            --       30,709
                                                           ------------    --------------   -----------   ----------
 Total Current Liabilities                                      40,731                --            --       40,731
                                                           ------------    --------------   -----------   ----------


TOTAL LONG-TERM DEBT                                            92,126                --            --       92,126
--------------------                                       ------------    --------------   -----------   ----------


DEFERRED CREDITS
----------------
 Deferred Income Taxes                                           1,143                --            --        1,143
 Deferred Investment
   and Energy Tax Credits                                           --                --            --           --
 Other                                                              --                --            --           --
                                                           ------------    --------------   -----------   ----------
 Total Deferred Credits                                          1,143                --            --        1,143
                                                           ------------    --------------   -----------   ----------


STOCKHOLDER'S EQUITY
--------------------
       Capital Stock                                                --                --            --           --
       Stock Subs Payable                                           --                --            --           --
       Contributed Capital                                     376,198          (376,198)      376,198      376,198
       Retained Earnings                                        10,291           (10,291)       10,291       10,291
       Cumulative Translation Adjustment                       (38,720)           38,720       (38,720)     (38,720)
                                                           ------------    --------------   -----------   ----------
 Total Stockholder's Equity                                    347,769          (347,769)      347,769      347,769
                                                           ------------    --------------   -----------   ----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                      $ 481,769        $ (347,769)    $ 347,769     $481,769
                                                           ============    ==============   ===========   ==========

                            PSEG PAMPA ENERGIA LTDA.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                    PSEG
                                                    Pampa                          PSEG
                                                   Energia      INTERCOMPANY      Pampa        PSEG
                                                    Ltda.       ELIMINATIONS     Energia      Brazil         PSEG           IPE'
                                                   CONSOL.       & RECLASS.       Ltda.          I          Brazil        Energia
                                                 ------------   --------------  -----------  ----------   ------------   -----------
REVENUES:
      Income from Partnerships                      $ 30,668         $     --      $    --        $ --           $ --      $ 30,668
      Income from Capital Lease Agreements                --               --           --          --             --            --
      Unrealized Gains (Losses) on Investments            --               --           --          --             --            --
      Realized Gains (Losses) on Investments              --               --           --          --             --            --
      Interest and Dividend Income                       278               --           --          --             --           278
      Other                                               --               --           --          --             --            --
      Equity in Subsidiary Earnings                       --           (9,425)       9,425          --             --            --
                                                 ------------   --------------  -----------  ----------   ------------   -----------
TOTAL REVENUES                                        30,946           (9,425)       9,425          --             --        30,946
                                                 ------------   --------------  -----------  ----------   ------------   -----------

OPERATING EXPENSES:
      Operation and Maintenance                           --               --           --          --             --            --
      Depreciation and Amortization                       --               --           --          --             --            --
      Administrative and General                         159               --           --          --             --           159
                                                 ------------   --------------  -----------  ----------   ------------   -----------
TOTAL OPERATING EXPENSES                                 159               --           --          --             --           159
                                                 ------------   --------------  -----------  ----------   ------------   -----------

OPERATING INCOME                                      30,787           (9,425)       9,425          --             --        30,787
                                                 ------------   --------------  -----------  ----------   ------------   -----------

OTHER INCOME:
      Foreign Currency Translation Gain/(Loss)        (3,031)              --           --          --             --        (3,031)
                                                 ------------   --------------  -----------  ----------   ------------   -----------
TOTAL OTHER INCOME                                    (3,031)              --           --          --             --        (3,031)
                                                 ------------   --------------  -----------  ----------   ------------   -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                            --               --           --          --             --            --
      Enterprise Capital Funding Corp.                    --               --           --          --             --            --
      Other Associated Companies                          39               --           --          --             --            39
      Other                                           17,245               --           --          --             --        17,245
      Capitalized Interest                                --               --           --          --             --            --
                                                 ------------   --------------  -----------  ----------   ------------   -----------
NET INTEREST EXPENSE                                  17,284               --           --          --             --        17,284
                                                 ------------   --------------  -----------  ----------   ------------   -----------

INCOME BEFORE INCOME TAXES                            10,472           (9,425)       9,425          --             --        10,472
                                                 ------------   --------------  -----------  ----------   ------------   -----------

INCOME TAXES:
      Current                                             --               --           --          --             --            --
      Deferred                                         1,047               --           --          --             --         1,047
      Investment and Energy Tax Credits - Net             --               --           --          --             --            --
                                                 ------------   --------------  -----------  ----------   ------------   -----------
TOTAL INCOME TAXES                                     1,047               --           --          --             --         1,047
                                                 ------------   --------------  -----------  ----------   ------------   -----------

MINORITY INTERESTS                                        --               --           --          --             --            --
                                                 ------------   --------------  -----------  ----------   ------------   -----------

NET INCOME                                           $ 9,425         $ (9,425)     $ 9,425        $ --           $ --       $ 9,425
                                                 ============   ==============  ===========  ==========   ============   ===========

                            PSEG PAMPA ENERGIA LTDA.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                   PSEG
                                   Pampa                           PSEG
                                  Energia      INTERCOMPANY       Pampa          PSEG
                                   Ltda.       ELIMINATIONS      Energia        Brazil         PSEG          IPE'
                                  CONSOL.       & RECLASS.        Ltda.           I           Brazil        Energia
                                ------------   --------------   -----------   -----------   -----------   ------------
BALANCE  JANUARY 1, 1998           $    866        $    (866)     $    866          $ --          $ --       $    866

NET INCOME                            9,425           (9,425)        9,425            --            --          9,425

                                ------------   --------------   -----------   -----------   -----------   ------------
           TOTAL                     10,291          (10,291)       10,291            --            --         10,291
                                ------------   --------------   -----------   -----------   -----------   ------------

DIVIDENDS DECLARED                       --               --            --            --            --             --
                                ------------   --------------   -----------   -----------   -----------   ------------


                                ------------   --------------   -----------   -----------   -----------   ------------
BALANCE  DECEMBER 31, 1998         $ 10,291        $ (10,291)     $ 10,291          $ --          $ --       $ 10,291
                                ============   ==============   ===========   ===========   ===========   ============

                            PSEG PAMPA ENERGIA LTDA.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                              PSEG
                                              Pampa                            PSEG
                                             Energia       INTERCOMPANY       Pampa         PSEG
                                              Ltda.        ELIMINATIONS      Energia       Brazil         PSEG           IPE'
                                             CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                           ------------    --------------   -----------   ----------   ------------   -----------
ASSETS

CURRENT ASSETS
--------------
      Cash and Temporary Cash Investments    $      35        $       --     $      --    $      --      $      --     $      35
      Accounts  and Notes Receivable:
        Trade                                    1,970                (2)           --           --             --         1,972
        Other                                       --                --            --           --             --            --
        PSE&G                                       --                --            --           --             --            --
        PSEG                                        --                --            --           --             --            --
        Other Associated Companies                  --          (752,396)      376,198      188,099        188,099            --
      Notes Receivable:
        Associated Companies                        --                --            --           --             --            --
         Other                                      --                --            --           --             --            --
      Interest Receivable                           --                --            --           --             --            --
      Prepayments                                   --                --            --           --             --            --
                                           ------------    --------------   -----------   ----------   ------------   -----------
 Total Current Assets                            2,005          (752,398)      376,198      188,099        188,099         2,007
                                           ------------    --------------   -----------   ----------   ------------   -----------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
      Real Estate                                   --                --            --           --             --            --
      Other                                         --                --            --           --             --            --
      Accum. Depr. and Amortization                 --                --            --           --             --            --
      Valuation Allowances                          --                --            --           --             --            --
                                           ------------    --------------   -----------   ----------   ------------   -----------
 Property, Plant and Equipment-net                  --                --            --           --             --            --
                                           ------------    --------------   -----------   ----------   ------------   -----------

INVESTMENTS
-----------
      Subsidiaries                                  --            28,427       (28,429)           1              1            --
      Capital Lease Agreements                      --                --            --           --             --            --
      Partnership Interests                         --                --            --           --             --            --
      Corporate Joint Ventures                 479,755                --            --           --             --       479,755
      Securities                                    --                --            --           --             --            --
      Valuation Allowances                          --                --            --           --             --            --
                                           ------------    --------------   -----------   ----------   ------------   -----------
 Total Investments                             479,755            28,427       (28,429)           1              1       479,755
                                           ------------    --------------   -----------   ----------   ------------   -----------

OTHER ASSETS
------------
      Other                                          9                --            --           --             --             9
                                           ------------    --------------   -----------   ----------   ------------   -----------
 Total Other Assets                                  9                --            --           --             --             9
                                           ------------    --------------   -----------   ----------   ------------   -----------

 TOTAL ASSETS                                $ 481,769        $ (723,971)    $ 347,769    $ 188,100      $ 188,100     $ 481,771
                                           ============    ==============   ===========   ==========   ============   ===========

                            PSEG PAMPA ENERGIA LTDA.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                                   PSEG
                                                   Pampa                            PSEG
                                                  Energia       INTERCOMPANY       Pampa         PSEG
                                                   Ltda.        ELIMINATIONS      Energia       Brazil         PSEG           IPE'
                                                  CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                                ------------   --------------  -----------   ----------   ------------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
       Accounts Payable:
          Trade                                   $      --       $       --    $      --    $      --     $       --     $      --
          Taxes                                          --               --           --           --             --            --
          Other                                          --               --           --           --             --            --
          Interest                                    2,031               --           --           --             --         2,031
          Associated Companies                        7,991         (752,397)          --      188,099        188,099       384,190
       Notes payable:
          PSEG Capital Corporation                       --               --           --           --             --            --
          Enterprise Capital Funding Corp.               --               --           --           --             --            --
          Enterprise Group Development Corp.             --               --           --           --             --            --
          Enterprise Diversified Holdings Inc.           --               --           --           --             --            --
          U.S.Energy Incorporated                        --               --           --           --             --            --
       Current Portion of Long-Term Debt             30,709               --           --           --             --        30,709
                                                ------------   --------------  -----------   ----------   ------------   -----------
 Total Current Liabilities                           40,731         (752,397)           -      188,099        188,099       416,930
                                                ------------   --------------  -----------   ----------   ------------   -----------


TOTAL LONG-TERM DEBT                                 92,126               --           --           --             --        92,126
--------------------                            ------------   --------------  -----------   ----------   ------------   -----------


DEFERRED CREDITS
----------------
 Deferred Income Taxes                                1,143               --           --           --             --         1,143
 Deferred Investment
   and Energy Tax Credits                                --               --           --           --             --            --
 Other                                                   --               --           --           --             --            --
                                                ------------   --------------  -----------   ----------   ------------   -----------
 Total Deferred Credits                               1,143               --           --           --             --         1,143
                                                ------------   --------------  -----------   ----------   ------------   -----------


STOCKHOLDER'S EQUITY
--------------------
       Capital Stock                                     --               (1)          --           --             --             1
       Stock Subs Payable                                --               (2)          --            1              1            --
       Contributed Capital                          376,198               --      376,198           --             --            --
       Retained Earnings                             10,291          (10,291)      10,291           --             --        10,291
       Cumulative Translation Adjustment            (38,720)          38,720      (38,720)          --             --       (38,720)
                                                ------------   --------------  -----------   ----------   ------------   -----------
 Total Stockholder's Equity                         347,769           28,426      347,769            1              1       (28,428)
                                                ------------   --------------  -----------   ----------   ------------   -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 481,769       $ (723,971)   $ 347,769    $ 188,100      $ 188,100     $ 481,771
                                                ============   ==============  ===========   ==========   ============   ===========

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (i)

                                 BHILAI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                    PSEG (Bermuda) Holdings II, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG India Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Bhilai Energy Company Ltd.
        ---------------------------------------------------------------
                                   |  45%
                                   |
        ---------------------------------------------------------------
                   Bhilai Power Supply Company Limited
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (ii)

                         PSEG Meiya Power, Ltd.
                                  (PMP)


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  PMP
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iii)

                                 PPHLLC


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 PPHLLC
        ---------------------------------------------------------------
                                   |  27.8%
                                   |
        ---------------------------------------------------------------
                  Magellan Capital Holdings Corporation
        ---------------------------------------------------------------
                                   |  56%
                                   |
        ---------------------------------------------------------------
                       Magellan Cogeneration Inc.
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iv)

                                  CTSN



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  CEMAS
        ---------------------------------------------------------------
         4.95%  |                                |
                |                                |
        ------------------                       |
              ASNI                               |     18.63%
        ------------------                       |
                |                                |
                |  62.74%                  --------------
                ---------------------------     ISN
                                           --------------
                                                 |
                                                 |  88%
                                           --------------
                                                CTSN
                                           --------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (v)

                                  CUPPI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 CUPPI
        ---------------------------------------------------------------
                                   |  30%
                                   |
        ---------------------------------------------------------------
                                Jingyuan
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (vi)

                                   RGE


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Brazil Investment Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           Pampa Energia Ltda.
        ---------------------------------------------------------------
                                    |
           100%                     |                          100%
        ---------------------------------------------------------------
          |                                                         |
          |                                                         |
-----------------------                                -------------------------
  PSEG Brazil Company                                    PSEG Brazil I Company
-----------------------                                -------------------------
     |                              50%
0.1% |                   -----------------------------
     |                      |                      |
     |           50%        |                      |        50%
     |          -----------------------    ----------------------
     |            IPE Energia S.A.           CEA Rio Grande S.A.
     |          -----------------------    ----------------------
     |                      |
     |                      |
     |          ----------------------
     |          |                     |
     |    99.9% |                     |     31.41%
--------------------------   ------------------------
CEA Brasil Operacoes Ltda.   Rio Grande Energia, S.A.
--------------------------   ------------------------

                                                                       Exhibit C

           Organizational Chart - Response 4 (b) (vii), (viii)

                               EDEN, EDES



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  90%
                                   |
        ---------------------------------------------------------------
                    PSEG Americas Operating Company
        ---------------------------------------------------------------
                                   |  99.99%
                                   |
        ---------------------------------------------------------------
                      CEA Operating Argentina S.A.
        ---------------------------------------------------------------
                                    |
                                    |
                ------------------------------------------
                           |                 |
                    33.34% |                 | 33.34%
                    --------------    ---------------
                         EDEN              EDES
                    --------------    ---------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (ix)

                                   TGM


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                          PSEG Americas II, Ltd.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                                   TGV
        ---------------------------------------------------------------
                                   |  17.13%
                                   |
        ---------------------------------------------------------------
                                   TGM
        ---------------------------------------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (x)

                                 EDELAP


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |
                                   |
           --------------------------------------------------------
           |                       |                              |
  100%     |                  100% |                              |  33.33%
-----------------------    -----------------------    -----------------------
   PSEG Americas Ltd.            La Plata I                La Plata II
-----------------------    -----------------------    -----------------------
           |                       |                              |
  100%     |                       |   33.33%                     | 1%
-----------------------    -----------------------                |
    Wildwood I Ltd.          La Plata Partners LP     ------------
----------------------     -----------------------
           |                       |
           |                       |  100%
           |               -----------------------
           |                La Plata Holdings Inc.
           |               -----------------------
    33.33% |                       |
           ------------------------|
                                   |  100%
                           -----------------------
                                 Camille Ltd.
                           -----------------------
                                   |
                                   |
                           -----------------------
                           |                      |
                 100%      |                      |         40%
                ----------------------      ----------------------
                  Luz de la Plata S.A.          COINELEC
                ----------------------     /----------------------
                           |              /         |
                   31.942% |             /          |       51%
                ----------------------  /   ----------------------
                         EDELAP        / 51%     Central Dique
                ----------------------/     ----------------------


                                                                                                      Exhibit C

                            Organizational Chart - Response 4 (b) (xi),(xii),(xiii)

                                            CAGUA, MARACAY, VALENCIA

                        ---------------------------------------------------------------
                                                      PSEG
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                Energy Holdings
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                  PSEG Global
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                PSEG Global USA
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            PSEG International, Inc.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                              PSEG Americas, Inc.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                              PSEG Americas, Ltd.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            Venergy Holdings Company
                        ---------------------------------------------------------------
                                                       | 50%
                                                       |
                        ---------------------------------------------------------------
                                                Turboven Company
                        ---------------------------------------------------------------
                                                       |
                                                       |
         --------------------------------------------------------------------------------------
         |                           |                            |                           |
  100%   |                     100%  |                     100%   |                           |   100%
----------------------    ------------------------    -------------------------    ----------------------------
Turboven Cagua Company    Turboven Maracay Company    Turboven Valencia Company    Turboven La Victoria Company
----------------------    ------------------------    -------------------------    ----------------------------


                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (xiv), (xv)

                           PPN Energy, PPN Operations



        ---------------------------------------------------------------
                                 PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG India Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG EAMS Ltd.
        ---------------------------------------------------------------
                                   |
                                   |
                  ----------------------------------------
                  |                                      |
           100%   |                                      |   100%
   ---------------------------------   ---------------------------------------
          PSEG Operations Ltd.               PSEG PPN Energy Company Ltd.
   ---------------------------------   ---------------------------------------
                  |                                      |
                  |  99.99%                              |   20%
   ---------------------------------   ---------------------------------------
    PSEG PPN Operations Private Ltd.    PPN Power Generating Company Limited
   ---------------------------------   ---------------------------------------